UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
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Kaiser Aluminum Corporation
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LETTER TO OUR STOCKHOLDERS
FROM OUR CHAIRMAN OF THE BOARD AND OUR LEAD INDEPENDENT DIRECTOR

April 26, 2018

Dear Stockholder:

On behalf of our Board of Directors and management team, you are cordially invited to attend the Annual Meeting of Stockholders of Kaiser Aluminum Corporation to be held at the company's corporate office, located at 27422 Portola Parkway, Suite 200, Foothill Ranch, California 92610, on Thursday, June 14, 2018, at 9:00 a.m., local time. While the company does not expect to make a separate presentation, our directors and officers will be present at the Annual Meeting and will be available to respond to any questions you may have.

Whether or not you plan to attend the Annual Meeting, we urge you to carefully review the accompanying material and to vote by proxy without delay. To do so, please submit your voting instructions over the Internet or by telephone as indicated on the enclosed proxy card or by completing, signing and dating the enclosed proxy card and returning it by mail in the accompanying envelope. If you attend the Annual Meeting, you may vote in person even if you have previously submitted your voting instructions over the Internet, by telephone or by mail.

We would like to highlight a few areas of particular significance in advance of our Annual Meeting of Stockholders and in connection with our distribution of our proxy statement:

STRATEGY AND PERFORMANCE

We are a leading producer of semi-fabricated aluminum mill products focused on technically challenging applications for manufacturers and major suppliers in the aerospace, automotive and general engineering end markets. Our success over the years has been driven by our people and a highly focused and consistent strategy, overseen by our board of directors, which is intended to drive steady continuous improvement. We pursue six key strategic initiatives that align our actions with our corporate values, to ensure that our long-term success is driven by practices that are economically, environmentally and socially responsible. This strategy has been successful in uniquely positioning our company to benefit all of our stakeholders, and we are confident that this strategy will continue to drive improvement in the future.

•
Advance our position as the supplier of choice. Our top priority is to provide the "Best in Class" customer experience in the industry with emphasis on consistent excellence in product quality, on-time delivery, responsiveness and customer service. We focus our research and development on making existing products better, trademarked as KaiserSelect®, to deliver real and demonstrable value to our customers. Execution of this strategic commitment over the past 20 years has shaped Kaiser's reputation in the industry as the preferred source for demanding aluminum mill product applications, and we intend to advance that reputation with our continuous improvement initiatives.

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Achieve and sustain a position as a low cost producer. Why “a” low cost producer rather than “the” low cost producer? Because we will not allow pursuit of lower costs to compromise our commitment to be the supplier of choice. That said, we are committed to achieving a strong and competitive cost position and have accomplished that by integrating focused investments in plant and equipment with our implementation of Lean Six Sigma principles to systematically remove waste and reduce variation in our operations. Over the past ten years we have invested in quality, efficiency, and capacity expansion at a rate exceeding two times our depreciation charges. These investments have enabled us to consistently reduce our manufacturing conversion costs beyond offsetting inflation, and we have a clear vision of the actions to continue this trend into the future.

•
Pursue profitable sales growth. We seek steady sales growth, but it must be profitable growth. We continue to foresee good secular growth opportunities in our chosen end markets which focus on demanding aluminum mill products applications where we have or can create a defensible competitive position. We pursue economic value added (referred to herein as "EVA") profitable organic and inorganic growth that delivers long-term value to our stockholders, however, our commitment to EVA dissuades us from paying value-eroding prices to achieve growth through acquisitions. In the past decade, despite significant erosion in pricing for our heat treat plate products that has subtracted more than 700 basis points of margin on value added revenue, we have expanded our total margin by 500 basis points. The margin expansion was achieved through cost efficiency, mix enhancement, and operating leverage from underlying sales growth that provided more than 1200 basis points of margin expansion to more than offset the erosion in pricing.

•
Enhance quality and depth of technical and managerial talent. Achieving our strategic priorities requires technical and managerial excellence as well as sustainment of the culture and management systems that facilitate the success of the business. We make significant investments in our employees to develop their ability to lead and perform and to institutionalize our culture and management systems. In addition to the extensive training and development resources of our internally developed Kaiser University, we also utilize several external sources for leadership and management education including: The Metals Service Center Institute (Strategic Metals Management), The Ohio State University (Lean Manager Certification Program), and the Thayer Leader Development Group at West Point, including the Women Leading From the Front Lines program.

•
Sustain financial strength and flexibility. Integral to our strategy is the recognition that we serve cyclic market segments. We manage our business in anticipation of unpredictable but inevitable cyclic downturns to be in a position to thrive and continue to advance our competitive position when times are tough. We adhere to conservative leverage guidelines, and our capital allocation priorities are to return cash to stockholders after we fund our sustaining, organic and inorganic growth investment needs. We are committed to delivering quarterly dividends to our stockholders, and, with growth in sustainable earnings, we have steadily increased our quarterly dividends each year since 2011. Over the past 10 years we have invested more than $600 million in organic investments for capacity, product quality and manufacturing cost efficiencies plus $100 million in bolt-on acquisitions, and we have returned more than $600 million to stockholders through quarterly dividends and a disciplined share repurchase program. These capital allocation priorities have been integral to delivering consistent double-digit total stockholder returns in excess of 13% over the past five years.

•
Enhance our standing as a valued corporate citizen. Enforcing the values embedded in being a preferred supplier, employer, investment and customer and a valued corporate citizen requires us to be socially responsible and active members of our industry and our communities. Our commitment to creating sustainable value incorporates our focus on environmental issues, the health and safety of our employees, our communities and charitable outreach, training and development and ensuring we adhere to the high standards set by our Board around integrity, competence, character and culture.

With consistent execution of these strategic priorities we have achieved a strong, industry-leading business. We are well-positioned in attractive, growing markets with competitive strength, well-defined opportunities for continued operational improvement, and the financial strength and flexibility to continue to invest for further growth. We are very optimistic that our execution and strategy deployment will continue to deliver attractive long-term stockholder returns.

STRATEGIC OVERSIGHT

Our board of directors focuses its attention on overseeing the company’s business strategies, risk management, talent development, and succession planning. The board of directors has and will continue to be vigilant in the oversight of our company's long-term strategy development and execution. By focusing on our long-term outlook, we are best able to support our common goal of creating enduring value in our company and for our stockholders. We contribute to management’s strategic plan by engaging the company's senior management in robust discussions about the company’s overall strategy, priorities for its businesses, capital allocation, risk assessment and opportunities for continued long-term growth.

BOARD COMPOSITION AND GOVERNANCE

Our board of directors is highly independent, engaged and diverse in perspective and background. This structure underscores the Board’s belief that the company is best served when it can draw from members with a variety of perspectives to exercise strong and experienced oversight. We have a policy of encouraging diversity of gender, ethnicity, age and background, as well as a range of tenures on the board to ensure both continuity and fresh perspectives among our director nominees. Our board of directors is 40% ethnic or gender diverse and 90% independent.

We believe effective governance means ongoing and thoughtful evaluation of our governance structure, including our Board and board committees, and constructive stockholder engagement on evolving environmental, social and governance issues. We have a robust, multi-tiered self-evaluation process which consists of annual reviews at the Board, committee and individual director levels. In 2017, our board and committee evaluation was led by an independent third-party consultant. The results from the evaluation were summarized and reviewed with the full board. In addition, we conduct an annual corporate governance survey of management and non-management employees in order to monitor the internal perception around a broad range of topics including the company's control environment, risk mitigation and management, the use of technology, company values and the overall “tone at the top.”

BOARD REFRESHMENT AND SUCCESSION PLANNING

We recognize the importance of board refreshment and board succession planning to ensure that our directors possess a composite set of skills, experience and qualifications necessary for our board to successfully establish and oversee management’s execution of the company’s strategic priorities. As we continue to consider succession planning and board refreshment, we believe it is important to retain strategic board skills and experience while developing transition plans for the longer term.

One of our directors, Teresa A. Hopp, informed the board of her intention to retire at the expiration of her term which ends at this year's annual meeting of stockholders after more than 11 years of service. We appreciate Ms. Hopp's contribution and dedication to the success of our company. In anticipation of Ms. Hopp's retirement, the board is recommending a new nominee, Emily Liggett, for election to our board at our annual meeting of stockholders. As further described in the proxy statement, Ms. Liggett possesses the skills and experience that complement and enhance those of our existing directors.

STOCKHOLDER ENGAGEMENT

Our board of directors values the feedback and insights gained from frequent engagement with our stockholders. In 2017, in addition to interactions regarding our financial performance, we engaged with stockholders representing approximately 55% of our outstanding shares on matters relating to our long-term business strategy and performance, corporate governance, executive compensation and corporate responsibility. We are committed to including our stockholders’ perspectives in boardroom discussions, and we believe that regular engagement with our stockholders is necessary in order to ensure thoughtful and informed consideration of those matters.

ALIGNMENT OF STRATEGY, PERFORMANCE AND EXECUTIVE COMPENSATION

Our 2017 executive compensation programs continued to be thoughtfully structured to drive key strategic goals, support the achievement of our financial targets and strategic objectives and ensure that the interest of our executive officers and our stockholders remain aligned. We incorporate relative total stockholder return and EVA metrics into our equity-based long-term incentive plan. We use adjusted earnings before interest, taxes, depreciation and amortization in our short-term incentive plan to create a financial incentive for achieving or exceeding our financial performance goals. We also use safety, quality, delivery and cost performance as modifiers in our short-term incentive plan to emphasize the value we place on employee safety and customer satisfaction. Our focus on effective cost management is reflected in our use of manufacturing cost efficiency as a modifier in our short-term incentive plan and total cost performance as a metric in the long-term incentive plan.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE MATTERS

Sustainability is an integral part of our corporate values, the end markets we serve and how we manage our business. We conduct our operations in a sound environmental manner and seek to continually improve our product quality and manufacturing efficiency through processes and capital investments that reduce our environmental impact and, in turn, reduce the environmental impact of our customers.

We recognize that long-term excellence requires sustainable practices, and we manage our business for long-term success in a manner that is economically, environmentally and socially responsible. We demonstrate this through:

•	operating our business with honesty and integrity;

•	providing a safe workplace that fosters dignity and respect;

•	supporting the sustainability of our environment through lean sigma initiatives to drive continuous improvement in manufacturing efficiency and reduce our carbon emissions and environmental footprint;

•	striving to make a positive difference in our local communities; and

•	creating positive economic impact for our stakeholders.

In addition to ongoing programs embedded within our enterprise risk management programs, additional areas of focus, including environmental, social and governance matters, are reviewed by management with the board of directors annually.

To all of our stakeholders - customers, suppliers, investors, employees and the communities in which we operate - thank you for your ongoing contribution and support. Your efforts have made Kaiser Aluminum what it is today - a highly differentiated, well-respected leader in our industry - and a company well positioned for continued growth and success in the future.

Jack A. Hockema	Alfred E. Osborne
Chief Executive Officer and Chairman of the Board	Lead Independent Director

Kaiser Aluminum Corporation
27422 Portola Parkway, Suite 200
Foothill Ranch, CA 92610-2831

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 14, 2018

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Kaiser Aluminum Corporation will be held at the company's corporate office, located at 27422 Portola Parkway, Suite 200, Foothill Ranch, California 92610, on Thursday, June 14, 2018, at 9:00 a.m., local time, for the following purposes:

(1)	To elect three members to our board of directors for three-year terms to expire at our 2021 annual meeting of stockholders;

(2)	To approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in the accompanying Proxy Statement;

(3)	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2018; and

(4)	To consider such other business as may properly come before the Annual Meeting or any adjournments thereof.

Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement.

The close of business on April 20, 2018 has been fixed as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

We urge stockholders to vote by proxy by submitting voting instructions over the Internet or by telephone as indicated on the enclosed proxy card or by completing, signing and dating the enclosed proxy card and returning it by mail in the accompanying envelope, which does not require postage if mailed in the United States.

By Order of the Board of Directors

John M. Donnan
Executive Vice President - Legal,
Compliance and Human Resources

April 26, 2018
Foothill Ranch, California

AGENDA AND VOTING RECOMMENDATIONS

Proposal 1 - Election of Directors

The board of directors recommends a vote "FOR ALL" of the persons nominated by the board of directors.

Additional information about each director and his or her qualifications may be found beginning on page 4.

Name	Age	Director Since	Primary Occupation	Independent	Committee Membership
David Foster	70	2009	Associate of Energy Future Institute	✓	•	Nominating and Corporate Governance Committee
					•	Talent Development Committee
L. Patrick Hassey	72	2014	Retired Chairman and Chief Executive Officer of Allegheny Technology Incorporated	✓	•	Compensation Committee
					•	Talent Development Committee
Emily Liggett (New)	62	N/A	Business Consultant and Coach at Stanford University and Retired President and Chief Executive Officer of NovaTorque, Inc.	✓

Proposal 2 - Advisory Vote on Executive Compensation

The board of directors recommends a vote "FOR" the approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

Additional information about executive compensation may be found beginning on page 13.

Proposal 3 - Ratification of Appointment of Independent Registered Public Accounting Firm

The board of directors recommends a vote "FOR" the ratification of the audit committee's selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2018.

Additional information about the independent registered public accounting firm may be found beginning on page 15.

Kaiser Aluminum Corporation
27422 Portola Parkway, Suite 200
Foothill Ranch, CA 92610-2831

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 14, 2018
_________________________________________________
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 14, 2018: The Proxy Statement and our Annual Report to Stockholders are available at www.envisionreports.com/kalu.

GENERAL QUESTIONS AND ANSWERS

Q:	When is the Proxy Statement being sent to stockholders and what is its purpose?

A:	This Proxy Statement is first being sent to our stockholders on or about May 4, 2018 at the direction of our board of directors in order to solicit proxies for our use at the Annual Meeting.

Q:	When is the Annual Meeting and where will it be held?

A:	The Annual Meeting will be held on Thursday, June 14, 2018, at 9:00 a.m., local time, at our corporate office, located at 27422 Portola Parkway, Suite 200, Foothill Ranch, California 92610.

Q:	Who may attend the Annual Meeting?

A:	All of our stockholders may attend the Annual Meeting.

Q:	Who is entitled to vote?

A:	Stockholders as of the close of business on April 20, 2018 are entitled to vote at the Annual Meeting. Each share of our common stock is entitled to one vote.

Q:	On what am I voting?

A:	You will be voting on:

•	The election of three members to our board of directors to serve until our 2021 annual meeting of stockholders;

•	The approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement;

•	The ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2018; and

•	Such other business as may properly come before the Annual Meeting or any adjournments.

Q:	How does the board of directors recommend that I vote?

A:	The board of directors recommends that you vote your shares:

•	"FOR ALL" the director nominees identified in "Proposals Requiring Your Vote - Proposal 1 - Election of Directors" below;

•	"FOR" the approval of the compensation of our named executive officers as disclosed in this Proxy Statement; and

•	"FOR" the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2018.

Q:	How can I vote?

A:	You can vote in person at the Annual Meeting or you can vote prior to the Annual Meeting by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy without delay.

Q:	How do I vote by proxy?

A:	If you choose to vote your shares by proxy, you have the following options:

•
Over the Internet: You can vote over the Internet at the website shown on your proxy card. Internet voting will be available 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time, on Wednesday, June 13, 2018.

•
By telephone: You can vote by telephone by calling the toll-free number shown on your proxy card. Telephone voting will be available 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time, on Wednesday, June 13, 2018.

•	By mail: You can vote by mail by completing, signing and dating your proxy card and returning it in the enclosed prepaid envelope.

Q:	I want to attend the Annual Meeting and vote in person. How do I obtain directions to the Annual Meeting?

A:	You may obtain directions to the Annual Meeting by calling us at (949) 614-1740.

Q:	What constitutes a quorum?

A:
As of April 20, 2018, the record date, 16,762,439 shares of our common stock were issued and outstanding. A majority of these shares present or represented by proxy will constitute a quorum for the transaction of business at the Annual Meeting. If you properly vote by proxy by submitting your voting instructions over the Internet, by telephone or by mail, then your shares will be counted as part of the quorum. Abstentions or votes that are withheld on any matter will be counted towards a quorum but will be excluded from the vote relating to the particular matter under consideration. Broker non-votes are counted towards a quorum but are excluded from the vote with respect to the matters for which they are applicable. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. Among our proposals, brokers will have discretionary voting power only with respect to the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2018.

Q:	What are the voting requirements for the proposals?

A:	There are different voting requirements for the proposals.

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Each director will be elected by an affirmative vote of the majority of the votes cast with respect to the director in an uncontested election. If an incumbent director nominee receives a greater number of votes cast against his or her election than in favor of his or her election (excluding abstentions) in an uncontested election, the nominee must promptly tender his or her resignation, and the board of directors will decide, through a process managed by the nominating and corporate governance committee, whether to accept the resignation, taking into account its fiduciary duties to our company and our stockholders. The board of director's explanation of its decision will be promptly disclosed in a Form 8-K furnished to the Securities and Exchange Commission. An election of directors is considered to be contested if there are more nominees for election than positions on the board of directors to be filled by election at the meeting of stockholders. In the event of a contested election, each director will be elected by a plurality vote of the votes cast at such meeting. The election of directors at the Annual Meeting is uncontested.

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The approval of the holders of a majority of the total number of outstanding shares of our common stock present in person or represented by proxy at the Annual Meeting and actually voted on the proposal is necessary (1) to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement, and (2) to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2018. If you abstain from voting on the proposal to approve the compensation of our named executive officers as disclosed in this Proxy Statement and/or the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2018, your shares will not be counted in the vote for such proposal(s) and will have no effect on the outcome of the vote.

Q:	If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:
As discussed above, among our proposals, brokers will have discretionary voting power only with respect to the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2018. To be sure your shares are voted, you should instruct your broker to vote your shares using the instructions provided by your broker.

Q:	What will happen if the compensation of the company's named executive officers is not approved by the stockholders?

A:
Because this is an advisory vote, our board of directors and compensation committee will not be bound by the approval of, or the failure to approve, the executive compensation of our named executive officers as disclosed in this Proxy Statement. The board of directors and the compensation committee, however, value the opinions that our stockholders express in their votes and will consider the outcome of the vote when determining future executive compensation programs.

Q:	What will happen if the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2018 is not ratified by the stockholders?

A:
Pursuant to the audit committee charter, the audit committee of our board of directors has sole authority to appoint our independent registered public accounting firm, and the audit committee will not be bound by the ratification of, or failure to ratify, the selection of Deloitte & Touche LLP. The audit committee will, however, consider any failure to ratify the selection of Deloitte & Touche LLP in connection with the appointment of our independent registered public accounting firm the following year.

Q:	Can I change my vote after I give my proxy?

A:	Yes. If you vote by proxy, you can revoke that proxy at any time before voting takes place at the Annual Meeting. You may revoke your proxy by:

•voting again over the Internet or by telephone no later than 11:59 p.m., Eastern Time, on Wednesday, June 13, 2018;

•submitting a properly signed proxy card with a later date;

•
delivering, no later than 5:00 p.m., Eastern Time, on Wednesday, June 13, 2018, written notice of revocation to our Secretary, c/o Computershare, P.O. Box 43126, Providence, Rhode Island 02940-5138; or

•	attending the Annual Meeting and voting in person.

Your attendance alone will not revoke your proxy. To change your vote, you must also vote in person at the Annual Meeting. If you instruct a broker to vote your shares, you must follow your broker's directions for changing those instructions.

Q:	What does it mean if I receive more than one proxy card?

A:	If you receive more than one proxy card, it is because your shares are held in more than one account. You must vote each proxy card to ensure that all of your shares are voted at the Annual Meeting.

Q:	Who will count the votes?

A:	Representatives of Computershare, our transfer agent, will tabulate the votes and act as inspectors of election.

Q:	How much will this proxy solicitation cost?

A:
We have hired MacKenzie Partners, Inc. to assist us in the distribution of proxy materials and solicitation of votes at a cost not to exceed $10,000, plus out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of our common stock. Our officers and regular employees may also solicit proxies, but they will not be specifically compensated for these services. In addition to the use of the mail, proxies may be solicited personally or by telephone by our employees or by MacKenzie Partners.

PROPOSALS REQUIRING YOUR VOTE

Proposal 1 - Election of Directors

General

Our board of directors currently has 10 members, consisting of our Chief Executive Officer and nine independent directors. Our current directors are:

Carolyn Bartholomew	Lauralee E. Martin

David Foster	Alfred E. Osborne, Jr., Ph.D.

L. Patrick Hassey	Jack Quinn

Jack A. Hockema	Thomas M. Van Leeuwen

Teresa A. Hopp	Brett E. Wilcox

Mr. Hockema, our Chief Executive Officer, serves as our Chairman of the Board, and Dr. Osborne serves as our Lead Independent Director.

Our board of directors represents a breadth of experience and diversity in perspective and background, as reflected in the summary of their collective qualifications below. Additionally, our current directors have a broad range of tenures, from less than four years to almost 12 years of service. This balances institutional knowledge and experience with new perspectives and ideas, as well as ensures smooth succession over time.

Strategic Board Skills, Experience and Attributes

Public Board of Directors Experience	Industry-Specific	Economic, Regulatory and/or Policy	Diversity

Leadership /Management	Labor / Talent Management and Development	Financial / Investment	International Industrial

Our amended and restated certificate of incorporation and bylaws provide for a classified board of directors consisting of three classes. The term of our Class III directors expires at this year's annual meeting of stockholders; the term of our Class I directors will expire at the 2019 annual meeting of stockholders; and the term of our Class II directors will expire at the 2020 annual meeting of stockholders.

Ms. Hopp informed our board of directors of her intention to retire upon the expiration of her term which ends at this year's annual meeting of stockholders. In anticipation of Ms. Hopp's retirement, our board of directors, based on the recommendation of the Nominating and Corporate Governance Committee, nominated Emily Liggett to serve on our board of directors. For information on Ms. Liggett, see "-- Nominees for Election as Class III Directors" below.

Board Refreshment and Director Succession Planning

During 2017, we increased the retirement age in our corporate governance guidelines from age 72 to 75. Accordingly, the policy now provides that unless otherwise approved by the board, no individual may be nominated for election or re-election as a director if he or she would be age 75 or older at the time the term would begin. This near term action will facilitate retaining strategic board skills and experience as the board continues to plan for director succession and develop transition plans for the longer term.

We plan thoughtfully for director succession and board refreshment. By developing and following a long-term succession plan, the board has an ongoing opportunity to:

•evaluate the depth and diversity of experience of our board;
•expand and replace key skills and experience that support our strategies;
•build on our record of board diversity; and
•maintain a balanced mix of tenures.

The Nominating and Corporate Governance Committee also plans for the orderly succession of our independent lead director and of the chairs of our board's five committees, providing for the identification, development and transition of responsibilities.

Board Composition and Diversity

Bringing together informed directors with different perspectives, in a well-managed and constructive environment, fosters thoughtful and innovative decision-making. We have a policy of encouraging diversity of gender, ethnicity, age and background, as well as a range of tenures on the board to ensure both continuity and fresh perspectives among our directors. Our directors exhibit a balanced mix of tenures and age, and independent and diverse leadership.

Diversity (Gender or Ethnicity)	Independence
40%	90%

Nominees for Class III Directors

In connection with the anticipated retirement of Ms. Hopp, the nominating and corporate governance committee of our board of directors formed a search committee to review and select a nominee to replace Ms. Hopp. The search committee sought recommendations from multiple organizations, including Women in the Boardroom. Based on the recommendation of the search committee, the nominating and corporate governance committee has recommended, and our board of directors has approved, the nomination of the three nominees listed below. The nominees have indicated their willingness to serve as members of the board of directors if elected; however, in case any nominee becomes unavailable for election to the board of directors for any reason not presently known or contemplated, the proxy holders have discretionary authority to vote proxies for a substitute nominee. Proxies cannot be voted for more than three nominees.

The board of directors recommends a vote "FOR ALL" of the persons nominated by the board of directors.

Set forth below is information about the Class III director nominees, including their ages, present principal occupations, other business experiences, directorships in other public companies, membership on committees of our board of directors, and reasons why each individual nominee's specific experience, qualifications, attributes or skills led the nominating and corporate governance committee to recommend and our board of directors to conclude that the nominee should serve as a director of the company.

David Foster

Director since: June 2009

Committees:
– Nominating and Corporate Governance
– Talent Development

Age: 70

DESCRIPTION OF BUSINESS EXPERIENCE:

Since May 2017, Mr. Foster has served as Distinguished Associate of Energy Futures Initiative, a non-profit organization conducting objective, fact-based and rigorous technical, economic, financial and policy analyses supported by a multidisciplinary network of experts.  Mr. Foster is also a Fellow with the Massachusetts Institute of Technology, working on a three-year research project focused on energy technology and economic development.

Mr. Foster was Senior Advisor to the Office of the Secretary of the U.S. Department of Energy from June 2014 to January 2017. Prior to that, Mr. Foster was Executive Director of BlueGreen Alliance, a strategic national partnership between labor unions and environmental organizations to expand the job-creating potential of the green economy and improve the rights of workers at home and around the world, from June 2006 to June 2014 and an adjunct faculty member of the University of Minnesota from January 2003 to June 2014. Mr. Foster was also previously a director of the United Steel, Paper and Foresting, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO, CLC (referred to herein as the USW) for District #11.

OTHER AFFILIATIONS:
– Member of board of directors of Evraz North America, d/b/a Oregon Steel Manufacturing

QUALIFICATIONS:

The board of directors nominated Mr. Foster because of his extensive labor experience representing the USW and with the BlueGreen Alliance which allows him to provide guidance and insight to the board and management regarding labor relations, including with the USW, relations with our hourly workforce, the impact of environmental and regulatory initiatives on US based manufacturers and sustainability. Mr. Foster was designated by the USW as a director candidate pursuant to the terms of our Director Designation Agreement with the USW (described under “Corporate Governance - Director Designation Agreement”) in connection with our 2009, 2012, and 2015 annual meetings of stockholders and again in 2018 in connection with the Annual Meeting. However, his experience with our company exceeds 20 years and includes his role as the primary USW negotiator of our master labor agreement with the USW.

L. Patrick Hassey

Director since: September 2014

Committees:
– Compensation
– Talent Development

Age: 72

Other Public Board Memberships:
– Ryder System, Inc. (2005 - 2018)
– Alpha Natural Resources (2012 - 2016)
– Allegheny Technologies Incorporated (referred to herein as ATI) (2003 - 2011)

DESCRIPTION OF BUSINESS EXPERIENCE:

Prior to his retirement in May 2011, Mr. Hassey served as Chairman and Chief Executive Officer of ATI, a global leader in the production of specialty materials for the aerospace, chemical and oil and gas industries, where he was elected to the board of directors in July 2003, appointed as the President and Chief Executive Officer in October 2003, and became Chairman in May 2004. Mr. Hassey served as ATI's President until August 2010.

Before joining ATI, Mr. Hassey served as Executive Vice President and as a member of the corporate executive committee of Alcoa, as Executive Vice President of Alcoa and Group President of Alcoa Industrial Components, and as Executive Vice President of Alcoa and President of Alcoa Europe, Inc.

QUALIFICATIONS:

The board of directors nominated Mr. Hassey because of his extensive experience and background and qualification as a chief executive officer in the aluminum and specialty metal industries which allows him to provide guidance and insight to the board of directors and management regarding business and strategic issues.

Emily Liggett (New)

Age: 62

Other Public Board Memberships:
– Ultra Clean Holdings
– MTS Systems Corporation (2010-2016)
– Immersion Corporation (2005-2011)

DESCRIPTION OF BUSINESS EXPERIENCE:

Ms. Liggett has served as a consultant and business coach at Stanford University since August 2017.

Ms. Liggett was president and chief executive officer of NovaTorque, Inc., a manufacturer of high-efficiency electric motor systems, from March 2009 until December 2016, when it was acquired by Regal Beloit. She previously served as president and chief executive officer of Apexon, Inc., a provider of supply chain optimization software solutions for global manufacturers, from 2004 to 2007. Ms. Liggett served as president and chief executive officer of Capstone Turbine Corporation, a provider of microturbine systems for clean, continuous distributed energy generation, from 2002 to 2003 and, prior to that, held various management and executive roles at Raychem Corporation (acquired by Tyco International in 1999) from 1984 to 2001, including corporate vice president of Raychem and managing director of Tyco Ventures.

Ms. Liggett holds a bachelor of science in chemical engineering from Purdue University, a master’s of science in engineering and manufacturing systems from Stanford University and a master’s degree in business administration from the Stanford University Graduate School of Business.

OTHER AFFILIATIONS:
– Member of Advisory Board of Purdue University School of Engineering

QUALIFICATIONS:

The board of directors nominated Ms. Liggett because of her chief executive officer, management and board experience in a variety of manufacturing companies. She has managed worldwide businesses, partnerships and international joint ventures. She also has public company and private company operating and board experience, and expertise in strategy, operations, new product development, sales, marketing, and business development.

Continuing Directors

Set forth below is information about our continuing directors, including their ages, present principal occupations, other business experiences, directorships in other public companies, membership on committees of our board of directors, and reasons why each individual director's specific experience, qualifications, attributes or skills led our board of directors to conclude that the director should serve on our board of directors.

Class I Directors

Alfred E. Osborne, Jr.

Lead Independent Director

Director since: July 2006

Committees:
– Audit
– Executive
– Nominating and Corporate Governance (Chair)

Age: 73

Other Public Board Memberships:
– First Pacific Advisor family of seven funds (Capital, Crescent, International Value, New Income, Paramount, Perennial and Source Capital) (1999 - Present)
– Nuverra Environmental Solutions, Inc. (formerly Heckmann Corporation) (2007 - Present)
– Nordstrom, Inc. (1987 - 2006)

DESCRIPTION OF BUSINESS EXPERIENCE:

Dr. Osborne has been the Senior Associate Dean at the UCLA Anderson School of Management since July 2003 and a Professor of Global Economics and Management since July 2008. Dr. Osborne was previously an Associate Professor of Global Economics and Management and served as the Director of the Harold and Pauline Price Center for Entrepreneurial Studies at the UCLA Anderson School of Management.

OTHER AFFILIATIONS:
– Member of board of directors of Wedbush, Inc. (1998 - Present)
– Former member of board of directors of AFH Acquisiton VII, Inc.
– Former member of board of directors of EMAK Worldwide, Inc.
– Former member of board of directors of K2, Inc.

QUALIFICATIONS:

Dr. Osborne has served on many boards and board committees of public companies and investment funds over a more than 30-year period. During that time, Dr. Osborne worked extensively on the development of board and director best practices, as well as director training and governance programs sponsored by the UCLA Anderson School of Management. Dr. Osborne was one of the original directors selected by a search committee consisted of our creditors (referred to herein as the search committee) to serve as a director of our company upon our emergence from chapter 11 bankruptcy in 2006 and was selected because of his public company experience and governance background. During his service on our board of directors, Dr. Osborne has gained an understanding of our company and the environment in which we operate. Dr. Osborne's experience as a director of public companies, as a member of various board committees of public companies, and as an educator in the fields of business management and corporate governance allow him to draw on his experience and offer guidance to our board of directors and management on issues that affect our company, including governance and board best practices.

Jack Quinn

Director since: July 2006

Committees:
– Compensation
– Nominating and Corporate Governance

Age: 67

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Quinn has served as Senior Advisor for Public and Community Relations of Barclay Damon LLP since September 2017. Mr. Quinn was President of Erie Community College in Buffalo, New York from April 2008 to June 2017. From September 2013 to December 2013, Mr. Quinn was Commissioner of the Tax Relief Commission, which was formed to investigate and explore methods to reduce taxes for New York residents under the state's 2014 budget plan. From January 2013 to March 2013, Mr. Quinn was Commissioner of the Hurricane Sandy Task Force for the State of New York, assisting the state in securing federal funding for the repairs of damages caused by Hurricane Sandy. Mr. Quinn was previously the President of Cassidy & Associates, a government relations firm which assists clients promoting policy and appropriations objectives in Washington, D.C. with a focus on transportation, aviation, railroad, highway, infrastructure, corporate and industry clients. Mr. Quinn served as a United States Congressman for the state of New York. While in Congress, Mr. Quinn was Chairman of the Transportation and Infrastructure Subcommittee on Railroads. He was also a senior member of the Transportation Subcommittees on Aviation, Highways and Mass Transit. In addition, Mr. Quinn was Chairman of the Executive Committee in the Congressional Steel Caucus. Prior to his election to Congress, Mr. Quinn served as supervisor of the town of Hamburg, New York.

OTHER AFFILIATIONS:
– Trustee of the AFL-CIO Housing Investment Trust (2005 - Present)

QUALIFICATIONS:

Mr. Quinn was selected by the search committee to serve as a director of our company upon our emergence from chapter 11 bankruptcy in 2006 because of his background and experience in Washington, D.C. Mr. Quinn was designated by the USW as a director candidate in connection with the search process, and pursuant to the terms of the Director Designation Agreement, Mr. Quinn was designated by the USW as a director candidate in connection with our 2007, 2010, 2013 and 2016 annual meetings of stockholders. During his service on our board of directors, Mr. Quinn has gained an understanding of our company and the environment in which we operate. Mr. Quinn's experience in Washington, D.C., including as a U.S. Congressman, and his working relationship with the USW allow him to offer guidance and insight to our board of directors and management regarding government relations, policy and appropriations for defense and other government funded programs that utilize our products and labor relations.

Thomas M. Van Leeuwen

Director since: July 2006

Committees:
– Audit
– Executive
– Compensation (Chair)
– Nominating and Corporate Governance

Age: 61

DESCRIPTION OF BUSINESS EXPERIENCE:

Prior to his retirement in 2002, Mr. Van Leeuwen served as a Director - Senior Equity Research Analyst for Deutsche Bank Securities Inc. Mr. Van Leeuwen also previously served as a Director - Senior Equity Research Analyst for Credit Suisse First Boston and as First Vice President of Equity Research with Lehman Brothers. Mr. Van Leeuwen held the positions of research analyst with Sanford C. Bernstein & Co., Inc. and systems analyst with The Procter & Gamble Company. Mr. Van Leeuwen is also a Chartered Financial Analyst.

QUALIFICATIONS:

Mr. Van Leeuwen was selected by the search committee to serve as a director of our company upon our emergence from chapter 11 bankruptcy in 2006 because of his experience working with investment banks, including as an analyst in the aluminum industry. Mr. Van Leeuwen's experience as an equity research analyst and service as a director of our company since 2006 allow him to provide guidance and insight to our board of directors and management with respect to financial analyses of our company, whether generated internally or externally, as well as other financial issues, and with respect to the investment community's understanding of our company.

Class II Directors

Carolyn Bartholomew

Director since: June 2007

Committees:
– Audit
– Nominating and Corporate Governance

Age: 60

DESCRIPTION OF BUSINESS EXPERIENCE:

Ms. Bartholomew has served as Commissioner of the U.S.-China Economic and Security Review Commission since April 2003 and its Vice-Chairman since January 2018. Ms. Bartholomew also served as its Chairman from January 2017 to December 2017 and as its Vice-Chairman from March 2016 to December 2016. From October 2012 to April 2014, Ms. Bartholomew also served as Vice President - Development and Corporate Initiatives of the BlueGreen Alliance. In that role, she developed strategies for funding and initiatives to create and strengthen relationships between business and the labor and environmental communities on issues of shared interest. She is also a Visiting Professor at Antioch University New England. Ms. Bartholomew also served as Legislative Director, District Director and Chief of Staff to Congresswoman Nancy Pelosi from 1987 to 2003.

QUALIFICATIONS:

Ms. Bartholomew's experience in Washington, D.C., and with the U.S.-China Economic and Security Review Commission and the BlueGreen Alliance, allow her to provide guidance and insight to our board of directors and management regarding government relations, policy and appropriations for defense and other government funded programs that utilize our products, and our efforts to expand into Chinese markets and effectively compete with Chinese manufacturers, as well as environmental, regulatory and labor initiatives potentially impacting U.S.-based manufacturers. Pursuant to the terms of the Director Designation Agreement, Ms. Bartholomew was designated by the USW to fill a vacancy on our board of directors in 2007 and as a director candidate in connection with our 2008, 2011, 2014 and 2017 annual meetings of stockholders.

Jack A. Hockema

Chief Executive Officer and Chairman of the Board

Director since: 2001

Committees:
– Executive (Chair)

Age: 71

Other Public Board Memberships:
– Superior Industries International, Inc. (2014 - 2018)
– Clearwater Paper Corporation (2008 - 2009)

DESCRIPTION OF BUSINESS EXPERIENCE:

For information as to Mr. Hockema, see "Executive Officers" below.

QUALIFICATIONS:

Mr. Hockema's substantial experience with our company and in the metals industry allows him to provide a unique perspective to our board of directors regarding our business and strategic direction for our company.

Lauralee E. Martin

Director since: September 2010

Committees:
– Audit
– Compensation
– Talent Development

Age: 67

Other Public Board Memberships:
– ABM Industries (2015- Present)
– HCP, Inc. (2008 - 2016)
– Jones Lang LaSalle, Inc. (2005 - 2013)
– KeyCorp (2003 - 2010)

DESCRIPTION OF BUSINESS EXPERIENCE:

Ms. Martin served as Chief Executive Officer and President of HCP, Inc., a real estate investment trust focusing on properties serving the healthcare industry, from October 2013 to July 2016. Prior to joining HCP, Inc., Ms. Martin served as Chief Executive Officer of the Americas Division of Jones Lang LaSalle, Inc., a financial and professional services firm specializing in real estate services and investment management, from January 2013 to October 2013. She served as Executive Vice President and Chief Financial Officer of Jones Lang LaSalle from January 2002 and was appointed Chief Operating and Financial Officer in October 2005 and served in that capacity until January 2013. She joined Jones Lang LaSalle after 15 years with Heller Financial, Inc., a commercial finance company with international operations, where she was Vice President, Chief Financial Officer, Senior Group President, and President of the Real Estate group. Prior to joining Heller Financial, Ms. Martin held certain senior management positions with General Electric Credit Corporation.

OTHER AFFILIATIONS:
– Member of board of directors of QuadReal Property Group

QUALIFICATIONS:

Having served as both the chief financial officer and the head of the real estate lending group at Heller Financial and having served as the chief operating and financial officer for Jones Lang LaSalle for more than seven and 12 years, respectively, as well as having served as the Chief Executive Officer of the Americas division of Jones Lang LaSalle, Inc. and being the Chief Executive Officer of HCP, Inc., Ms. Martin has significant experience in all aspects of corporate financial and operational matters, including the oversight of complex financial, accounting and corporate infrastructure functions. Her service as a member of the boards of directors of two real estate investment trusts and a major bank holding company have reinforced those qualifications and also have deepened her expertise in corporate governance and matters relating to the Sarbanes-Oxley Act. Ms. Martin also has a deep foundation in evaluating acquisition opportunities, managing banking relationships and investor relations. Ms. Martin's experience and background, qualification as an audit committee financial expert, and understanding of our company's financial statements allow her to provide guidance and insight to our board of directors and management regarding business, strategic, accounting and financial issues.

Brett E. Wilcox

Director since: July 2006

Committees:
– Audit
– Executive
– Compensation
– Talent Development (Chair)

Age: 64

DESCRIPTION OF BUSINESS EXPERIENCE:

Mr. Wilcox has been an active investor in, on the board of directors of, or an executive consultant for, a number of metals and energy companies since 2005. From June 2005 to December 2011, Mr. Wilcox served as Chief Executive Officer of Summit Power Alternative Resources where he managed the development of wind generation and new energy technologies. Prior to that, Mr. Wilcox served as: Chief Executive Officer of Golden Northwest Aluminum Company and its predecessors. Mr. Wilcox has also served as Executive Director of Direct Services Industries, Inc., a trade association of large aluminum and other energy-intensive companies; an attorney with Preston, Ellis & Gates in Seattle, Washington; Vice Chairman of the Oregon Progress Board; Chairman of the Oregon Economic and Community Development Commission; a member of the Oregon Governor's Comprehensive Review of the Northwest Regional Power System; and a member of the Oregon Governor's Task Forces on structure and efficiency of state government, employee benefits and compensation, and government performance and accountability.

QUALIFICATIONS:

Mr. Wilcox was selected by the search committee to serve as a director of our company upon our emergence from chapter 11 bankruptcy in 2006 because of his business and financial background and experience, including his experience as the Chief Executive Officer of Golden Northwest Aluminum Company and its predecessors, his experience working successfully with the USW and his experience in the power industries, and because of his qualification as an audit committee financial expert. Mr. Wilcox was designated by the USW as a director candidate in connection with the search process, and, pursuant to the terms of the Director Designation Agreement, Mr. Wilcox was designated by the USW as a director candidate in connection with our 2008, 2011, 2014 and 2017 annual meetings of stockholders. Mr. Wilcox's experience as a chief executive officer, his financial expertise and his working relationship with the USW allow him to offer guidance and insight to our board of directors and management on business, finance, strategic and labor issues.

Retiring Director

Set forth below is information about our director who is retiring at this year’s annual meeting, including her age, present principal occupation, other business experience, directorships in other public companies, membership on committees of our board of directors, and reasons why her specific experience, qualifications, attributes or skills led our board of directors to conclude that she should serve on our board of directors.

Teresa A. Hopp

Director since: July 2006

Committees:
– Audit (Chair)
– Executive
– Talent Development

Age: 58

Other Public Board Memberships:
– On Assignment, Inc. (2003 - 2007)

DESCRIPTION OF BUSINESS EXPERIENCE:

Ms Hopp served as Audit Committee Chair for On Assignment, Inc. from 2003 to 2007.  She served as Chief Financial Officer of Western Digital Corporation, a hard disk drive manufacturer, from 1999 to 2001, and as its Vice President, Finance from 1998 to 1999. From 1981 to 1999, Ms. Hopp was with Ernst & Young LLP, where she served as an audit partner for four years. During her years at Ernst & Young LLP, she served a vast number of clients in diverse industries and gained experience in reporting matters with the Securities and Exchange Commission, mergers and acquisitions, and the development of effective audit strategies.  Her internal firm responsibilities included managing audit department resources and internal education, directing information systems audit and security services, participating in the quality control reviews of other offices and leading firm sponsored education programs.

QUALIFICATIONS:

Ms. Hopp was selected by the search committee to serve as a director of our company upon our emergence from chapter 11 bankruptcy in 2006 because of her accounting and finance experience and background, including her prior experience with Ernst & Young, and because of her prior experience as a board member and audit committee chair. Ms. Hopp's experience and background, qualification as an audit committee financial expert, experience as a director of our company and chair of the audit committee of our board of directors since 2006, and understanding of our company's financial statements allow her to provide guidance and insight to our board of directors and management regarding accounting and financial issues.

Proposal 2 - Advisory Vote on Executive Compensation

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, we ask stockholders to vote annually on a non-binding, advisory resolution regarding executive compensation. The vote is not intended to address any specific component of our executive compensation program, but rather the overall compensation of our named executive officers as described in this Proxy Statement. The text of the resolution is as follows:

RESOLVED, that the compensation paid to the named executive officers of Kaiser Aluminum Corporation, as described in the proxy statement for the company's 2018 annual meeting of stockholders pursuant to Item 402 of Regulation S-K (which disclosure includes the "Executive Compensation - Compensation Discussion and Analysis" section and the Summary Compensation Table and other compensation tables and related narrative discussion within the "Executive Compensation" section), is hereby APPROVED.
As described in further detail in the "Executive Compensation - Compensation Discussion and Analysis" section of this Proxy Statement, or CD&A, our 2017 compensation structure was developed and designed to:

•	align the interest of our named executive officers and stockholders by tying a significant portion of compensation to enhancing stockholder return;

•	attract, motivate and retain highly experienced executives vital to our short-term and long-term success, profitability and growth;

•	deliver a mix of fixed and at-risk compensation with the portion of compensation at risk increasing with seniority; and

•	tie our executive compensation to our ability to pay and safety, quality, delivery, cost and individual performance.

The compensation of our named executive officers is targeted at the 50th to 65th percentile of our compensation peer group and, in 2017, consisted primarily of the following components:

•
a base salary targeted at the 50th percentile of our compensation peer group (1) compensating each named executive officer based on the level of responsibility, individual expertise and prior experience and (2) providing a fixed amount of cash compensation upon which our named executive officers can rely;

•
a short-term annual cash incentive targeted at the 50th percentile of our compensation peer group (1) payable only if our company achieves a certain adjusted earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA, performance goal determined based on return on our adjusted net assets as more fully described below, and (2) adjusted based on (a) our safety performance based on our total case incident rate, or TCIR, which is the average number of work-related injuries incurred by 100 workers during a one-year period, (b) our quality performance based on our no-fault claim rate, (c) delivery performance based on our on-time delivery rate, (d) cost performance based on manufacturing efficiency, and (e) individual performance based on individual, facility, and/or functional performance; and

•
an equity-based, long-term incentive targeted at between the 50th and 65th percentile of our compensation peer group and designed to align compensation with the interests of our stockholders and to enhance retention of our named executive officers consisting of (1) restricted stock units with three-year cliff vesting and (2) performance shares, 40% of which that vest, if at all, based on our total stockholder return, or TSR, compared to the TSR of our peers in the S&P SmallCap 600 Materials Index, 40% of which that vest, if at all, based on our total controllable cost performance, and 20% of which that vest, if at all, based on our economic value added, or EVA, each over the 2017-2019 performance period.

We no longer maintain a defined benefit pension plan or retiree medical program that covers members of senior management. Retirement benefits to our senior management, including our named executive officers, are provided through a defined contribution retirement program consisting of a 401(k) plan (which we refer to as our Savings Plan) and a nonqualified and unsecured deferred compensation plan (which we refer to as our Restoration Plan) intended to restore benefits that would be payable to designated participants but for the limitations on benefit accruals and payments imposed by the Internal Revenue Code of 1986 (referred herein as the Code).

For 2017, approximately 75% of the target total compensation of our CEO and COO, and approximately 63% to 68% of the target total compensation of our other named executive officers, consisted of at-risk compensation, which we define as compensation that either (1) will be realized, if at all, only if certain financial performance levels are achieved as in the case of our annual short-term incentive and the portion of our long-term incentive consisting of performance shares or (2) is substantially impacted by the overall performance of the company as in the case of the portion of our long-term incentive compensation consisting of restricted stock units.

Our compensation structure is also supported by our corporate governance practices, which further align the interests of senior management and our stockholders. The table below sets forth the best practice compensation features we have adopted.

Best Practice Compensation Features
What We Do ✓		What We Don't Do ✗
✓
DO align pay and performance by linking a significant portion of total compensation to company performance, including financial, safety, quality, delivery and cost performance, as well as individual performance
		✗	NO compensation or incentive that encourages unnecessary or excessive risk taking
✓	DO balance both short-term (one-year) and long-term (three-years) performance across our incentive programs	✗	NO repricing or buyout of "underwater" stock options or appreciation rights without stockholder approval
✓	DO enhance retention with time-based, three-year cliff vesting schedule for restricted stock unit awards	✗	NO pledging of our securities
✓
DO subject the vesting of 50% (64% for our CEO and 67% for our COO) of long-term incentive awards to performance targets based on relative TSR, controllable cost and EVA, each over a three-year performance period
		✗	NO hedging or speculative transactions involving our securities
✓	DO maintain rigorous stock ownership guidelines (6x base salary/based retainer for CEO, COO and non-employee directors and 3x for other executive officers)	✗	NO guaranteed payout for cash incentive compensation
✓	DO maintain a clawback policy for both equity and cash awards	✗	NO excessive perquisites or other benefits
✓	DO cap payouts for awards under both of our short- and long-term incentive plans	✗	NO evergreen equity plan provisions
✓	DO appoint a compensation committee comprised solely of independent directors	✗	NO dividend equivalents on unearned performance shares
✓	DO use an independent compensation consultant

We urge our stockholders to review our CD&A which describes our compensation philosophy and programs in detail and to approve the compensation of our named executive officers. While this vote on executive compensation is non-binding and solely advisory in nature, our board of directors and the compensation committee value the opinions of our stockholders and will consider the outcome of the vote when determining future executive compensation programs. At our 2017 annual meeting, the advisory vote on our executive compensation received the approval of approximately 95.6% of the votes cast.

The board of directors recommends a vote "FOR" the approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

Proposal 3 - Ratification of the Selection of our Independent Registered Public Accounting Firm

Pursuant to the audit committee charter, the audit committee has the sole authority to retain an independent registered public accounting firm for our company. The board of directors requests that the stockholders ratify the audit committee's selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2018.

The audit committee will not be bound by the ratification of, or failure to ratify, the selection of Deloitte & Touche LLP, but the audit committee will consider any failure to ratify the selection of Deloitte & Touche LLP in connection with the appointment of our independent registered public accounting firm for 2019.

The board of directors recommends a vote "FOR" the ratification of the audit committee's selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2018.

CORPORATE GOVERNANCE

Our board of directors is responsible for providing effective governance over the affairs of our company. Our corporate governance practices are designed to align the interests of our board of directors and management with those of our stockholders and to promote honesty and integrity throughout the company. Highlights of our corporate governance practices are described below.

A copy of the current charter, as approved by our board of directors, for each of the executive committee, audit committee, compensation committee, nominating and corporate governance committee and talent development committee, and a copy of our corporate governance guidelines and code of business conduct and ethics, which applies to all of our employees, including our executive officers, are available on our website at www.kaiseraluminum.com under "Investor Relations - Corporate Governance." Copies are also available to stockholders upon request from our Corporate Communications Department, Kaiser Aluminum Corporation, 27422 Portola Parkway, Suite 200, Foothill Ranch, CA 92610-2831. Furthermore, we will post any amendments to our code of business conduct and ethics, or waivers of the code for our directors or executive officers, on our website at www.kaiseraluminum.com under "Investors- Corporate Governance."

Corporate Governance Highlights

Highlights of our corporate governance practices are described below:

Board Structure	✓	Highly independent - 90% of the directors are independent; 100% of the audit committee, compensation committee and nominating and corporate governance committee are independent
	✓	Diverse in perspective and background - 40% of the directors are gender or ethnicly diverse
	✓	Strong independent lead director
Board Practices and Policies	✓	Robust annual board and committee assessments with external and/or internal resources
	✓	Majority vote standard in uncontested director elections
	✓	Executive session of independent directors at every in-person meeting without management present
	✓	Commitment to board refreshment - Two new highly qualified individuals have been nominated to join the board in the last five years
	✓	Directors are prohibited from serving more than three other boards of public companies or public investment funds without board approval
	✓	Strong equity ownership and retention requirements for directors
Stockholder Engagement	✓	Regular engagement by management with stockholders to discuss governance as well as other matters

Board Leadership Structure and Risk Oversight

Mr. Hockema, our Chief Executive Officer, serves as the Chairman of the Board, and Dr. Osborne serves as our Lead Independent Director. We believe that Mr. Hockema's experience with our company and in the metals industries, the independence of the other directors, our governance structure and the interaction between and among Mr. Hockema, our Lead Independent Director and the other directors make our board leadership structure the most appropriate for our company and our stockholders. As a result of his substantial experience with our company and in the metals industries, Mr. Hockema is uniquely qualified to provide clear leadership for our company and a single point of accountability.

Our corporate governance guidelines and governance structure require a Lead Independent Director to be selected by a majority of the independent directors, thereby ensuring that there is independent leadership within our board of directors and allowing our independent directors to function as a body distinct from management and to evaluate the performance of Mr. Hockema and our management independently and objectively. The responsibilities of our Lead Independent Director are as follows:

•establishes the agenda for executive sessions;
•may call a meeting of independent directors upon the request of a majority of independent directors;
•serves as a liaison between our independent directors and our Chief Executive Officer;
•presides at meetings of our independent directors;

•solicits advice and input from our independent board members; and

•
routinely meets and confers with our Chief Executive Officer to address comments, issues and areas of interest expressed or identified by our independent directors, to assess the governance of our board of directors and our company, and to review board responsibilities, meeting schedules, meeting agenda and information requested or otherwise provided to our directors routinely or in connection with meetings of our board of directors.

In addition, each of the audit, compensation, nominating and corporate governance, and talent development committees consists solely of independent directors. The chair of each committee of our board of directors serves as a liaison to keep our full board of directors and our Chief Executive Officer apprised of the work performed by such committee at each of our regularly scheduled board meetings and as otherwise required. The executive committee of our board of directors is comprised of the chairman of the board of directors and the chair of each of the other outstanding committees of our board of directors. The nominating and corporate governance committee of our board of directors is specifically charged with responsibility for, among other things, identifying new director candidates, evaluating incumbent directors, evaluating our Chief Executive Officer, evaluating stockholder recommendations, recommending nominees for election at annual stockholder meetings, reviewing our corporate governance guidelines and assisting in management succession planning, including with respect to the chairman of our board of directors and Chief Executive Officer. Finally, under our bylaws, special meetings of our board of directors may be called by a majority of our board members, nine of 10 of whom are currently independent.

Under our corporate governance guidelines, each member of our board of directors may submit items to be included on the agenda for any meeting of our board of directors and raise subjects that are not on the agenda at any meeting of our board of directors, and our independent directors are required to meet at least quarterly in executive sessions at which only independent directors are present. Additionally, we encourage direct communication among our directors and with our Chief Executive Officer before, during and after formal board and committee meetings and facilitate those communications around our scheduled meetings. Our directors also have full access to our officers, employees and advisors.

We have policies in place to identify, assess and manage potential risks and to continually review the procedures that we have designed and implemented to mitigate such risks. We believe that our board of directors provides effective oversight of the risk management function. Under its charter, the audit committee of our board of directors is responsible for discussing our risk management policies, including, without limitation, the steps taken and to be taken to monitor and control our major financial risk exposures. In addition, our full board of directors is actively engaged in the review and assessment of our risk management policies, conducts a comprehensive review at least annually during a regularly scheduled board meeting and routinely requests that specific risk-related items be included on board and committee meeting agendas. We engage in an ongoing enterprise risk management process pursuant to which we formally identify, categorize and assess our risks and risk mitigation strategies and have routinely updated the audit committee and our full board of directors regarding this process.

Director Independence

Our corporate governance guidelines require that a majority of the members of our board of directors satisfy the independence requirements set forth in the rules of the Nasdaq Stock Market. We refer to these requirements as the general independence criteria. Additionally, the audit committee charter, compensation committee charter and nominating and corporate governance committee charter require that all respective committee members satisfy the general independence criteria. There are no family relationships among our officers or directors.

Based upon information requested from and provided by each of our directors concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that each of Mmes. Bartholomew, Hopp and Martin and Messrs. Foster, Hassey, Osborne, Quinn, Van Leeuwen and Wilcox, representing nine of our 10 directors, satisfies the general independence criteria and is independent within the meaning of such term under our corporate governance guidelines. The tenth director, Mr. Hockema, cannot meet the independence requirement as our Chief Executive Officer. In making such determination, our board of directors considered the relationships that each of our directors had with our company and all other facts and circumstances our board of directors deemed relevant in determining the independence of each of our directors in accordance with the general independence criteria. Additionally, our board of directors has determined that Ms. Liggett, a director nominee, satisfies the general independence criteria and is independent within the meaning of such term under our corporate governance guidelines.

Director Designation Agreement

On July 6, 2006, we entered into a Director Designation Agreement with the USW under which the USW has certain rights to designate director nominees. We believe this relationship with the USW provides ongoing benefits to the company, including facilitating communication between the union and management and maintaining positive employee relations. Accordingly, in connection with the renewal and ratification of a new five-year collective bargaining agreement with members of the USW at our Spokane, Washington and Newark, Ohio facilities, in January 2015, the rights of the USW under the Director Designation Agreement which were set to expire on September 30, 2015 were extended to December 31, 2020. Under the Director Designation Agreement, the USW generally has the right to designate the minimum number of director candidates necessary to ensure that, assuming the nominated candidates are elected by our stockholders, at least 40% of the members of our board of directors have been nominated by the USW.

The Director Designation Agreement contains requirements as to the timeliness, form and substance of the notice the USW must give to the nominating and corporate governance committee in order to nominate candidates. The nominating and corporate governance committee is required to determine in good faith whether each properly submitted candidate satisfies the qualifications set forth in the Director Designation Agreement. Pursuant to the terms of the Director Designation Agreement, if the nominating and corporate governance committee determines that a nominated candidate satisfies the qualifications, the committee will, unless otherwise required by its fiduciary duties, recommend the candidate to our board of directors for inclusion in the slate of directors to be recommended by the board of directors in our proxy statement. Similarly, the board of directors will, unless otherwise required by its fiduciary duties, accept the recommendation and include the candidate in the slate of directors that the board of directors recommends.

A candidate nominated by the USW may not be an officer, employee, director or member of the USW or any of its local or affiliated organizations as of the date of his or her designation as a candidate or election as a director. In addition, the Director Designation Agreement requires the USW to meet with us not less than annually to discuss each director designated for nomination by the USW and requires the USW to obtain approval prior to re-designating an incumbent for nomination.

The Director Designation Agreement also provides that the USW will have the right to nominate an individual to fill a vacancy on the board of directors resulting from the death, resignation, disqualification or removal of a director nominated by the USW. The Director Designation Agreement further provides that, in the event of newly created directorships resulting from an increase in the number of our directors, the USW will have the right to nominate the minimum number of individuals to fill the newly created directorships necessary to ensure that at least 40% of the members of the board of directors have been nominated by the USW, except that we have the ability to increase the size of the board of directors from 10 to up to 12 members without increasing the number of candidates that the USW has the right to designate for nomination. In each case, the USW, the nominating and corporate governance committee and the board of directors will be required to follow the nomination and approval procedures described above. Upon the termination of the Director Designation Agreement, the USW is required to cause each director designated by the USW to submit his or her resignation to the board of directors, which submission the board of directors may accept or reject in its discretion.

Each candidate nominated by the USW must also satisfy:

•the general independence criteria;

•
the qualifications to serve as a director as set forth in any applicable corporate governance guidelines adopted by the board of directors and policies adopted by the nominating and corporate governance committee establishing criteria to be utilized by it in assessing whether a director candidate has appropriate skills and experience; and

•	any other qualifications to serve as director imposed by applicable law.

Finally, the Director Designation Agreement provides that, so long as our board of directors maintains an audit committee, executive committee or nominating and corporate governance committee, each of these committees will, unless otherwise required by the fiduciary duties of our board of directors, include at least one director nominated by the USW (provided at least one director nominated by the USW is qualified to serve on the applicable committee as determined in good faith by our board of directors). Current members of our board of directors that have been nominated by the USW are Ms. Bartholomew and Messrs. Foster, Quinn and Wilcox.

Board Committees

Currently, our board of directors has five standing committees: an executive committee; an audit committee; a compensation committee; a nominating and corporate governance committee; and a talent development committee.

The following table sets forth the chair and members of each committee of our board of directors, the number of meetings each committee held during 2017, and the number of times each committee acted by unanimous written consent.

Committee	Members	Number of Meetings Held in 2017	Number of Times Acted By Unanimous Written Consent
Executive Committee	Jack A. Hockema (Chair)	-	3
	Teresa A. Hopp
	Alfred E. Osborne, Jr.
	Brett E. Wilcox
	Thomas M. Van Leeuwen
Audit Committee	Teresa A. Hopp (Chair)	6	4
	Carolyn Bartholomew
	Lauralee E. Martin
	Alfred E. Osborne, Jr.
	Thomas M. Van Leeuwen
	Brett E. Wilcox
Compensation	Thomas M. Van Leeuwen (Chair)	8	3
Committee	L. Patrick Hassey
	Lauralee E. Martin
	Jack Quinn
	Brett E. Wilcox
Nominating and	Alfred E. Osborne, Jr. (Chair)	7	-
Corporate Governance	Carolyn Bartholomew
Committee	David Foster
	Jack Quinn
	Thomas M. Van Leeuwen
Talent Development	Brett E. Wilcox (Chair)	2	-
Committee	David Foster
	L. Patrick Hassey
	Teresa A. Hopp
	Lauralee E. Martin

Executive Committee

The executive committee of our board of directors manages our business and affairs requiring attention prior to the next regular meeting of our board of directors. However, the executive committee does not have the power to (1) approve or adopt, or recommend to our stockholders, any action or matter expressly required by law to be submitted to our stockholders for approval, (2) adopt, amend or repeal the bylaws of our company, or (3) take any other action reserved for action by our board of directors pursuant to a resolution of our board of directors or otherwise prohibited to be taken by the executive committee by law or pursuant to our amended and restated certificate of incorporation or bylaws.

The executive committee charter requires that a majority of the members of the executive committee satisfy the general independence criteria. In addition, the members of the executive committee must include the chairman of our board of directors and at least one of the directors nominated by the USW. The executive committee is currently comprised of the chairman of our board of directors and the chair of each of the other standing committees of the board of directors.

Audit Committee

The audit committee of our board of directors oversees our accounting and financial reporting practices and processes and the audits of our financial statements on behalf of our board of directors. The audit committee is responsible for appointing, compensating, retaining and overseeing the work of our independent accounting firm. Other duties and responsibilities of the audit committee include:

•	establishing hiring policies for employees or former employees of the independent accounting firm;

•	reviewing our systems of internal accounting controls;

•	discussing risk management policies;

•	approving related-party transactions;

•	establishing procedures for complaints regarding financial statements or accounting policies; and

•	performing other duties delegated to the audit committee by our board of directors from time to time.

The audit committee charter requires that all members of the audit committee satisfy the general independence criteria. The charter also requires that no audit committee member may have participated in the preparation of our financial statements during the three years prior to his or her appointment as a member and that each audit committee member be able to read and understand fundamental financial statements, including a balance sheet, an income statement and a cash flow statement. Additionally, at least one member of the audit committee must have had past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience which results in that individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities and that member or another member must have sufficient education or experience to have acquired the attributes necessary to meet the criteria of an "audit committee financial expert," as that term is defined in the rules promulgated by the Securities and Exchange commission. In addition, the members of the audit committee must include at least one of the directors nominated by the USW.

Our board of directors has determined that all six members of the audit committee (1) meet the general independence criteria, as well as the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act, and (2) are able to read and understand fundamental financial statements. Our board of directors also determined that no member of the audit committee participated in the preparation of our financial statements during the three years prior to their appointment as members of the committee. Finally, our board of directors has determined that Mmes. Hopp and Martin and Mr. Wilcox satisfy the financial sophistication criteria described above and satisfy the criteria necessary to serve as the "audit committee financial expert," in each case based on his or her experience described in "Proposals Requiring Your Vote - Proposal 1 - Election of Directors" above.

Compensation Committee

General

The compensation committee of our board of directors establishes and administers our policies, programs and procedures for compensating our senior management, including determining and approving the compensation of our executive officers. Other duties and responsibilities of the compensation committee include:

•
administering plans adopted by our board of directors that contemplate administration by the compensation committee, including our 2016 Equity and Incentive Compensation Plan (referred to herein as our 2016 Plan);

•	overseeing regulatory compliance with respect to compensation matters;

•	reviewing director compensation; and

•	performing other duties delegated to the compensation committee by our board of directors from time to time.

The compensation committee solicits the views of our Chief Executive Officer on compensation matters, including as they relate to our compensation of the other members of senior management reporting to our Chief Executive Officer. The compensation committee has retained Meridian Partners, LLC (referred to herein as Meridian) to advise the compensation committee on all matters related to compensation of our Chief Executive Officer and other members of senior management. The compensation committee has reviewed the factors that could affect Meridian's independence. Based on this review, the compensation committee has determined there are no conflicts of interest.

Meridian's services include (1) providing competitive market data and related assessments of executive compensation as background against which the compensation committee considers executive compensation, (2) preparing and reviewing tally and compensation summary sheets for our named executive officers, (3) apprising the compensation committee of trends and best practices associated with executive and director compensation, (4) providing support with respect to legal, regulatory and accounting considerations impacting compensation and benefit programs, (5) the development and review of a list of compensation peer group companies, and (6) attending meetings of the compensation committee and our board of directors when requested. These services are typically directed by the compensation committee and coordinated with our human resources department.

The compensation committee charter requires that all members of the compensation committee satisfy the general independence criteria, as well as qualify as "non-employee directors" within the meaning of Rule 16b-3 promulgated under the Exchange Act.

The compensation committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to the subcommittee any or all of the powers and authority of the committee.

Compensation Committee Interlocks and Insider Participation

None of Ms. Martin or Messrs. Hassey, Quinn, Van Leeuwen or Wilcox, the members of the compensation committee during 2017, (1) was an officer or employee of our company during 2017, (2) was formerly an officer of our company, or (3) had any relationships requiring disclosure by us under the rules of the Securities and Exchange Commission with respect to certain relationships and related-party transactions. Furthermore, none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee of our board of directors identifies individuals qualified to become members of our board of directors, recommends candidates to fill vacancies and newly-created positions on our board of directors, recommends director nominees for election by stockholders at the annual meetings of stockholders and develops and recommends to our board of directors our corporate governance guidelines.

We believe that the nominating and corporate governance committee considers an appropriate range of criteria in assessing candidates for a position on the board of directors. Our corporate governance guidelines require that the criteria utilized by the corporate governance committee in assessing such candidates include factors such as judgment, diversity, integrity, experience with businesses and other organizations of comparable size, the interplay of a candidate's experience with the experience of other members of the board of directors and anything else that may bear upon the extent to which a candidate would be a desirable addition to our board of directors and any committees of our board of directors. The policies relating to the recommendation of director candidates adopted by the nominating and corporate governance committee are designed to ensure flexibility with respect to the process of evaluating candidates and do not establish specific minimum qualifications that an individual must meet to become a member of our board of directors. The nominating and corporate governance committee believes that our company is best served when it can draw from a variety of experiences and backgrounds provided by members of our board of directors. However, the nominating and corporate governance committee also believes that our company is best served when each member of the board of directors:

•	exhibits strong leadership in his or her particular field or area of expertise;

•	possesses the ability to exercise sound business judgment;

•	has a strong educational background or equivalent life experiences;

•	has substantial experience both in the business community and outside the business community;

•	contributes positively to the existing collaborative culture among members of our board of directors;

•	represents the best interests of all of our stockholders and not just one particular constituency;

•	has experience as a senior executive of a company of significant size or prominence or another business or organization comparable to our company;

•	possesses skills and experience which make him or her a desirable addition to a standing committee of our board of directors;

•	consistently demonstrates integrity and ethics in his or her professional and personal life; and

•
has the time and ability to participate fully in activities of our board of directors, including attendance at, and active participation in, meetings of our board of directors and the committee or committees of which he or she is a member.

Other duties and responsibilities of the nominating and corporate governance committee include:

•	assisting in management succession planning, including with respect to the chairman of our board of directors and our Chief Executive Officer;

•	considering possible conflicts of interest of members of our board of directors and management and making recommendations to prevent, minimize or eliminate such conflicts of interests;

•	evaluating whether an incumbent director should be nominated for re-election to our board of directors upon expiration of the incumbent's term;

•	making recommendations to our board of directors regarding the appropriate size of our board of directors; and

•	performing other duties delegated to the nominating and corporate governance committee by our board of directors from time to time.

The nominating and corporate governance committee has adopted policies and procedures by which our stockholders may submit director candidates to the nominating and corporate governance committee for consideration. If the nominating and corporate governance committee receives, by a date not less than 120, nor more than 150, calendar days before the anniversary of the date that the proxy statement was mailed to stockholders in connection with our previous year's annual meeting, a recommendation for a director nominee from a stockholder or group of stockholders that beneficially owned more than 5% of our outstanding common stock for at least one year as of the date of the recommendation, then such director candidate will be considered and evaluated by the nominating and corporate governance committee for the annual meeting immediately succeeding the date that proper written notice was timely delivered to and received by the nominating and corporate governance committee. When the date of our annual meeting of stockholders changes by more than 30 calendar days from the previous year's annual meeting, the written notice of the recommendation for the director candidate will be considered timely if, and only if, it is received by the nominating and corporate governance committee no later than the close of business on the tenth calendar day following the first day on which notice of the date of the upcoming annual meeting is publicly disclosed by us.

Written notice from an eligible stockholder or group of eligible stockholders to the nominating and corporate governance committee recommending a director candidate must contain or be accompanied by:

•	proof that the stockholder or group of stockholders submitting the recommendation has beneficially owned, for the required one-year holding period, more than 5% of our outstanding common stock;

•
a written statement that the stockholder or group of stockholders intends to continue to beneficially own more than 5% of our outstanding common stock through the date of the next annual meeting of our stockholders;

•
the name and record address of each stockholder submitting a recommendation for the director candidate, the written consent of each such stockholder and the director candidate to be publicly identified (including, in the case of the director candidate, to be named in the company's proxy materials) and the written consent of the director candidate to serve as a member of our board of directors (and any committee of our board of directors to which the director candidate is assigned to serve by our board of directors) if elected;

•
a description of all arrangements or understandings between or among any of the stockholders or group of stockholders submitting the recommendation, the director candidate and any other person or persons (naming such person or persons) pursuant to which the submission of the recommendation is to be made by such stockholder or group of stockholders;

•
with respect to the director candidate, (1) his or her name, age, business and residential address and principal occupation or employment, (2) the number of shares of our common stock beneficially owned by him or her, (3) a resume or similar document detailing his or her personal and professional experiences and accomplishments, and (4) all other information relating to the candidate that would be required to be disclosed in a proxy statement or other filing made in connection with the solicitation of proxies for the election of directors pursuant to the Exchange Act, the rules of the Securities and Exchange Commission or the rules of the Nasdaq Stock Market; and

•
a written statement that each submitting stockholder and the director candidate shall make available to the nominating and corporate governance committee all information reasonably requested in connection with the committee's evaluation of the candidate.

The notice must be signed by each stockholder submitting the proposal and the director candidate. The notice must be sent to the following address by registered or certified mail: Kaiser Aluminum Corporation, Attn: Corporate Secretary (Nominating and Corporate Governance Committee), 27422 Portola Parkway, Suite 200, Foothill Ranch, California 92610-2831.

The nominating and corporate governance committee charter requires that all members of the nominating and governance committee satisfy the general independence criteria. In addition, the members of the nominating and corporate governance committee must include at least one of the directors nominated by the USW so long as at least one such director is appropriately qualified.

Talent Development Committee

The talent development committee of our board of directors assists the board of directors in discharging its responsibilities relating to management succession planning and oversight of leadership and talent development. We recognize that over the long-term, our talent and culture provide our biggest competitive advantage. As such, we consider leadership and talent a priority throughout the company.

The talent development committee was formed in 2014 to review and evaluate (1) the succession planning for our executive officers, other than our Chief Executive Officer, and (2) the leadership and development training of key employees with the potential to succeed our executive officers, including the progression of such key employees. The talent development committee meets with our Chief Executive Officer to review its observations and management’s criteria for evaluating the performance and advancement potential of key employees and reports regularly its activities to our board of directors.

Board and Committee Meetings and Consents in 2017

During 2017, our board of directors held five meetings and acted by unanimous written consent three times. In addition to meetings of our board of directors, directors attended meetings of committees of our board of directors. Each director attended at least 75% of the aggregate number of meetings that our board of directors held during the period he or she was a director in 2017 and that each committee on which he or she served held during the period he or she served on such committee in 2017.

Annual Meetings of Stockholders

Members of our board of directors are expected to make reasonable efforts to attend our annual meetings of stockholders. All directors then serving attended our 2017 annual meeting of stockholders.

Annual Performance Reviews

We conduct robust annual board and committee assessments. Under our corporate governance guidelines, our board of directors is required to conduct an annual self-evaluation to determine whether our board of directors and its committees are functioning effectively. The charter for each committee of our board of directors also requires each committee to annually evaluate its performance. In addition to the evaluation performed by the nominating and corporate governance committee with respect to whether an incumbent director should be nominated for re-election to the board of directors upon expiration of such director's term, the chair of the nominating and corporate governance committee conducts annual performance reviews of individual directors. We further strengthen the performance evaluation process through small group and/or individual interviews. In 2017, the evaluation was led by an independent third party consultant. The results from the interviews are summarized and reviewed with the nominating and corporate governance committee and the board of directors.

Stockholder Engagement

We value stockholder views and insights and believe that accountability to stockholders is an essential component of good governance. We engage in ongoing, proactive discussions of a variety of topics, including our strategy and performance, business operations, capital allocation and corporate governance matters, with significant stockholders throughout the year. Such discussions are held year-round and include our Chief Executive Officer and Chairman of the Board and/or other members of senior management. In addition to providing our perspective and seeking feedback on topics specific to our company, we invite discussion on any other topics or trends stockholders may wish to discuss with us. The feedback provided by stockholders is reported to the full board of directors. The board of directors reviews the feedback and determines whether additional discussion and actions are necessary by the full board or any board committees. In 2017, in addition to interactions regarding our financial performance, we engaged with stockholders representing approximately 55% of shares outstanding on matters relating to our long-term business strategy and performance, corporate governance, executive compensation and corporate responsibility. In addition, we utilize investor surveys to provide us with additional insight into the perceptions of our broader investor-base, across a wide range of topics. This information is also reviewed by members of our senior management an the full board of directors.

Sustainable Value Creation

We manage our business for long-term success in a manner that is economically, environmentally and socially responsible. Below are highlights of our efforts to be a valued corporate citizen:

People and Communities			Environment
We are committed to treating our employees with dignity and respect. We strive to be the employer of choice by:			Our efforts to achieve and maintain manufacturing efficiency and reduce environmental impact include:
•	Providing equal employment and a non-discriminatory workplace		•
Significant investments in our business targeted to increase both manufacturing and energy efficiency and other lean manufacturing initiatives to continue to reduce our carbon emissions and environmental footprint

•	Protecting the health and safety of our employees including:
			•	Reduction of more than 17% in carbon dioxide and of more than 24% in electricity since 2010 per 1,000 pound of material produced at our Trentwood facility in Spokane, Washington
	•	Implementing corporate wellness programs
	•	Incorporating safety performance in our executive compensation program
	•	Providing focused safety training, including training for high risk activities	•	Increased use of scrap/recycled aluminum and closed loop programs to reduce waste and gain cost efficiency, including painted scrap at our Kalamazoo, Michigan facility
	•	Assessing and measuring our safety performance using TCIR and lost-time case incident rate, or LCIR, as well as leading indicators such as internal and third party audits and assessments
			•	Participation in customer light-weighting to achieve greater fuel efficiency
	•	Identifying and monitoring safety improvements in our high hazard areas to ensure compliance and proper progress
			•	Substantially increased engagement with:
• the USW
•	Developing and empowering our employees through:			• BlueGreen Alliance, a partnership between labor unions and environmental organizations
	•	The Kaiser Leadership Program, an internally developed program emphasizing our values, expectations and business practices
• Government offices, office holders and agencies
• Industry and business peers

	•	Ongoing training and development opportunities on the job, through Kaiser University, our internal web-based learning and development platform, and through external programs	•	Implementation of ISO 14001 environmental management systems in our facilities

	•	The Kaiser Aluminum Education Scholarship Program, an educational scholarship program to assist eligible employees and their children reach their education goals
•	Maintaining a positive and constructive relationship with labor unions of which our employees are members

•	Significant participation in employee directed community and charitable outreach, including charitable contributions and donations of materials used in college and university student competitions

Responsible Business Practices		Products and Operations
We promote fair business practices and a culture of accountability, responsibility and ethical behavior through:		Aluminum is inherently sustainable and indefinitely recyclable. We strive to be the supplier of choice by:
•	Strong emphasis on the importance of integrity and competence to leadership, character and culture	•	Pursuing "Best in Class" customer satisfaction driven by quality, broad product offering, superior customer service and on-time delivery

•	Encouraging the reporting of illegal or unethical behavior, including the use of In-Touch, a third party reporting program
•
Differentiating our product portfolio through our broad product offering and our KaiserSelect® products, which are engineered and manufactured to deliver enhanced product characteristics with improved consistency, resulting in better performance, lower waste and, in many cases, lower production cost for our customers

•	Ongoing ethics and compliance training
•	Conducting annual governance surveys to assess our culture and the effectiveness of our training

•	Adopting and enforcing:	•	Promoting continuous improvement facilitated by the Kaiser Production System, an integrated application of tools such as Lean Manufacturing, Six Sigma and Total Productive Manufacturing
• Our corporate governance guidelines
•
Our code of business conduct and ethics, which applies to all employees, requires, among other things, compliance with laws and regulations, ethical behavior and fair dealing and prohibits bribery, discrimination and harassment

		•	Fostering innovation through our Centers for Excellence, dedicated research and development facilities focused on product performance enhancement and process elimination

•
Our conflict minerals sourcing policy, which prohibits the purchase of materials containing conflict minerals (including tin, tantalum, gold and tungsten) originating from the Democratic Republic of Congo and adjoining countries

•
Aligning customer satisfaction with executive compensation by incorporating quality (measured by no-fault claim rate) and delivery (measured by on-time delivery rate) performance in incentive compensation program

Stock Ownership Guidelines and Securities Trading Policy

Our stock ownership guidelines require our non-employee directors to own company stock equal to six times their annual base retainer within five years of becoming a member of our board of directors. For purposes of measuring our non-employee directors' compliance with our stock ownership guidelines, restricted stock is valued at the closing price of our common stock on the grant date and all other shares of common stock purchased or acquired are valued at the purchase price of such shares. Currently, each of our non-employee directors satisfies the applicable stock ownership requirements under the stock ownership guidelines. Our stock ownership guidelines also apply to senior management. For additional information regarding our stock ownership guidelines, see "Executive Compensation - Stock Ownership Guidelines."

Our securities trading policy prohibits our directors and employees, including our named executive officers, from engaging in hedging transactions with respect our securities, including entering into short sales, options, puts, calls and derivative instruments such as swaps, forwards and futures. Our securities trading policy also prohibits our directors and key employees, including our named executive officers, from buying our securities on margin or holding our securities in a margin account, and from pledging our securities as collateral for a loan or any other obligations.

Risks Arising from Compensation Policies and Practices

Our compensation policies and practices, discussed more fully below, are designed to create and maintain alignment between our employees and stockholders by rewarding employees, including our senior management, for achieving strategic goals that successfully drive our operations and enhance stockholder value and to preclude the taking of unreasonable risks through the use of incentive compensation that rewards decisions that result in strong performance in both the short- and long-term. We do not believe that our compensation policies and practices for our employees are likely to have a material adverse effect on our company. Our determination is based on, among other factors, the following:

•	Potential payouts under our incentive plans are capped, and overall variable compensation does not materially impact our financial results;

•	Our overall compensation is comprised of a mix of long- and short-term compensation which discourages short-term decisions that could be at the expense of long-term results;

•
A significant portion of the variable compensation is in the form of restricted stock or restricted stock units and performance shares with three-year vesting and performance periods, which ensure that three years of unvested grants are outstanding at any time and encourage decisions expected to create long-term value for our stockholders;

•	All of our incentive programs contain clawback provisions, which provide for the forfeiture of outstanding unvested awards and the return of vested awards;

•	Our short-term incentive plan and our performance shares require the attainment of threshold company performance levels before any payments are earned or performance shares vest; and

•
Our stock ownership guidelines require our board of directors and executive officers to retain significant equity interests in our company to ensure the ongoing alignment of executive officers and our stockholders.

Stockholder Communications with the Board of Directors

Our stockholders may communicate with our board of directors as a group or with the chair of the executive committee, audit committee, compensation committee or nominating and corporate governance committee by sending an email to boardofdirectors@kaiseraluminum.com, execchair@kaiseraluminum.com, auditchair@kaiseraluminum.com, compchair@kaiseraluminum.com, or nominatingchair@kaiseraluminum.com, respectively, or by writing to such group or person at Kaiser Aluminum Corporation, Attn: Corporate Secretary (Board of Directors), 27422 Portola Parkway, Suite 200, Foothill Ranch, California 92610-2831. Communications that are intended specifically for any other group of directors or for any individual director, such as the independent directors as a group or the Lead Independent Director, should be sent to the attention of our corporate secretary at the address above or via email to corpsecretary@kaiseraluminum.com and should clearly state the individual director or group of directors that is the intended recipient of the communication.

Our corporate secretary will review each communication and determine whether or not the communication is appropriate for delivery. Communications that, in the judgment of our corporate secretary, are clearly of a marketing nature, that advocate that our company engage in illegal activity, that do not reasonably relate to our company or our business or that are similarly inappropriate will not be furnished to the intended recipient. If, in the judgment of the corporate secretary, any communication pertains to an accounting matter, it will be forwarded to our compliance officer.

Communications that, in the judgment of our corporate secretary, are appropriate for delivery will, unless requiring immediate attention, be assembled and delivered to the intended recipients on a periodic basis, generally at or in advance of each regularly scheduled meeting of our board of directors. Any communication that, in the judgment of our corporate secretary, requires immediate attention will be promptly delivered. In no case will the corporate secretary provide anyone but a member of our board of directors with access to any such communication, except as noted above with respect to communications pertaining to accounting matters.

EXECUTIVE OFFICERS

The following table sets forth the names and ages of each of our executive officers and the positions they held as of April 20, 2018, the record date.

Name	Age	Position(s)
Jack A. Hockema	71	Chief Executive Officer and Chairman of the Board; Director
Keith A. Harvey	58	President and Chief Operating Officer
Daniel J. Rinkenberger	59	Executive Vice President and Chief Financial Officer
John M. Donnan	57	Executive Vice President - Legal, Compliance and Human Resources
John Barneson	67	Senior Vice President - Corporate Development
Melinda C. Ellsworth	59	Vice President - Investor Relations and Corporate Communications
Mark R. Krouse	66	Vice President - Human Resources
Del Miller	58	Vice President and Treasurer
Ray Parkinson	59	Vice President - Advanced Engineering
Neal E. West	59	Vice President and Chief Accounting Officer
_________________

Set forth below are brief descriptions of the business experience of each of our executive officers.

Jack A. Hockema has served as our Chief Executive Officer and as a director since 2001 and as Chairman of the Board since July 2006. He previously served as President of Kaiser Aluminum Corporation (referred to herein as Kaiser) from October 2001 to December 2015, as Executive Vice President of Kaiser and President of the Kaiser Fabricated Products division from January 2000 to October 2001, and as Executive Vice President of Kaiser from May 2000 to October 2001. He served as Vice President of Kaiser from May 1997 to May 2000. Mr. Hockema was President of Kaiser Engineered Products from March 1997 to January 2000. He served as President of Kaiser Extruded Products and Engineered Components from September 1996 to March 1997. Mr. Hockema served as a consultant to Kaiser and acting President of Kaiser Engineered Components from September 1995 to September 1996. Mr. Hockema was an employee of Kaiser from 1977 to 1982, working at our Trentwood facility in Spokane, Washington, and serving as plant manager of our former Union City, California can plant and as operations manager for Kaiser Extruded Products. In 1982, Mr. Hockema left Kaiser to become Vice President and General Manager of Bohn Extruded Products, a division of Gulf+Western, and later served as Group Vice President of American Brass Specialty Products until June 1992. From June 1992 to September 1996, Mr. Hockema provided consulting and investment advisory services to individuals and companies in the metals industry. He holds a Master of Science degree in Management and a Bachelor of Science degree in Civil Engineering, both from Purdue University. Mr. Hockema has more than 27 years of experience with Kaiser and another 24 years in the metals industries, and, as a result, has a depth of experience in the aluminum and metals industries. Mr. Hockema's substantial experience with our company and in the metals industry allows him to provide a unique perspective to our board of directors regarding our business and strategic direction for our company.

Keith A. Harvey has served as our President and Chief Operating Officer since December 2015. He previously served as Executive Vice President - Fabricated Products from June 2014 to December 2015, Senior Vice President - Sales and Marketing, Aerospace and General Engineering from June 2012 to June 2014, Vice President - Sales and Marketing, Aerospace and General Engineering from 2000 to June 2012 and as our Vice President - Sales and Marketing of Extruded Products from 1996 to 2000. Mr. Harvey joined Kaiser in 1981 as an industrial engineer at the company’s former rolling mill in West Virginia. He subsequently held positions of increasing responsibility in engineering and sales at several Kaiser locations and was named a Vice President in 1994. Mr. Harvey holds a Bachelor of Science degree in Industrial Engineering from West Virginia University.

Daniel J. Rinkenberger has served as our Executive Vice President and Chief Financial Officer since June 2012. Mr. Rinkenberger served as our Senior Vice President and Chief Financial Officer from April 2008 to June 2012, as our Vice President from January 2005 to April 2008 and as our Treasurer from January 2005 to July 2008. Prior to January 2005, he served as our Vice President of Economic Analysis and Planning from February 2002. He served as Vice President, Planning and Business Development of the Kaiser Fabricated Products division from June 2000 through February 2002. Prior to that, he served as Vice President, Finance and Business Planning of the Kaiser Flat-Rolled Products division from February 1998 to February 2000, and as our Assistant Treasurer from January 1995 through February 1998. Before joining Kaiser, he held a series of positions of increasing responsibility in the Treasury Department at Pennzoil Corporation. He holds a Master of Business Administration degree in finance from the University of Chicago and a Bachelor of Education degree from Illinois State University. He is a Chartered Financial Analyst.

John M. Donnan has served as our Executive Vice President - Legal, Compliance and Human Resources since June 2012. Mr. Donnan is responsible for our company’s corporate legal, compliance, internal audit, environmental, safety, quality and human resources functions. He previously served as our Senior Vice President, Secretary and General Counsel from December 2007 to June 2012 and as our Vice President, Secretary and General Counsel from January 2005 to December 2007. Mr. Donnan joined the legal staff of Kaiser in 1993 and was named Deputy General Counsel of Kaiser in 2000. Prior to joining Kaiser, Mr. Donnan was an associate in the Houston, Texas office of the law firm of Chamberlain, Hrdlicka, White, Williams & Martin. He holds a Juris Doctorate degree from the University of Arkansas School of Law and Bachelor of Business Administration degrees in finance and accounting from Texas Tech University. He is a member of the Texas and California bars.

John Barneson has served as our Senior Vice President - Corporate Development since December 2007. He previously served as our Senior Vice President and Chief Administrative Officer from August 2001 to December 2007 and as our Vice President and Chief Administrative Officer from December 1999 through August 2001. He served as Engineered Products Vice President of Business Development and Planning from September 1997 to December 1999. Mr. Barneson served as Flat-Rolled Products Vice President of Business Development and Planning from April 1996 to September 1997. Mr. Barneson has been an employee of Kaiser since September 1975 and has held a number of staff and operation management positions within the former Flat-Rolled and Engineered Products business units. He holds a Master of Science degree and a Bachelor of Science degree in Industrial Engineering from Oregon State University.

Melinda C. Ellsworth has served as our Vice President - Investor Relations and Corporate Communications since June 2015. She previously served as our Vice President and Treasurer from July 2008 to June 2015. Prior to joining Kaiser, Ms.

Ellsworth was Vice President, Treasurer and Investor Relations at HNI Corporation, a leading provider of office furniture and hearth products, from February 2002 to May 2007. From May 1998 to January 2002, she served in several roles with Sunbeam Corporation, ending her tenure as Vice President, International Finance and Treasury. She additionally has over a decade of experience in commercial banking. She holds a Bachelor of Business Administration degree in accounting from St. Bonaventure University and is a Certified Public Accountant (inactive).

Mark R. Krouse has served as our Vice President - Human Resources since September 2013. Prior to joining Kaiser, Mr. Krouse served as Vice President, Human Resources of Samsung C&T Engineering and Construction, Americas from January 2012 to August 2013. Mr. Krouse was also an Adjunct Professor of California State University, Fullerton from September 2007 to June 2010. In addition, Mr. Krouse held various human resources positions, including Vice President, Human Resources, with Fluor Corporation from 1976 to 2006. Mr. Krouse holds a Master of Science degree in International Administration and a Bachelor of International Relations degree, both from the University of Southern California.

Del Miller has served as our Vice President and Treasurer since April 2017. Mr. Miller joined Kaiser in 1997 as Manager of Primary Metal Sales and Trading and served as Vice President - Commodity Sales from 2003 to 2004, as Vice President - Commodity Risk from 2004 to June 2015, and as Treasurer and Vice President - Commodity Risk Management from June 2015 to April 2017. Prior to joining Kaiser, he worked for Commonwealth Aluminum with responsibility for managing commodity and financial price risks. His background also includes over 10 years with Coors and Coors-related companies with positions of increasing responsibility in accounting, purchasing, and commodity risk management. Mr. Miller holds a Master of Business Administration degree in Finance from the University of Denver and a Bachelor of Science degree in Accounting from Colorado State University. He is a Certified Public Accountant (inactive).

Ray Parkinson has served as our Vice President - Advanced Engineering since 2001. Dr. Parkinson joined Kaiser in 1986 as technical director for extruded products and has more than 30 years of experience in sales, operations, quality control, engineering and research and development in diverse manufacturing environments. Dr. Parkinson has a Ph.D. in metallurgy, as well as Bachelor’s and Master’s degrees in Engineering, from Imperial College in the United Kingdom and a Master of Business Administration from St. Mary’s College.

Neal E. West has served as our Vice President and Chief Accounting Officer since June 2008. Prior to joining Kaiser, Mr. West served as the Principal Accounting Officer of Gateway, Inc. from June 2005 to May 2008. Mr. West was also the Vice President and Corporate Controller of Gateway, Inc. from April 2005 to May 2008. Prior to joining Gateway, Inc., Mr. West was the Vice President and Controller for APL Logistic, Ltd. from April 2000 to April 2005. In addition, Mr. West has held a number of finance, service and support positions at APL Ltd. Mr. West also previously worked for Standard Pacific and West-Tronics, Inc. as Division Controller and Financial Manager. Mr. West is a Certified Public Accountant, a Certified Management Accountant and a Chartered Global Management Accountant and holds a Master of Science degree in information systems from Roosevelt University and a Bachelor of Science degree in accounting and business administration from Illinois State University.

EXECUTIVE COMPENSATION

Compensation Committee Report

The compensation committee has reviewed and discussed with management the compensation discussion and analysis section included below. Based on its review and discussions with management, the compensation committee recommended to the board of directors that the compensation discussion and analysis be included in this Proxy Statement.

This report is submitted by the members of the compensation committee of the board of directors:

Compensation Committee
Thomas M. Van Leeuwen (Chair)
L. Patrick Hassey
Lauralee E. Martin
Jack Quinn
Brett E. Wilcox

Compensation Discussion and Analysis

Introduction

This section provides (1) our 2017 performance highlights, (2) an overview of the compensation committee, (3) a discussion of the objectives of our comprehensive compensation structure and the design of our overall 2017 compensation program for senior management, and (4) a discussion of all material elements of 2017 compensation for each of our named executive officers whose names and titles are set forth in the following table:

Name	Title
Jack A. Hockema	Chief Executive Officer (principal executive officer)
Keith A. Harvey	President and Chief Operating Officer
Daniel J. Rinkenberger	Executive Vice President and Chief Financial Officer (principal financial officer)
John M. Donnan	Executive Vice President - Legal, Compliance and Human Resources
John Barneson	Senior Vice President - Corporate Development
_________________

2017 Performance Highlights

In 2017, despite continued economic uncertainty and challenges, we delivered solid operating performance. Our key achievements in 2017 include:

•	net sales of $1.4 billion;

•	net income of $45 million, reflecting an incremental $37 million non-cash tax expense as a result of federal tax reform legislation primarily related to the Company's deferred tax assets;

•continued improvement in manufacturing cost performance; and

•	returned $115 million to stockholders through quarterly dividends and share repurchases.

Overview of the Compensation Committee

The compensation committee of our board of directors is comprised entirely of independent directors. By design, members of the compensation committee also serve on other board committees, including the executive committee, the audit committee, the nominating and corporate governance committee and the talent development committee. We believe this structure helps coordinate the efforts of the respective committees. The compensation committee's primary duties and responsibilities are to establish and implement our compensation policies and programs for senior management. While the nominating and corporate governance committee has the responsibility to evaluate the overall performance of our Chief Executive Officer, the compensation committee coordinates with and assists the nominating and corporate governance committee in that evaluation.

The compensation committee has the authority under its charter to engage the services of outside advisors, experts and others to assist it. Pursuant to that authority, the compensation committee engaged Meridian to advise it on all matters related to compensation of our Chief Executive Officer and other members of senior management, including the other named executive officers.

The compensation committee meets formally and informally throughout the year. Informal meetings frequently occur when our directors are together for meetings of our full board of directors and telephonically at the request of one or more committee members. Our Chief Executive Officer, other members of our management and outside advisors may be invited to attend all or a portion of a compensation committee meeting depending on the nature of the agenda items; however, neither our Chief Executive Officer nor any other member of management votes on items before the compensation committee.

The compensation committee works with our senior management and Meridian to determine the agenda for its formal meetings and to prepare meeting materials. The compensation committee and our board of directors also solicit the views of our Chief Executive Officer on compensation matters, including, among others:

•	objectives for our compensation programs;

•	the structure of our compensation programs;

•	the role of our compensation programs in management succession planning; and

•	compensation of other members of senior management, including our other named executive officers.

Objectives of our Compensation Structure

Our compensation structure was developed to achieve the following objectives, which we believe are critical for enhancing stockholder value and our long-term success:

•
creating alignment between our senior management and our stockholders by rewarding our senior management for achieving strategic goals that successfully drive our operations and enhance our stockholder return;

•	attracting, motivating and retaining highly experienced executives vital to our short-term and long-term success, profitability and growth;

•	correlating our senior management compensation with our actual performance; and

•	providing competitive, targeted compensation levels that are benchmarked to our compensation peer group discussed below as follows:

•	for base salary, the 50th percentile;

•	for annual cash incentives at target-level performance, the 50th percentile; and

•	for annualized economic equity grant value of long-term incentives, between the 50th and the 65th percentiles.

Design of our 2017 Compensation Program

Our 2017 compensation program for our senior management, including the named executive officers, was designed to reinforce performance and accountability at the corporate, operational and individual levels through the use of:

•	a short-term annual cash incentive payable only if the performance threshold is met; and

•
an equity-based, long-term incentive consisting of (1) restricted stock units with a three-year cliff vesting schedule to promote senior management retention, and (2) performance shares, 40% of which that vest, if at all, based on our TSR compared to a group of peer companies, 40% of which that vest, if at all, based on our total controllable cost performance, and 20% of which that vest, if at all, based on our EVA performance, each over a three-year performance period (2017 through 2019).

In addition to focusing on "pay for performance," our 2017 compensation program:

•	balanced short-term and long-term goals, with:

•	approximately 57% of our Chief Executive Officer's target total compensation being delivered through long-term incentives; and

•	approximately 44% to 52% of the target total compensation for our other named executive officers being delivered through long-term incentives;

•	delivered a mix of fixed and at-risk compensation directly related to our overall performance and the creation of stockholder value, with:

•
approximately 75% of the target compensation of our Chief Executive Officer and our President and Chief Operating Officer being at-risk compensation payable only if certain corporate performance levels are achieved; and

•	approximately 63% to 68% of the target total compensation for our other named executive officers being at-risk compensation payable only if certain corporate performance levels are achieved;

•	provided compensation that is competitive with our compensation peer group recommended by the compensation committee's independent compensation consultant;

•
utilized equity-based awards, including performance shares that vest only if we achieve a certain relative TSR, cost performance or EVA performance goal, stock ownership guidelines and annual cash incentives linked to achievement of financial, corporate, operational and individual performance;

•	emphasized the importance of safety, quality, delivery and cost performance; and

•
utilized forfeiture provisions that can result in the loss of awards and resulting benefits if we determine that a recipient, including any of our named executive officers, has engaged in certain activities detrimental to us.

Periodically, but not less than annually, each element of compensation is reviewed and considered by the compensation committee and our board of directors both individually and collectively with the other elements of compensation to ensure that each element is consistent with the objectives of both our comprehensive compensation structure and that particular element of compensation. The compensation committee and our board of directors share suggestions or concerns identified in the course of that review with senior management and Meridian, who address the suggestions or concerns in a manner that is satisfactory to the compensation committee and our board of directors. This process occurs over a series of meetings of the compensation committee and our board of directors and executive sessions of the independent directors without members of management present.

In designing the overall compensation program and each individual element of compensation for senior management, including our named executive officers, the compensation committee considers the following factors, among others:

•	The external challenges to our near- and long-term ability to attract and retain strong senior management;

•	Each individual's contributions to our overall results;

•	Our historical and anticipated operating and financial performance compared with targeted goals; and

•	Our size and complexity compared with companies in our compensation peer group.

The compensation committee uses tally and other summary sheets that provide a summary of the compensation history of our Chief Executive Officer and those members of our senior management reporting to our chief executive officer. These tally and information sheets include a historical summary of base salary, annual bonus and equity awards.

In reviewing and deliberating over our 2017 compensation program, the compensation committee considered, among other things:

•	the company's business plan and underlying assumptions;

•	the goal of maintaining alignment between our senior management and our stockholders through the use of short- and long-term, performance-based compensation;

•	the benefits of maintaining a consistent approach to compensation and the structure of our programs through business cycles;

•	the anticipated performance of the company's compensation programs based on the company's business plan and current financial position;

•	the economic conditions in the United States and abroad; and

•	stockholder feedback, if any.

The review included discussions with Meridian and management regarding existing and contemplated market practices, as well as the structure and objectives of each component of our compensation program.

The compensation committee also reviews the compensation and benefit practices, as well as levels of pay, of a compensation peer group of companies. Working with Meridian, the compensation committee selects for inclusion in our compensation peer group companies that are determined to:

(1) be of a similar size;
(2) have positions of similar complexity and scope of responsibility; and/or
(3) compete with us for talent.

The compensation committee, working with the compensation consultant, reviews, evaluates and updates the compensation peer group, which includes companies in both similar and different industries, at least annually. For 2017, the compensation committee approved the following 35-company peer group:

Actuant Corp.	ITT Corporation
Briggs & Stratton Corp.	John Bean Technologies Corporation
Carpenter Technology Corp.	Kennamental Inc.
Century Aluminum Co.	Lydall, Inc.
Chart Industries, Inc.	Mueller Industries, Inc.
CLARCOR, Inc.	Mueller Water Products, Inc.
Clearwater Paper Corp.	Nordson Corp.
Cleaveland-Cliffs Inc.	P.H. Glatfelter Co.
Comfort Systems USA, Inc.	SPX FLOW, Inc.
Donaldson Co.	Standex International Corp.
EnPro Industries, Inc.	SunCoke Energy, Inc.
ESCO Technologies Inc.	The Timken Company
Franklin Electric Co., Inc.	Timken Steel Corporaiton
Global Brass and Copper Holdings, Inc.	TriMas Corp.
Graco Inc.	Watts Water Technologies, Inc.
Harsco Corp.	Woodward, Inc.
Hillenbrand, Inc.	Worthington Industries, Inc.
IDEX Corp.

Due to the differences in size among the companies in our peer group, Meridian uses a regression analysis to adjust survey data results based on our revenue as compared to the revenue of other companies in our peer group. Importantly, the compensation committee recognizes that we compete for talent with companies much larger than those included in our compensation peer group. These larger companies, including Aleris, Arconic, Constellium and Sapa, aggressively recruit the most highly qualified talent in critical functions. As a result, to attract and retain talent, the compensation committee may from time to time determine that it is in the best interests of our company and our stockholders to provide compensation packages that deviate from targeted pay levels. For 2017, in addition to data obtained from publicly disclosed proxy statements, Meridian also provided data obtained from Equilar Executive Compensation Survey.

Principal Elements of 2017 Compensation

The table below summarizes the elements of our named executive officers' compensation in 2017:

Principal Elements

Element	Form	Objective			Performance Metric

Base Salary	Cash	•	Provide a competitive, fixed compensation upon which our named executive officers can rely.		No performance metric.
		•	Target at the 50th percentile of our compensation peer group.

Short-Term Incentives	Cash	•	Create financial incentive for	•	Adjusted EBITDA
			achieving or exceeding company		(determined based on
			performance goals.		return on our adjusted
		•	Target at the 50th percentile of our		net assets).
			compensation peer group.	•	Modifiers for safety,
quality, delivery, cost
and individual
performance.

Long-Term Incentives	Restricted Stock Units	•	Create financial incentive for		No performance metric
			continued employment with our		(retention based and "at
			company through three-year cliff		risk" to the extent
			vesting.		underlying performance
		•	Together with performance shares,		impacts stock price).
target at between the 50th and 65th
percentile of our compensation
peer group.

	Performance Shares	•	Create financial incentive for	•	40%: Relative TSR
			achieving or exceeding long-term		(compared to peer
			performance goals.		companies in the S&P
		•	Together with restricted stock units,		600 SmallCap Materials
			target at between the 50th and 65th		Index).
			percentile of our compensation	•	40%: Total controllable
			peer group.		cost performance (added
as performance metric in
2016).
				•	20%: EVA (added as
performance metric in
2017).

Each compensation element is discussed in detail below.

Base salary

The compensation committee reviews annually base salaries for our Chief Executive Officer and other executive officers, including our other named executive officers, and determines whether a change is appropriate. In reviewing base salaries, the compensation committee considers factors, including, among others:

•	level of responsibility;

•	prior experience;

•	base salaries paid for comparable positions by our compensation peer group; and

•	the relationship among base salaries paid within our company.

Our intent is to fix base salaries at levels consistent with the design of our overall compensation program for the particular year. In 2017, the compensation committee increased the base salaries of our named executive officers by 2%, principally to more closely align their base salaries with market and survey information regarding executive officers with similar experience and responsibilities. Base salaries for our named executive officers in 2017 were as follows:

Name	2017 Base Salary
Jack A. Hockema	$915,000
Keith A. Harvey	$535,000
Daniel J. Rinkenberger	$455,000
John M. Donnan	$426,000
John Barneson	$375,000

Short-term incentives

Our 2017 short-term incentive plan, which we refer to as our 2017 STI Plan, was an annual cash incentive plan designed to reward participants for achieving certain Adjusted EBITDA performance goals determined based on the return on our adjusted net assets. The structure, terms and objectives of the 2017 STI Plan were generally consistent with those of the short-term incentive plan approved by the compensation committee in 2016. Consistent with the short-term incentive plan approved by the compensation committee in 2016, our 2017 STI Plan also included modifiers for safety, quality, delivery and cost performance and permitted, subject to the maximum payout opportunity described below, adjustments to individual payouts, up to plus or minus 100%, based on actual performance, including individual, facility, and/or functional area performance. Individuals not meeting individual performance goals could receive a reduced, or even no, payout and individuals meeting or exceeding individual performance goals could receive increased payouts; provided, however, that no increase could exceed the maximum payout opportunity of three times the target.

Our 2017 STI Plan tied pay to performance subject to the payout maximum. Under our 2017 STI Plan, no payout would be made unless we (1) achieved the threshold Adjusted EBITDA and (2) had positive adjusted net income. A payout at target level required Adjusted EBITDA that was established based on a return of 15% of our adjusted net assets, and a payout at the maximum level required Adjusted EBITDA that was established based on a return of 35% of our adjusted net assets. Consistent with our objective of aligning senior management and our stockholders by rewarding our senior management for achieving strategic goals that successfully drive our operations and enhance our stockholder value, our 2017 STI Plan provided that performance in excess of the threshold level would result in an increase in payouts up to the maximum payout opportunity. Under our 2017 STI Plan, potential payouts between the threshold and target levels and between the target and maximum levels were linearly interpolated.

Emphasizing the value we place on employee safety, our product quality, our relationships with our customers and manufacturing efficiency, in addition to financial performance, our 2017 STI Plan took into consideration: corporate safety performance, as measured by TCIR; quality performance, as measured by our no-fault claim rate; delivery performance, as measured by our on-time delivery rate; and cost performance, as measured by manufacturing costs compared to manufacturing costs in our business plan. Under our 2017 STI Plan, subject to the maximum payout, the award multiplier resulting from actual 2017 Adjusted EBITDA would be adjusted for safety, quality and delivery performance above or below the applicable threshold, each of which could increase or decrease the award multiplier by up to 10%, and for cost performance above or below the applicable threshold, which could increase or decrease the award multiplier by up to 20%.

In early 2018, our actual results for 2017 and the resulting award multiplier were determined. Under our 2017 STI Plan, the award multiplier was calculated based on actual 2017 Adjusted EBITDA, as reported in our earnings release for 2017. The resulting award multiplier of 1.566 was then adjusted for actual safety, quality, delivery and cost performance in 2017, resulting in a multiplier of 1.510.

Each participant's individual award under the 2017 STI Plan was calculated by multiplying the final 2017 STI Plan multiplier of 1.510 by the participant's monetary incentive target, which was established by the compensation committee at the beginning of 2017, taking into consideration, among other things:

•a targeted level benchmarked to the 50th percentile of our compensation peer group;

•internal compensation balance;

•position responsibilities;

•our business plan and its key underlying assumptions;

•the expectations under then-existing and anticipated market conditions; and

•the opportunity to create stockholder value.

The table below sets forth the possible payouts that could have been earned by our named executive officers at each performance level and the actual amounts earned by them under the 2017 STI Plan.

Name	Below Threshold	Threshold	Target	Maximum	Actual
Jack A. Hockema	—	$315,000	$630,000	$1,890,000	$951,300
Keith A. Harvey	—	$217,500	$435,000	$1,305,000	$656,850
Daniel J. Rinkenberger	—	$150,000	$300,000	$900,000	$453,000
John M. Donnan	—	$142,500	$285,000	$855,000	$430,350
John Barneson	—	$85,000	$170,000	$510,000	$256,700

Long-term incentives

We believe that consistent execution of our strategy over multi-year periods will lead to an increase in our stockholder return. We use equity awards to provide our named executive officers with an incentive to focus on long-term stockholder value creation. Our long-term incentive program for 2017 through 2019, which we refer to as our 2017 - 2019 LTI Program, for key employees, including our named executive officers, was approved by the compensation committee on March 5, 2017. Since 2014, we have implemented long-term incentive programs based on TSR. In 2016, we added cost as a performance metric, and in 2017, we added EVA as an additional performance metric to our long-term incentive program. Our 2017 - 2019 LTI Program was designed to "pay-for-performance" and to include retention features by rewarding participants with (1) time-vested restricted stock units and (2) performance shares, 40% of which that vest only if a certain TSR performance is achieved, 40% of which that vest only if a certain cost performance is achieved, and 20% of which that vest only if a certain EVA performance is achieved, each over the 2017 through the 2019 performance period.

Our 2017 - 2019 LTI Program provides, with respect to the restricted stock units issued to members of senior management, including the named executive officers, that, subject to limited exceptions, such units will vest on March 5, 2020. Each restricted stock unit that becomes vested entitles the participant to receive one share of our common stock.

Each performance share issued as part of our 2017 - 2019 LTI Program that becomes vested and earned entitles the participant to receive one share of our common stock. The 2017 - 2019 LTI Program provides, with respect to the performance shares:

•a threshold performance level up to which no performance shares will vest or be earned;
•a target performance level at which the target number of performance shares will vest and be earned;

•	a maximum performance level at or above which the maximum number of performance shares (equal to two times the target number of performance shares) will vest and be earned; and

•	pro rata vesting between the threshold and maximum performance levels.

For 40% of the performance shares granted under our 2017 - 2019 LTI Program, the payout will be determined based on our TSR relative to the TSR of our peer companies in the S&P SmallCap 600 Materials Index as follows:

•	the threshold performance required for payout under the relative TSR performance metric is a TSR ranking at the 25th percentile;

•	the performance required for the maximum payout under the relative TSR performance metric is a TSR ranking at or above the 90th percentile; and

•
if our TSR over the 2017 through 2019 performance period is negative, then the maximum number of shares that the participants can receive under the relative TSR performance metric is the target number of performance shares regardless of our TSR percentile ranking.

For 40% of the performance shares granted under our 2017 - 2019 LTI Program, the payout will be determined based on our cost performance as follows:

•	there is no payout under the cost performance metric if the annualized cost increase is equal to or greater than 3%;

•	the performance required for the target payout under the cost performance metric is an annualized cost increase at 0%; and

•	the performance required for the maximum payout under the cost performance metric is an annualized cost reduction equal to or greater than 3%.

For 20% of the performance shares granted under under our 2017 - 2019 LTI Program, the payout will be determined based on our EVA performance, calculated using the Company's adjusted pre-tax operating income in excess of a capital charge.

The target monetary value for each named executive officer was determined in accordance with the following objectives of our compensation structure which we believe are critical for enhancing stockholder value and our long-term success:

•	an annualized economic equity grant value of long-term incentives between the 50th and the 65th percentiles of our compensation peer group;

•	balanced short-term and long-term goals, with:

•	over 50% of our Chief Executive Officer's target total compensation being delivered through long-term incentives; and

•	over 40% of the target total compensation for the other named executive officers being delivered through long-term incentives;

•	internal compensation balance; and

•	recognition of differing position responsibilities.

The compensation committee determined that each named executive officer, with the exception of Messrs. Hockema and Harvey, should receive time-based restricted stock units having an economic value equal to 50% of his target monetary value and a target number of performance shares having an economic value equal to 50% of his target monetary value. As provided by Mr. Hockema's employment agreement and consistent with the foregoing objectives, Mr. Hockema received time-based restricted stock units having an economic value equal to 36% of his target monetary value and a target number of performance shares having an economic value equal to 64% of his target monetary value. Mr. Harvey received time-based restricted stock units having an economic value equal to 33% of his target monetary value and a target number of performance shares having an economic value equal to 67% of his target monetary value.

The table below sets forth the target monetary value under our 2017 - 2019 LTI Program and the number of restricted stock units and performance shares granted to our named executive officers during 2017:

Name	Target Monetary Value	Number of Restricted Stock Units (1)	Number of Performance Shares (2)
Jack A. Hockema	$2,080,000	10,509	44,625
Keith A. Harvey	$1,070,000	4,955	24,032
Daniel J. Rinkenberger	$655,000	4,596	10,977
John M. Donnan	$568,000	3,985	9,520
John Barneson	$467,000	3,277	7,827
____________

(1)
The restricted stock units granted will vest on March 5, 2020 or earlier if the named executive officer's employment terminates as a result of death or disability or in the event of a change in control. If the named executive officer’s employment is terminated by us without cause or the named executive officer’s employment is terminated by him for good reason, in either case before March 5, 2020, the restricted stock units will remain outstanding and vest on March 5, 2020 (or earlier in the event of his death or disability or a change in control). If the employment of Mr. Hockema or Mr. Barneson terminates before March 5, 2020 as a result of his retirement, a prorated portion of such restricted stock units, determined based on the actual days of his employment during the restriction period, will remain outstanding and vest on March 5, 2020 (or earlier in the event of his death or disability or a change in control). The number of restricted stock units granted was calculated by dividing the applicable percentage (i.e., 36% and 33% for Messrs. Hockema and Harvey, respectively, and 50% for the other named executive officers) of the target monetary value by the sum of (i) the average of the closing prices of our company's common stock for the 20 trading days prior to the grant date, which was $80.54 per share, reduced by (ii) 11.53%, the discount factor provided by Meridian to reflect the design characteristics, including the vesting period, of the restricted stock units.

(2)
The table below sets forth the number of performance shares that will vest and be earned for each of Messrs. Hockema, Harvey, Rinkenberger, Donnan and Barneson under our 2017 - 2019 LTI Program at each performance level:

Name	Below Threshold	Threshold	Target	Maximum
Jack A. Hockema	—	11,156	22,312	44,625
Keith A. Harvey	—	6,008	12,016	24,032
Daniel J. Rinkenberger	—	2,744	5,488	10,977
John M. Donnan	—	2,380	4,760	9,520
John Barneson	—	1,956	3,913	7,827

The number of performance shares, if any, earned based on the level of performance achieved during the three-year performance period will vest on the later to occur of March 5, 2020 and the date on which the compensation committee certifies the performance level achieved during the three-year performance period, which shall be no later than March 15, 2020. If, prior to December 31, 2019, the named executive officer's employment terminates as a result of death or disability, the target number of performance shares will vest and be earned. If, prior to the vesting date, the named executive officer's employment is terminated by us without cause or is voluntarily terminated by him for good reason, the performance shares granted to him will remain outstanding and the number of performance shares, if any, earned will be determined based on the performance level achieved during the three-year performance period. If, prior to December 31, 2019, a change in control occurs, the performance shares granted to him will vest and the number of performance shares, if any, earned will be determined based on the performance level achieved during the performance period through the change in control date. If, prior to the vesting date, the employment of Mr. Hockema or Mr. Barneson terminates as a result of his retirement, the performance shares granted to him will remain outstanding and the number of performance shares, if any, earned will be determined based on the performance level achieved during the performance period and prorated based on the actual days of the named executive officer's employment during the performance period.

The threshold, target and maximum number of performance shares that may be earned, if at all, in 2020 under our 2017-2019 LTI Program are determined as follows:

•
the threshold number of performance shares reflects that no performance shares will be earned in 2020 under our 2017-2019 LTI Program unless our company's performance exceeds the threshold performance required over the 2017 through 2019 performance period;

•
the target number of performance shares was calculated by dividing the applicable percentage (i.e., 64% and 67% for Messrs. Hockema and Harvey, respectively, and 50% for the other named executive officers) of the target monetary value by the sum of (i) the average of the closing prices of our company's common stock for the 20 trading days prior to the grant date, which was $80.54 per share, reduced by (ii) 25.93%, the discount factor provided by Meridian in connection with the calculation of the economic value of the performance shares for purposes of determining the number of performance shares to be granted on the grant date; and

•	the maximum number of performance shares is approximately twice the target number of performance shares.

On March 5, 2018, the three-year vesting period applicable to the grant of restricted stock under our long-term incentive program for 2015 through 2017, which we refer to as our 2015 - 2017 LTI Program, ended and the shares vested in accordance with the terms of the underlying grant. In addition, in early 2018 our compensation committee determined that 170% of the target performance shares (85% of the total performance shares) granted under our 2015 - 2017 LTI Program had been earned based on our performance over the 2015 through 2017 performance period. The remaining performance shares granted under our 2015 - 2017 LTI Program were forfeited.

Retirement benefits

We no longer maintain a defined benefit pension plan or retiree medical program that covers members of senior management. Retirement benefits to our senior management, including our named executive officers, are currently provided through a defined contribution retirement program consisting of the following two principal plans:

•	the Kaiser Aluminum Savings and Investment Plan, a tax-qualified profit-sharing and 401(k) plan (which we refer to as our Savings Plan); and

•
a nonqualified and unsecured deferred compensation plan (which we refer to as our Restoration Plan) intended to restore benefits that would be payable to designated participants in the Savings Plan but for the limitations on benefit accruals and payments imposed by the Code.

The defined contribution retirement program has the following three primary components, which are discussed more fully below:

•	A company match of the employee's pre-tax deferrals under our Savings Plan;

•	A company contribution to the employee's account under our Savings Plan; and

•	A company contribution to the employee's account under our Restoration Plan.

Under the terms of our Restoration Plan, cash balances are maintained in a "rabbi trust" where they remain subject to the claims of our creditors and are otherwise invested in funds designated by each individual from a menu of possible investments. In addition, the cash balances maintained in the rabbi trust are forfeited if the individual is terminated for cause.

The compensation committee believes the Savings Plan and the Restoration Plan support the objectives of our comprehensive compensation structure, including the ability to attract and retain senior and experienced mid- to late-career executives for critical positions within our organization. Each of these plans is discussed more fully below.

Perquisites

During 2017, all of our named executive officers received a vehicle allowance. Messrs. Donnan and Harvey were reimbursed for dues for club memberships.

Our use of perquisites as an element of compensation is very limited and largely based on business-related entertainment needs. We do not view perquisites as a significant element of our comprehensive compensation structure but do believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment.

Consideration of the 2017 Advisory Vote on Executive Compensation

We provide our stockholders with the opportunity to cast an annual vote on executive compensation. At our 2017 annual meeting of stockholders, approximately 95.6% of shares of our common stock voted on the proposal were voted to approve the compensation of our named executive officers as disclosed in the proxy statement relating to such meeting. The compensation committee has considered the outcome of the vote on executive compensation at our 2017 annual meeting of stockholders and believes it affirms our stockholders' support of our overall approach to executive compensation. Accordingly, we have not made any changes to our overall approach to executive compensation as a result of the 2017 advisory vote. The compensation committee will continue to consider the outcome of the annual vote on executive compensation when making future compensation decisions for the named executive officers.

Actions With Respect to 2018 Compensation

The compensation committee has reviewed and determined our compensation program for 2018. The review included consideration of stockholder feedback and discussions with Meridian and management regarding existing and contemplated market practices, as well as the structure and objectives of each component of our compensation program. Upon completion of the review, in March 2018, the compensation committee approved the annual base salaries of our named executive officers for 2018, effective April 1, 2018. For 2018, based on the recommendation of Mr. Hockema, the compensation committee approved an approximately 3% increase in the total compensation target for each of our named executive officers.

In addition, the compensation committee concluded that our short- and long-term incentives are well designed and performing through the business cycle as designed, determined that no material modification to the design of such incentives were necessary, and accordingly, approved (1) a short-term incentive plan for 2018 with a structure, terms and objectives generally consistent with the structure, terms and objectives of the short-term incentive plans approved by the compensation committee in 2017, except that the safety modifier under the 2018 STI Plan is to be measured by LCIR as well as TCIR, and (2) a long-term incentive program for 2018 through 2020 with a structure, terms and objectives generally consistent with the structure, terms and objectives of our 2017 - 2019 LTI Program, except that the weighting of three performance metrics under the 2018-2020 LTI Plan is revised to be 30% rather than 40% relative TSR, 30% rather than 20% EVA and 40% cost performance. For more information regarding the 2018 compensation of our named executive officers, see our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 7, 2018.

Stock Ownership Guidelines

In order to further align the interests of senior management, including our named executive officers, with those of our stockholders, we have stock ownership guidelines, which are set forth in our corporate governance guidelines. Under those guidelines, members of our senior management are expected to hold common stock having a value equal to a multiple of their base salary as determined by their position. The guidelines provide for a target multiple of six times base salary for our Chief Executive Officer and President and three times base salary for the other named executive officers. Each member of senior management covered by our stock ownership guidelines is expected to retain at least 75% of the net shares resulting from equity compensation awards until he or she achieves the applicable ownership level required by the stock ownership guidelines. The ownership guidelines are expected to be met within five years. Each of our named executive officers has satisfied the applicable stock ownership requirements under the stock ownership guidelines.

For purposes of measuring compliance with our stock ownership guidelines (1) restricted stock and restricted stock units are valued at the closing price of the company's common stock on the grant date, (2) performance shares are valued using the target number of performance shares and the closing price of our common stock on the grant date, and (3) all other shares of common stock purchased or acquired by members of our senior management are valued at the purchase price of the shares.

Securities Trading Policy

Our securities trading policy prohibits our directors and employees, including our named executive officers, from engaging in hedging transactions with respect our securities, including entering into short sales, options, puts, calls and derivative instruments such as swaps, forwards and futures. Our securities trading policy also prohibits our directors and key employees, including our named executive officers, from buying our securities on margin or holding our securities in a margin account and from pledging our securities as collateral for a loan or any other obligations.

Employment Contracts, Termination of Employment Arrangements and Change-in-Control Arrangements

As discussed more fully below, on July 15, 2017 we entered into an amended and restated employment agreement with Mr. Hockema. The compensation committee, working with Meridian, determined that the negotiated terms of the agreement were consistent with market practice. The compensation committee also determined that extending the term of the employment agreement with Mr. Hockema was important to, among other things:

•	provide an economic incentive for Mr. Hockema to delay his retirement until at least July 2020;

•	improve our ability to retain other key members of senior management; and

•	provide assurance to our customers and other stakeholders of the continuity of senior management for an extended period.

The compensation committee determined that the agreement and the terms of the agreement were in the best interests of our company and stockholders.

Also, as discussed more fully below, certain members of senior management, including each of our named executive officers, continue to have benefits related to terminations of employment in connection with a change in control, by us without cause and by the named executive officer with good reason. These protections were implemented in 2002 and limit our ability to downwardly adjust certain aspects of compensation, including base salaries and target incentive compensation, without triggering the ability of the affected named executive officer to receive termination benefits in connection with a change in control.

Tax Deductibility

Section 162(m) of the Code generally limits the deductibility of compensation in excess of $1 million paid to certain executive officers.  Prior to January 1, 2018, there was an exception to this deductibility limitation for performance-based compensation that met certain regulatory requirements.  This exception has been repealed under H.R. 1, commonly referred to as the Tax Cuts and Jobs Act, such that compensation paid to certain executives in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

From March 2012 through March 2017, the compensation committee has annually approved umbrella arrangements (which were designed to allow the qualification of awards under Section 162(m)) to preserve the deductibility of compensation under our incentive programs.  These umbrella arrangements are based on net cash provided by operating activities as a single objective performance metric.  The payouts calculated under the umbrella arrangements are not intended to be the actual payouts to employees; rather, it is anticipated that the payouts to the covered employees under the umbrella arrangements will be reduced by the compensation committee through the exercise of negative discretion (which is permitted under Section 162(m)) to match the payouts that would otherwise be earned and made under the underlying incentive plan, as the compensation committee did with awards under the 2017 short-term incentive umbrella plan and the 2015-2017 long-term incentive plan.  The umbrella arrangements will not result in any duplication of payouts.  The approval of such arrangements is consistent with our policy to utilize available tax deductions whenever appropriate and consistent with our compensation philosophy.  We cannot guarantee that the umbrella arrangements in place as of November 2, 2017 will qualify for transition relief or that the compensation contemplated by such arrangements and the underlying incentive plans ultimately will be deductible.

Summary Compensation Table

The table below sets forth information regarding compensation for our named executive officers: (1) Jack A. Hockema, our Chief Executive Officer and Chairman of the Board (our principal executive officer); (2) Daniel J. Rinkenberger, our Executive Vice President and Chief Financial Officer (our principal financial officer); and (3) each of Keith A. Harvey, John M. Donnan, and John Barneson, our three other most highly compensated executive officers (based on total compensation for 2017).

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
Jack A. Hockema,	2017	$911,000	$3,364,576	$951,300	—	$501,821	$5,728,697
Chief Executive Officer	2016	$894,750	$3,484,939	$1,337,336	—	$277,081	$5,994,106
and Chairman of the Board	2015	$875,500	$3,015,899	$732,048	—	$290,816	$4,914,263

Keith A. Harvey,	2017	$532,500	$4,229,899	$656,850	$44,164	$352,834	$5,816,247
President and Chief	2016	$506,250	$1,822,826	$1,110,000	$33,287	$197,348	$3,669,711
Operating Officer	2015	$436,250	$1,016,423	$412,080	—	$433,211	$2,297,964

Daniel J. Rinkenberger,	2017	$452,700	$975,928	$453,000	$42,841	$185,496	$2,109,965
Executive Vice President	2016	$443,625	$1,008,821	$641,313	32,426	$119,113	$2,245,298
and Chief Financial Officer	2015	$433,925	$886,962	$350,995	$—	$118,440	$1,790,322

John M. Donnan,	2017	$424,000	$846,311	$430,350	$37,357	$183,213	$1,921,231
Executive Vice President -	2016	$415,950	$877,221	$604,841	$27,883	$125,188	$2,051,083
Legal, Compliance and	2015	$406,800	$771,348	$331,118	—	$124,825	$1,634,091
Human Resources

John Barneson	2017	$373,200	$695,867	$256,700	$73,921	$169,445	$1,569,133
Senior Vice President -	2016	$366,000	$719,339	$440,000	$57,998	$105,623	$1,688,960
Corporate Development	2015	$357,975	$632,441	$198,647	$3,411	$114,342	$1,306,816
____________

(1)
Reflects the aggregate grant date fair value of restricted stock, restricted stock units and performance share awards to our named executive officers determined in accordance with Financial Accounting Standards Board Accounting Standard Code Topic 718 (referred to herein as ASC Topic 718), without regard to potential forfeiture. The aggregate grant date fair value of the performance shares awards reflected in this table has been determined assuming the probable outcome of the performance condition on the date of the grant and without adjustment for actual performance during the period and, for performance shares with relative TSR as the performance metric, using a Monte Carlo simulation of future stock prices of our company and our peer companies on the S&P 600 SmallCap Materials Sector Index. The aggregate grant date fair value of the 2017 performance share awards determined assuming the probable outcome of the performance conditions and assuming an outcome of the performance conditions at the maximum level are as follows:

		Aggregate Grant Date Fair Value
Name	Year	At Probable Performance	At Maximum Performance
Jack A. Hockema	2017	$2,589,643	$3,880,858
Keith A. Harvey	2017	$1,394,617	$2,089,971
Daniel J. Rinkenberger	2017	$637,019	$954,629
John M. Donnan	2017	$552,457	$827,916
John Barneson	2017	$454,221	$680,687
____________

For information regarding the assumptions made in the valuation of restricted stock units and performance share awards with respect to our 2017 fiscal year, see Note 6 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

(2)	Reflects payments earned under our short-term incentive plans.

(3)
Reflects the aggregate change in actuarial present value of the named executive officer's accumulated benefit under a defined pension benefit plan previously maintained by us for our salaried employees, which we refer to as our Old Pension Plan, during the applicable fiscal year, calculated by (a) assuming mortality according to the RP-2014 White Collar Healthy Annuitant mortality table, adjusted to 2006 and then projected forward with Scale MP-2015 as of December 31, 2016 and the RP-2014 White Collar Healthy Annuitant mortality table, adjusted to 2006, and then projected forward with Scale MP-2016 as of December 31, 2017 and (b) applying a discount rate of 3.90%, 3.60% and 3.20% per annum for 2015, 2016 and 2017, respectively, to determine the actuarial present value of the accumulated benefit at December 31 of the preceding year and a discount rate of 3.60%, 3.90% and 3.60% per annum, respectively, to determine the actuarial present value of the accumulated benefit at December 31 of the applicable year. Effective December 17, 2003, the Pension Benefit Guaranty Corporation, or PBGC, terminated and effectively assumed responsibility for making benefit payments in respect of our Old Pension Plan, whereupon all benefit accruals under the Old Pension Plan ceased and benefits available thereunder to certain salaried employees, including Mr. Hockema, were significantly reduced due to the limitations on benefits payable by the PBGC. Above-market or preferential earnings are not available under our Restoration Plan, which is our only plan or arrangement pursuant to which compensation may be deferred on a basis that is not tax-qualified, or any of our other benefit plans.

(4)
Includes (a) contributions made or to be made by us under our Savings Plan, (b) contributions made or to be made by us under our Restoration Plan (which is intended to restore the benefit of contributions that we would have otherwise paid to participants under our Savings Plan but for limitations imposed by the Code), (c) dividend and dividend equivalent payments which were not factored into the reported grant date fair value of the restricted stock, restricted stock unit and performance share awards, and (d) the costs to us of perquisites and other personal benefits. See the table set forth under "- All Other Compensation" below for information regarding each such component.

As reflected in the table above, the base salary received by each of our named executive officers, as a percentage of their respective total compensation was as follows:

•	For 2017 Mr. Hockema, 15.9%; Mr. Harvey, 9.2%; Mr. Rinkenberger, 21.5%; Mr. Donnan, 22.1%; and Mr. Barneson, 23.8%;

•	For 2016, Mr. Hockema, 14.9%; Mr. Harvey, 13.8%; Mr. Rinkenberger, 19.8%; Mr. Donnan, 20.3%; and Mr. Barneson, 21.7%; and

•	For 2015 Mr. Hockema, 17.8%; Mr. Harvey, 19.0%; Mr. Rinkenberger, 24.2%; Mr. Donnan, 24.9%; and Mr. Barneson, 27.4%.

All Other Compensation

The table below sets forth information regarding each component of compensation included in the "All Other Compensation" column of the Summary Compensation Table above.

Name	Year	Savings Plan Contributions	Restoration Plan Contributions	Dividend and Dividend Equivalent Payments	Club Membership Dues	Vehicle Allowance	Other		Total
Jack A. Hockema	2017	$29,092	$240,709	$217,450	—	$14,570	—		$501,821
	2016	$28,550	$166,666	$67,295	—	$14,570	—		$277,081
	2015	$28,500	$159,326	$88,420	—	$14,570	—		$290,816

Keith A. Harvey	2017	$32,400	$164,700	$142,314	$1,164	$12,256	—		$352,834
	2016	$31,800	$78,400	$73,827	$1,065	$12,256	—		$197,348
	2015	$24,567	$57,272	$73,936	$1,138	$12,108	$264,190	(1)	$433,211

Daniel J. Rinkenberger	2017	$27,000	$82,401	$65,807	—	$10,288	—		$185,496
	2016	$26,500	$52,962	$29,363	—	$10,288	—		$119,113
	2015	$19,533	$49,978	$38,641	—	$10,288	—		$118,440

John M. Donnan	2017	$27,000	$75,884	$57,211	$10,434	$12,684	—		$183,213
	2016	$26,500	$48,207	$25,533	$12,264	$12,684	—		$125,188
	2015	$26,500	$45,394	$33,599	$6,648	$12,684	—		$124,825

John Barneson	2017	$36,000	$77,848	$45,138	—	$10,459	—		$169,445
	2016	$35,000	$44,051	$16,113	—	$10,459	—		$105,623
	2015	$35,000	$41,333	$27,550	—	$10,459	—		$114,342
____________

(1)	Represents reimbursement of relocation and temporary living costs incurred by Mr. Harvey in connection with his relocation from North Carolina to California, where our corporate office is located.

Grants of Plan-Based Awards in 2017

The table below sets forth information regarding grants of plan-based awards made to our named executive officers during 2017.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards (3) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jack A. Hockema	—	$315,000	$630,000	$1,890,000	—	—	—	—		—
	3/5/2017	—	—	—	—	—	—	10,509	(4)	$774,934
	3/5/2017	—	—	—	11,156	22,312	44,625	—		$2,589,643

Keith A. Harvey	—	$217,500	$435,000	$1,305,000	—	—	—	—		—
	3/5/2017	—	—	—	—	—	—	4,955	(4)	$365,382
	3/5/2017	—	—	—	6,008	12,016	24,032	—		$1,394,617
	7/15/2017							30,000	(5)	$2,469,900

Daniel J. Rinkenberger	—	$150,000	$300,000	$900,000	—	—	—	—		—
	3/5/2017	—	—	—	—	—	—	4,596	(4)	$338,909
	3/5/2017	—	—	—	2,744	5,488	10,977	—		$637,019

John M. Donnan	—	$142,500	$285,000	$855,000	—	—	—	—		—
	3/5/2017	—	—	—	—	—	—	3,985	(4)	$293,854
	3/5/2017	—	—	—	2,380	4,760	9,520	—		$552,457

John Barneson	—	$85,000	$170,000	$510,000	—	—	—	—		—
	3/5/2017	—	—	—	—	—	—	3,277	(4)	$241,646
	3/5/2017	—	—	—	1,956	3,913	7,827	—		$454,221
____________

(1)
Reflects the threshold, target and maximum award amounts under our 2017 STI Plan for our named executive officers. No awards are payable when performance does not reach the threshold performance level. Under our 2017 STI Plan, if the threshold performance level was reached, participants were eligible to receive a cash incentive award between one-half and three times the participant's target award amount. See the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table for the actual monetary awards paid to the named executive officers under the 2017 STI Plan in March 2018.

(2)
Reflects the number of performance shares that will become vested and earned for each of the named executive officers under our 2017 - 2019 LTI Program in 2020 at the threshold, target and maximum performance levels. No performance shares will vest under the 2017 - 2019 LTI Program unless our company's performance exceeds the threshold performance required during the three-year performance period. The number of performance shares, if any, earned based on the level of performance during the three-year performance period will vest on the later to occur of March 5, 2020 and the date on which the compensation committee certifies the performance level achieved, which shall be no later than March 15, 2020. If, prior to December 31, 2019, the named executive officer's employment terminates as a result of death or disability, the target number of performance shares will vest. If, prior to the vest date, the named executive officer's employment is terminated by us without cause or is voluntarily terminated by him for good reason, the performance shares granted to him will remain outstanding and the number of performance shares, if any, earned upon the vesting date will be determined based on the performance level achieved during the three-year performance period. If, prior to December 31, 2019, a change in control occurs, the performance shares granted to him will vest immediately and the number of performance shares, if any, earned upon the change in control date will be determined based on the performance level achieved during the performance period through the change in control date. If, prior to the vesting date, the employment of Mr. Hockema or Mr. Barneson terminates as a result of his retirement, the performance shares granted to him will remain outstanding and the number of performance shares, if any, earned upon the vesting date will be determined based on the performance level achieved during the performance period and prorated based on the actual days of the named executive officer's employment during the performance period. In connection with the issuance or delivery of shares of common stock after the performance period has ended, the named executive officer will also receive a payment equal in amount to the cash dividends and distributions that such named executive officer would have received if the number of shares of common stock to be issued or delivered had been issued and outstanding and held of record by such named executive officer from the date of grant through the date of issuance or delivery of such shares.

(3)
Reflects the aggregate grant date fair value of restricted stock units and performance share awards to our named executive officers determined in accordance with ASC Topic 718, without regard to potential forfeiture. The aggregate grant date fair value of the performance share awards reflected in this table has been determined assuming the probable outcome of the performance condition on the date of the grant and without adjustment for actual performance during the period and, for performance shares with relative TSR as the performance metric, using a Monte Carlo simulation of future stock prices of our company and our peer companies on the S&P 600 SmallCap Materials Index.

(4)
Reflects the number of restricted stock units received by the named executive officer pursuant to awards granted effective March 5, 2017. The restricted stock units granted will vest on March 5, 2020 or earlier if the named executive officer's employment terminates as a result of death or disability or in the event of a change in control. If the named executive officer’s employment is terminated by us without cause or the named executive officer’s employment is terminated by him for good reason, in either case before March 5, 2020, the restricted stock units will remain outstanding and vest on March 5, 2020 (or earlier in the event of his death or disability or a change in control). If the employment of Mr. Hockema or Mr. Barneson terminates before March 5, 2020 as a result of his retirement, a prorated portion of such restricted stock units, determined based on the actual days of his employment during the restriction period, will remain outstanding and vest on March 5, 2020 (or earlier in the event of his death or disability or a change in control). The named executive officer will receive dividend equivalent payments equal to cash dividends and distributions that such named executive officer would receive if the number of shares of common stock underlying such restricted stock units were issued and outstanding and held of record by such named executive officer on the applicable record date for such dividend or distribution.

(5)
Reflects the number of restricted stock units received by Mr. Harvey on July 15, 2017. The restricted stock units granted will vest on July 15, 2022 or earlier if the named executive officer's employment terminates as a result of death or disability or in the event of a change in control. If the named executive officer’s employment is terminated by us without cause or the named executive officer’s employment is terminated by him for good reason, in either case before July 15, 2022, the restricted stock units will remain outstanding and vest on July 15, 2022 (or earlier in the event of his death or disability or a change in control). Mr. Harvey will receive dividend equivalent payments equal to cash dividends and distributions that he would receive if the number of shares of common stock underlying such restricted stock units were issued and outstanding and held of record by him on the applicable record date for such dividend or distribution.

Employment-Related Agreements and Certain Employee Benefit Plans

Employment Agreement with Jack A. Hockema

On July 6, 2006, we entered into an employment agreement with Jack A. Hockema, pursuant to which Mr. Hockema continued his duties as our President and Chief Executive Officer. On November 9, 2010, we entered into an amended and restated employment agreement with Mr. Hockema to extend the term of the existing employment agreement from July 5, 2012 through July 6, 2015, eliminate the automatic renewal provision, eliminate our obligation to make excise tax gross-up payments to Mr. Hockema, and modify his long-term incentive compensation to increase the portion of such compensation in the form of performance shares. The agreement was amended and restated on March 5, 2014, primarily to extend the term of the existing employment agreement through December 31, 2016 and modify the calculation of any prorated payment of Mr. Hockema's annual short-term incentive compensation upon the termination of his employment prior to the last day of the applicable fiscal year so that such calculation is based on actual, rather than target, performance, and was amended on March 31, 2014 to permit his 2014 long-term incentive award to provide for prorated payment based on the actual number of days of his employment during the applicable restricted or performance period, rather than full payment, in the event of his retirement prior to the end of the applicable restricted or performance period. On December 31, 2015, the agreement was amended and restated to extend the term through December 31, 2018. On July 15, 2017, the agreement was again amended and restated to extend the term of the existing employment agreement through July 15, 2020.

The terms of Mr. Hockema's amended and restated employment agreement provide for an initial base salary of $915,000, subject to annual increases, if any, agreed by us and Mr. Hockema and for an annual short-term incentive target equal to 68.5% of his base salary. The short-term incentive may be paid in cash, shares of the company's common stock, or a combination of cash and shares of the company's common stock, but is subject to both our meeting the applicable underlying performance thresholds and an annual cap of three times the target. If Mr. Hockema's employment terminates other than on a date which is the last day of a fiscal year, then his annual short-term incentive award with respect to the fiscal year in which his employment terminates will be determined based on the company's actual performance under the company's short-term incentive plan in which Mr. Hockema participates and prorated for the actual number of days of employment during such fiscal year, and such amount will be paid to Mr. Hockema or his estate unless his employment was terminated by us for cause. The amended and restated employment agreement provides that Mr. Hockema is entitled to receive annual equity awards (such as restricted stock units, stock options or performance shares) with a target economic value of 227% of his base salary, with the portion of his annual equity awards in the form of restricted stock units equaling 36% of the target economic value, and his annual equity awards in the form of performance shares equaling 64% of the target economic value.

Under Mr. Hockema's amended and restated employment agreement, following any termination of his employment, we must pay or provide to Mr. Hockema or his estate:

•	base salary earned through the date of such termination;

•	except in the case of a termination by us for cause, earned but unpaid incentive awards;

•	accrued but unpaid vacation;

•	benefits under our employment benefit plans to the extent vested and not forfeited on the date of such termination; and

•	benefit continuation and conversion rights to the extent provided under our employment benefit plans.

In addition, if Mr. Hockema's employment is terminated as a result of his death or disability, at the end of the term of his employment agreement or upon his retirement during the term, all of his outstanding equity awards will vest in accordance with their terms, subject to the provisions described above, and all of his vested but unexercised grants will remain exercisable through the second anniversary of such termination. If Mr. Hockema's employment is terminated by us for cause, all of his unvested equity grants will be forfeited and all of his vested but unexercised equity grants will be forfeited on the date that is 90 days following such termination. If Mr. Hockema's employment is terminated by us without cause or is voluntarily terminated by him with good reason, in addition to the payment of his accrued benefits as described above, (1) we will make a lump-sum payment to Mr. Hockema in an amount equal to 3.37 times his base salary, (2) his medical, dental, vision, life insurance and disability benefits, which we refer to as welfare benefits, will continue for two years commencing on the date of such termination, and (3) all of his outstanding equity awards will vest in accordance with their terms, subject to the provisions described above, and all of his vested but unexercised grants will remain exercisable through the second anniversary of such termination.

If there is a change in control of our company, all of Mr. Hockema's equity awards outstanding as of the date of such change in control will vest in accordance with their terms. If Mr. Hockema's employment is terminated by us without cause or is voluntarily terminated by him with good reason within two years following a change in control, in addition to the payments of his accrued benefits as described above, (1) we will make a lump-sum payment to Mr. Hockema in an amount equal to 5.05 times his base salary, (2) his welfare benefits will continue for three years commencing on the date of such termination, and (3) all previously unvested equity grants will become exercisable and vested but unexercised grants will remain exercisable through the second anniversary of such termination. If any payments to Mr. Hockema would be subject to a federal excise tax by reason of being considered contingent on a change in control, then such payments will be reduced to the minimum extent necessary so that no portion of such payments, as so reduced, is subject to such tax, except that such a reduction will be made only if and to the extent such reduction would result in an increase in the aggregate payment on an after-tax basis.

Mr. Hockema will be subject to non-competition, non-solicitation and confidentiality restrictions following his termination of employment.

For quantitative disclosure regarding estimated payments and other benefits that would have been received by Mr. Hockema or his estate if his employment had terminated on December 29, 2017, the last business day of 2017, under various circumstances, see "- Potential Payments and Benefits upon Termination of Employment" below.

Salaried Severance Plan

Mr. Hockema's employment agreement discussed above describes the benefits available to Mr. Hockema upon the severance of his employment with the company. Messrs. Harvey, Rinkenberger, Donnan, and Barneson are subject to our severance plan for salaried employees, which we refer to as our Salaried Severance Plan. Our Salaried Severance Plan provides for payment of a termination allowance and continuation of welfare benefits upon an involuntary separation of employment that is intended to be permanent. The termination allowance and continuation of welfare benefits are not available under our Salaried Severance Plan if:

•	the employee received severance compensation or welfare benefit continuation pursuant to a Change in Control Agreement (described below) or any other agreement;

•	the employee's employment is terminated other than by us without cause; or

•	the employee declined to sign, or subsequently revokes, a designated form of release.

The termination allowance payable to covered employees under our Salaried Severance Plan consists of a lump-sum cash payment equal to the employee's weekly base salary multiplied by a number of weeks (not to exceed 26), which we refer to as the continuation period, determined based on the employee's number of years of full employment. Under our Salaried Severance Plan, welfare benefits are continued following the termination of employment for the shorter of the continuation period and the period commencing on the termination of employment and ending on the date that the employee is no longer eligible for coverage under the Consolidated Omnibus Budget Reconciliation Act, or COBRA. As of December 29, 2017, the continuation periods for Messrs. Harvey, Rinkenberger, Donnan, and Barneson were 26, 24, 20, and 26 weeks, respectively.

For quantitative disclosure regarding estimated payments and other benefits that would have been received by each of Messrs. Hockema, Harvey Rinkenberger, Donnan, and Barneson or his estate if his employment had terminated on December 29, 2017, the last business day of 2017, under various circumstances, see "- Potential Payments and Benefits upon Termination of Employment" below.

Change in Control Agreements

In 2002, in connection with the commencement of our chapter 11 bankruptcy and the implementation of our court-approved Chapter 11 Key Employee Retention Plan, we also entered into Change in Control Agreements with certain key executives, including Messrs. Hockema, Harvey, Rinkenberger, Donnan, and Barneson, in order to provide them with appropriate protection in the event of a termination of employment in connection with a change in control or, except as otherwise provided, a significant restructuring. Mr. Hockema's employment agreement discussed above supersedes his Change in Control Agreement. The Change in Control Agreements terminate on the second anniversary of a change in control.

The Change in Control Agreements provide for severance payments and continuation of welfare benefits upon termination of employment in certain circumstances. The participants are eligible for severance benefits if their employment is terminated by us without cause or by the participant with good reason during a period that commences 90 days prior to the change in control and ends on the second anniversary of the change in control. Participants (including Messrs. Harvey, Rinkenberger, Donnan, and Barneson) also are eligible for severance benefits if their employment is terminated by us due to a significant restructuring event when there has been no change in control. These benefits are not available if:

•	the participant's employment is terminated other than by us without cause or by the participant for good reason; or

•	the participant declines to sign, or subsequently revokes, a designated form of release.

In consideration for the severance payment and continuation of benefits, a participant will be subject to non-competition, non-solicitation and confidentiality restrictions following his or her termination of employment with us.

Upon a qualifying termination of employment, each of Messrs. Harvey, Rinkenberger, Donnan, and Barneson is entitled to receive the following:

•	three times (for Mr. Barneson) or two times (for Messrs Harvey, Rinkenberger, and Donnan) the sum of his base pay and most recent short-term incentive target;

•	a prorated portion of his short-term incentive target for the year of termination; and

•	a prorated portion of his long-term incentive target in effect for the year of his termination, provided that such target was achieved.

In addition, welfare benefits and perquisites are continued for a period of three years (for Mr. Barneson) or two years (for Messrs. Harvey, Rinkenberger, and Donnan) after termination of employment with us.

In general, if any payments would be subject to federal excise tax or any similar state or local tax by reason of being considered contingent on a change in control, the participant will be entitled to receive an additional amount (a "gross-up payment") such that, after satisfaction of all tax obligations imposed on such payments, the participant retains an amount equal to the federal excise tax or similar state or local tax imposed on such payments. However, if no such federal excise tax or similar state or local tax would apply if the aggregate payments were reduced by 5%, then the aggregate payments to the participant will be reduced by the amount necessary to avoid application of such federal excise tax or similar state or local tax.

For quantitative disclosure regarding estimated payments and other benefits that would have been received by each of Messrs. Hockema, Harvey, Rinkenberger, Donnan, and Barneson or his estate if his employment had terminated on December 29, 2017, the last business day of 2017, under various circumstances, see "- Potential Payments and Benefits Upon Termination of Employment" below.

2016 Plan

The 2016 Plan is an omnibus plan that facilitates the issuance of incentive awards as part of our comprehensive compensation structure and is administered by a committee of non-employee directors of our board of directors, currently the compensation committee.

Any person who is selected by the compensation committee to receive benefits under the 2016 Plan and who is at that time an officer or other key employee of Kaiser or any of our subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the 2016 Plan. In addition, certain persons who provide services to us or any of our subsidiaries that are equivalent to those typically provided by an employee (provided that such persons satisfy the definition of “employee” for purposes of a Registration Statement on Form S-8 under the Securities Act) and non-employee directors of Kaiser may also be selected to participate in the 2016 Plan. As of December 31, 2016, there were approximately 60 employees and nine non-employee directors of Kaiser expected to participate in the 2016 Plan.

Subject to adjustment as described in the 2016 Plan, the aggregate number of shares of our common stock available for awards granted under the 2016 Plan is limited to 1,045,000 shares of our common stock, minus (1) as of the effective date of the 2016 Plan, one share for every one share subject to an award granted under the predecessor plan between December 31, 2015 and the effective date of the 2016 Plan, plus (2) any shares of our common stock that become available under the 2016 Plan as a result of forfeiture, cancellation, expiration, or cash settlement of awards. As of the date of this Proxy Statement, approximately 586,137 shares of common stock are available for additional awards under the 2016 Plan.

The 2016 Plan authorizes the issuance of option rights, appreciation rights, restricted stock, restricted stock units, cash incentive awards, performance shares, performance units and other awards, including awards in the forms of cash, shares of common stock, notes or other property.

Under the 2016 Plan, any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to Kaiser of any gain related to an award as determined by the compensation committee if a participant has engaged in any detrimental activity, either during employment by us or within a specified period after termination of employment.

Under the 2016 Plan, the compensation committee may permit non-employee directors to elect to receive shares of our common stock in lieu of any or all of the annual cash retainers paid to non-employee directors, including retainers for serving as a committee chair or Lead Independent Director.

Our board of directors generally may amend the 2016 Plan from time to time in whole or in part. However, if any amendment (1) would materially increase the benefits accruing to participants under the 2016 Plan, (2) would materially increase the number of shares or securities which may be issued under the 2016 Plan, (3) would materially modify the requirements for participation in the 2016 Plan, or (4) must otherwise be approved by our stockholders in order to comply with applicable law or the rules of the Nasdaq Stock Market, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained. Further, subject to the 2016 Plan’s prohibition on repricing, the compensation committee generally may amend the terms of any award prospectively or retroactively, except in the case of awards intended to qualify as "qualified performance-based compensation" under Section 162(m) of the Code (which awards may be so amended only to the extent doing so would not result in the loss of an otherwise available exemption under Section 162(m) of the Code).

Our board of directors may, in its discretion, terminate the 2016 Plan at any time. Termination of the 2016 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. The 2016 Plan will expire on May 26, 2026. No grants will be made under the plan after that date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the 2016 Plan.

Savings Plan

We sponsor a tax-qualified profit sharing and 401(k) plan, our Savings Plan, in which eligible salaried employees may participate. Pursuant to the Savings Plan, employees may elect to reduce their current annual compensation up to the lesser of 75% or the statutorily prescribed limit of $18,500 in calendar year 2018 (plus up to an additional $6,000 in the form of "catch-up" contributions for participants near retirement age), and have the amount of any reduction contributed to the Savings Plan. Our Savings Plan is intended to qualify under sections 401(a) and 401(k) of the Code, so that contributions by us or our employees to the Savings Plan and income earned on contributions are not taxable to employees until withdrawn from the Savings Plan and so that contributions will be deductible by us when made.

We match 100% of the amount an employee contributes to the Savings Plan, subject to a 4% maximum based on the employee's compensation as defined in the Savings Plan. Employees are immediately vested 100% in our matching contributions to our Savings Plan.

We also make annual fixed-rate contributions on behalf of our employees in the following amounts:

•
for our employees who were employed with us on or before January 1, 2004, we contribute in a range from 2% to 10% of the total of the employee's base salary and short-term incentive award, based upon the sum of the employee's age and years of continuous service as of January 1, 2004; and

•	for our employees who were first employed with us after January 1, 2004, we contribute 2% of the total of the employee's base salary and short-term incentive award.

As discussed more fully below, the fixed-rate contributions were implemented following the termination of our qualified, defined benefit retirement plan and resulting loss of benefit accruals under that plan. An employee is required to be employed on the last day of the year in order to receive the fixed-rate contribution. Employees are vested 100% in our fixed-rate contributions to the Savings Plan after three years of service.

The total amount of elective, matching and fixed-rate contributions in any year cannot exceed the lesser of 100% of the total of an employee's base salary and short-term incentive award or $54,000 in 2017, respectively (adjusted annually). We may amend or terminate these matching and fixed-rate contributions at any time by an appropriate amendment to our Savings Plan. Upon termination of employment, employees are eligible to receive a distribution of their vested plan balances under our Savings Plan. The independent trustee of the Savings Plan invests the assets of the Savings Plan as directed by participants.

Restoration Plan

We sponsor a nonqualified, deferred compensation plan, our Restoration Plan, in which members of our senior management and highly compensated employees may participate. Eligibility to participate in our Restoration Plan is determined by the compensation committee. The purpose of our Restoration Plan is to restore the benefit of matching and fixed-rate contributions that we would have otherwise paid to participants under our Savings Plan but for the limitations on benefit accruals and payments imposed by the Code. We maintain an account on behalf of each participant in the Restoration Plan, and contributions to a participant's Restoration Plan account to restore benefits under the Savings Plan are made generally in the manner described below:

•
if our matching contributions to a participant under the Savings Plan are limited in any year, we will make an annual contribution to that participant's account under the Restoration Plan equal to the difference between:

•	the matching contributions that we could have made to that participant's account under the Savings Plan if the Code did not impose any limitations; and

•	the maximum contribution we could in fact make to that participant's account under the Savings Plan in light of the limitations imposed by the Code; and

•
annual fixed-rate contributions to the participant's account under the Restoration Plan are made in an amount equal to between 2% and 10% of the participant's excess compensation, as defined in Section 401(a)(17) of the Code.

Participants are immediately vested 100% in our matching contributions to the Restoration Plan and are vested 100% in our fixed-rate contributions to our Restoration Plan after three years of service or upon retirement, death, disability or a change of control. Participants do not make contributions to their respective Restoration Plan accounts. A participant is entitled to distributions six months following his or her termination of service, except that any participant who is terminated for cause will forfeit the entire amount of matching and fixed-rate contributions made by us to that participant's account under the Restoration Plan.

We may amend or terminate these matching and fixed-rate contributions at any time by an appropriate amendment to our Restoration Plan. The value of each participant's account under our Restoration Plan changes based upon the performance of the funds designated by the participant from a menu of various money market and investment funds.

Outstanding Equity Awards at December 31, 2017

The table below sets forth the information regarding equity awards held by our named executive officers as of December 31, 2017 and illustrates the impact of the intended design of our compensation program, which generally insures three years of restricted stock, restricted stock unit and performance share awards are outstanding at any time.

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested		Market Value or Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
Name	(#)		($)	(#)		($)
Jack A. Hockema	11,046	(2)	$1,180,265	23,459	(5)	$2,506,594
	10,830	(3)	$1,157,186	22,997	(6)	$2,457,229
	10,509	(4)	$1,122,887	22,312	(7)	$2,384,037

Keith A. Harvey	25,000	(8)	$2,671,250
	5,520	(2)	$589,812	6,594	(5)	$704,569
	5,107	(3)	$545,683	12,385	(6)	$1,323,337
	4,955	(4)	$529,442	12,016	(7)	$1,283,910
	30,000	(9)	$3,205,500

Daniel J. Rinkenberger	4,817	(2)	$514,696	5,754	(5)	$614,815
	4,723	(3)	$504,653	5,641	(6)	$602,741
	4,596	(4)	$491,083	5,488	(7)	$586,393

John M. Donnan	4,189	(2)	$447,595	5,004	(5)	$534,677
	4,107	(3)	$438,833	4,905	(6)	$524,099
	3,985	(4)	$425,797	4,760	(7)	$508,606

John Barneson	3,435	(2)	$367,030	4,103	(5)	$438,406
	3,368	(3)	$359,871	4,022	(6)	$429,751
	3,277	(4)	$350,147	3,913	(7)	$418,104
____________

(1)
Reflects the aggregate market value determined based on a per share price of $106.85, the closing price per share of our common stock as reported on the Nasdaq Global Select Market on December 29, 2017.

(2)
Reflects the number of shares of restricted stock received by the named executive officer pursuant to awards granted effective March 5, 2015. The restrictions on all such shares lapsed on March 5, 2018.

(3)
Reflects the number of restricted stock units received by the named executive officer pursuant to awards granted effective March 5, 2016. All such restricted stock units will lapse on March 5, 2019 or earlier if the named executive officer’s employment terminates as a result of death or disability, the named executive officer’s employment is terminated by us without cause, the named executive officer’s employment is voluntarily terminated by him for good reason or in the event of a change in control. If, prior to March 5, 2019, the employment of Mr. Hockema or Mr. Barneson terminates as a result of his retirement, a prorated portion of such restricted stock units, determined based on the actual days of the named executive officer's employment during the restriction period, will vest on March 5, 2019.

(4) Reflects the number of restricted stock units received by the named executive officer pursuant to awards granted effective March 5, 2017. See Note 4 to the table set forth under "Executive Compensation - Grants of Plan-Based Awards" above for more information on the restricted stock units granted to the named executive officers effective March 5, 2017.

(5)
Reflects the target number of performance shares received by the named executive officer pursuant to awards granted effective March 5, 2015. Such target number is approximately one-half of the performance shares received by the named executive officer pursuant to awards granted effective March 5, 2015. The number of performance shares earned based on the level of performance achieved during the three-year performance period vested on March 5, 2018. The compensation committee certified the performance level achieved during the three-year performance period on March 5, 2018 and, based on the certified performance level, 170% of the target performance shares (85% of the total performance shares) received by the named executive officers were earned.

(6)
Reflects the target number of performance shares received by the named executive officer pursuant to awards granted effective March 5, 2016. Such target number is approximately one-half of the performance shares received by the named executive officer pursuant to awards granted effective March 5, 2016. The number of performance shares, if any, earned based on the level of performance achieved during the three-year performance period will vest on the later to occur of March 15, 2019 and the date on which the compensation committee certifies the performance level achieved during the three-year performance period, which shall be no later than March 15, 2019. If, prior to December 31, 2018, the named executive officer’s employment terminates as a result of death or disability, the target number of performance shares will vest. If, prior to the vesting date, the named executive officer’s employment is terminated by us without cause or is voluntarily terminated by him for good reason, the performance shares granted to him will remain outstanding and the number of performance shares, if any, earned on the vesting date will be determined based on the performance level achieved during the performance period. If, prior to December 31, 2018, a change in control occurs, the performance shares granted to him will vest immediately and the number of performance shares, if any, earned upon the change of control date will be determined based on the performance level achieved during the performance period through the change in control date. If, prior to the vesting date, the employment of Mr. Hockema or Mr. Barneson terminates as a result of his retirement, the performance shares granted to him will remain outstanding and the number of performance shares, if any, that will vest on the vesting date will be determined based on the performance level achieved during the applicable performance period and prorated based on the actual days of the named executive officer's employment during the performance period.

(7)
Reflects the target number of performance shares received by the named executive officer pursuant to awards granted effective March 5, 2017. Such target number is approximately one-half of the performance shares received by the named executive officer pursuant to awards granted effective March 5, 2017. See Note 2 to the table set forth under "- Grants of Plan-Based Awards in 2017" above for more information on the performance shares granted to the named executive officers effective March 5, 2017.

(8)
Reflects the number of shares of restricted stock received by Mr. Harvey pursuant to an award granted effective June 4, 2014. The restrictions on all such shares will lapse on June 4, 2019 or earlier if Mr. Harvey’s employment terminates as a result of death or disability, the named executive officer’s employment is terminated by us without cause, the named executive officer’s employment is voluntarily terminated by him for good reason or in the event of a change in control.

(9)
Reflects the number of restricted stock units received by Mr. Harvey pursuant to an award granted effective July 15, 2017. All such restricted stock units will vest on July 15, 2022 or earlier if Mr. Harvey’s employment terminates as a result of death or disability or in the event of a change in control. If the named executive officer’s employment is terminated by us without cause or the named executive officer’s employment is terminated by him for good reason, in either case before March 5, 2020, the restricted stock units will remain outstanding and vest on March 5, 2020 (or earlier in the event of his death or disability or a change in control).

Stock Vested in 2017

The table below sets forth information regarding the vesting during 2017 of restricted stock and performance shares granted to our named executive officers in 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jack A. Hockema	42,238	$3,365,946
Keith A. Harvey	10,597	$844,475
Daniel J. Rinkenberger	12,552	$1,000,269
John M. Donnan	10,916	$869,896
John Barneson	7,607	$606,202
____________

(1)
Reflects the aggregate market value of (i) restricted shares that vested on March 5, 2017, determined based on a per share price of $79.69, the closing price per share of our common stock as reported on the Nasdaq Global Select Market on the vesting date of such shares of restricted stock, and (ii) shares of common stock that were received upon the vesting on March 5, 2017 of 126% of the target number of performance shares (63% of the total number of performance shares) granted to our named executive officers in 2014 based on actual results over the three-year performance period, determined based on a per share price of $79.69, the closing price per share of our common stock as reported on the Nasdaq Global Select Market on the vesting date of such performance shares.

Pension Benefits as of December 31, 2017

The table below sets forth information regarding the present value as of December 31, 2017 of the accumulated benefits of our named executive officers under our Old Pension Plan. As discussed further below, our Old Pension Plan was terminated on December 17, 2003, at which time the number of years of credited service for participants was frozen.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)
Jack A. Hockema	Kaiser Aluminum Salaried Employees Retirement Plan	11.92	$370,662
Keith A. Harvey	Kaiser Aluminum Salaried Employees Retirement Plan	17.83	$512,100
Daniel J. Rinkenberger	Kaiser Aluminum Salaried Employees Retirement Plan	12.67	$509,046
John M. Donnan	Kaiser Aluminum Salaried Employees Retirement Plan	10.25	$409,534
John Barneson	Kaiser Aluminum Salaried Employees Retirement Plan	28.83	$770,293
____________

(1)
Determined (a) assuming mortality according to the RP-2014 White Collar Healthy Annuitant mortality table, adjusted for 2006 and then projected with Scale MP-2016 and (b) applying a discount rate of 3.60% per annum.

The Old Pension Plan previously maintained by us was a qualified, defined-benefit retirement plan for our salaried employees who met certain eligibility requirements. Effective December 17, 2003, the PBGC terminated and effectively assumed responsibility for making benefit payments in respect of the Old Pension Plan. As a result of the termination, all benefit accruals under the Old Pension Plan were terminated and benefits available to certain executive officers, including Mr. Hockema, were significantly reduced due to the limitation on benefits payable by the PBGC. Benefits payable to participants will be reduced to a maximum of $34,742 annually for retirement at age 62, a lower amount for retirement prior to age 62, and a higher amount for retirements after age 62, up to $43,977 annually for retirement at age 65, and participants will not accrue additional benefits. In addition, the PBGC will not make lump-sum payments to participants.

Nonqualified Deferred Compensation for 2017

The table below sets forth, for each of our named executive officers, information regarding his participation in our Restoration Plan during 2017. For additional information about our Restoration Plan, see "- Restoration Plan."

Name	Registrant Contributions in Last FY (1)	Aggregate Earnings in Last FY (2)(3)	Aggregate Balance at Last FYE
Jack A. Hockema	$240,709	$155,222	$4,408,183
Keith A. Harvey	$164,700	$118,167	$895,287
Daniel J. Rinkenberger	$82,401	$78,964	$642,978
John M. Donnan	$75,884	$91,547	$759,044
John Barneson	$77,848	$648,570	$3,110,047
____________

(1)	In each case, 100% of such amount is included in the amounts for 2017 reflected in the "All Other Compensation" column of the Summary Compensation Table above.

(2)
Amounts included in this column reflect the change in market value of the investments made under the Restoration Plan and do not include amounts reflected in the "Registrant Contributions in Last FY" column of this table.

(3)
Amounts included in this column do not include above-market or preferential earnings (of which there were none) and, accordingly, such amount is not included in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the Summary Compensation Table above.

Pay Ratio

In August 2015, pursuant to a mandate of the Dodd-Frank Act, the Securities and Exchange Commission adopted a rule requiring annual disclosure of the ratio of the median employee's annual total compensation to the total annual compensation of the principal executive officer. To determine the median employee, we (1) prepared a list of all employees as of December 31, 2017, (2) applied a Canadian to U.S dollar exchange rate for compensation paid in Canadian currency using the exchange rate in effect as of December 31, 2017, (3) ranked the annual gross income of all employees for the year ended December 31, 2017, except for Mr. Hockema, using the Form W-2 compensation for our U.S. employees and Form T4 compensation for our Canadian employees, and (4) selected the employee with the median annual gross income. The annual total compensation of the median employee was determined in the same manner as the total compensation shown for Mr. Hockema in the Summary Compensation Table.

For the year ended December 31, 2017, (1) the total annual compensation of Mr. Hockema, our chief executive officer, was $5,728,697; (2) the total annual compensation of our median employee was $64,088; and (3) the resulting ratio of our chief executive officer to median employee compensation was 89:1.

This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized above. The assumptions we used are specific to our company and our employee population. As a result, our pay ratio may not be comparable to the pay ratios of other companies.

Potential Payments and Benefits Upon Termination of Employment

The tables below set forth for each named executive officer quantitative disclosure regarding estimated payments and other benefits that would have been received by the named executive officer or his estate if his employment had terminated on December 29, 2017, the last business day of 2017, under the following circumstances:

•	voluntary termination by the named executive officer prior to age 65, except for Messrs. Hockema and Barneson, who turned age 65 during 2011 and 2016, respectively;

•	termination by us for cause;

•	termination by us without cause or by the named executive officer with good reason;

•	termination by us without cause or by the named executive officer with good reason following a change in control;

•
termination at retirement at or after age 65 for Messrs. Hockema and Barneson, but not for Messrs. Harvey, Rinkenberger or Donnan because none of such named executive officers had reached age 65 as of December 29, 2017;

•	termination as a result of disability; or

•	termination as a result of death.

The information in the tables below assume that (1) there is no earned but unpaid base salary at the time of termination, (2) all 2017 vacation was used, and (3) the named executive officer had five weeks of accrued vacation for 2018. The information in the tables also reflect:

•	the value of healthcare benefits (medical and dental) at December 29, 2017 determined:

◦	assuming family coverage in a consumer-driven health plan and a premium dental plan throughout the named executive officer's applicable benefit continuation period,

◦	based on current COBRA coverage rates for 2018, and

◦	assuming a 10% increase in the cost of medical and dental coverage for 2019 as compared to 2018;

•
in the case of termination by us without cause or by the named executive officer with good reason and termination by us without cause or by the named executive officer with good reason following a change in control, the present value of disability benefits at December 29, 2017 determined:

◦assuming coverage throughout the applicable benefit continuation period,

◦	based on our current costs of providing such benefits and assuming such costs do not increase during the applicable benefit continuation period,

◦	assuming we pay such costs throughout the applicable benefit continuation period in the same manner as we currently pay such costs,

◦	assuming mortality according to the RP-2014 Mortality Table for Disabled Retirees, adjusted to 2006, and projected therefrom with MP-2015 Generational Mortality Improvement Projection, and

◦	applying a discount rate of 3.60% per annum;

•	in the case of termination as a result of disability, the actuarial present value of disability benefits at December 29, 2017 determined:

◦	assuming full disability at December 29, 2017,

◦	assuming mortality according to the RP-2014 Mortality Table for Disabled Retirees, adjusted to 2006, and projected therefrom with MP-2016 Generational Mortality Improvement Projection, and

◦	applying a discount rate of 3.60% per annum;

•
in the case of termination by us without cause or by the named executive officer with good reason and termination by us without cause or by the named executive officer with good reason following a change in control, the present value of life insurance benefits at December 29, 2017 determined:

◦	assuming coverage throughout the applicable benefit continuation period at the named executive officer's current election of coverage,

◦	based on our current costs of providing such benefits and assuming such costs do not increase during the applicable benefit continuation period,

◦	assuming we pay such costs throughout the applicable benefit continuation period in the same manner as we currently pay such costs,

◦	assuming mortality according to the RP-2014 White Collar Healthy Annuitant Mortality Table with MP-2016 Generational Mortality Improvement Projection, and

◦	applying a discount rate of 3.60% per annum; and

•
in the case of termination as a result of death, the life insurance benefit payable assuming the named executive officer’s death occurred on December 29, 2017 other than while traveling on company-related business.

The disability and life insurance benefits described above would be paid by a third-party insurer and not by us.  We maintain a travel and accidental death policy for certain employees, including our named executive officers, that would provide an additional $1 million death benefit payable to the named executive officer’s estate if this death occurs during company-related travel.  Such additional life insurance benefit would be paid by a third-party insurer and not by us.

Under our equity award agreements, if, on December 29, 2017, the employment of any of our named executive officers had been terminated by us without cause or his employment had been voluntarily terminated by him for good reason, then (1) the restrictions on all shares of restricted stock granted to him effective March 5, 2015 and, in the case of Mr. Harvey, June 4, 2014 would have lapsed, (2) all restricted stock units granted to him effective March 5, 2016 would have vested, (3) all restricted stock units granted to him effective March 5, 2017 and, in the case of Mr. Harvey, July 15, 2017 would have remained outstanding and would vest on March 5, 2020 and, in the case of Mr. Harvey, July 15, 2022, as applicable (or earlier in the event of his death or disability or a change in control) and (4) the performance shares granted to him effective March 5, 2015, March 5, 2016 and March 5, 2017 would have remained outstanding, with the number of shares of common stock, if any, to be received by such named executive officer in respect to such performance shares to be determined based on the performance level achieved during the applicable performance period. The information in the tables reflect, in such circumstances, the aggregate market value, determined based on a per share price of $106.85, the closing price per share of our common stock as reported on the Nasdaq Global Select Market on December 29, 2017, of a number of shares equal to:

•	the total number of restricted shares granted to the named executive officer effective March 5, 2015 and, in the case of Mr. Harvey, June 4, 2014,

•	the total number of restricted stock units granted to the named executive officer effective March 5, 2016, March 5, 2017 and, in the case of Mr. Harvey, July 15, 2017,

•
the actual number of shares of common stock received by the named executive officer granted to him effective March 5, 2015 based on the performance level achieved during the applicable performance period as determined by our compensation committee in early 2018, and

•	the target number of shares that could be received by the named executive officer in respect of the performance shares granted to him effective March 5, 2016 and March 5, 2017.

Pursuant to the terms of the performance shares granted to the named executive officers effective March 5, 2015, March 5, 2016 and March 5, 2017, if the company declares cash dividends on our common stock and the record and payment dates for dividends occur on or after the date of grant but before common shares are issued or delivered in respect of such performance shares, the named executive officer will also be entitled to also receive a payment equal to the cash dividends that he would have received if the number of common shares so issued or delivered to him had been issued and outstanding and held of record by him from the date of grant through such issuance or delivery.  The information in the tables reflects an amount equal to the cash dividends the named executive officer would have received if the number of performance shares contemplated by the last two bullets above had been issued and outstanding and held of record by him from March 5, 2015, March 5, 2016 and March 5, 2017, as applicable, through the issuance and deliver of common shares in respect of such performance shares, assuming in each case that the company does not declare any further cash dividends after December 31, 2017.

Under our equity award agreements, if, on December 29, 2017, there had been a change in control and the employment of any of our named executive officers had been terminated by us without cause or his employment had been voluntarily terminated by him for good reason, then (1) the restrictions on all shares of restricted stock granted to him effective March 5, 2015 and, in the case of Mr. Harvey, June 4, 2014 would have lapsed, (2) all restricted stock units granted to him effective March 5, 2016, March 5, 2017 and, in the case of Mr. Harvey, July 15, 2017 would have vested and (3) the performance shares granted to him effective March 5, 2015, March 5, 2016 and March 5, 2017 would have immediately vested, with the number of common stock, if any, to be received by such named executive officer in respect to such performance shares to be determined based on the performance level achieved during the applicable performance period through the date of such change in control. The information in the tables reflect, in such circumstances, the aggregate market value, determined based on a per share price of $106.85, the closing price per share of our common stock as reported on the Nasdaq Global Select Market on December 29, 2017, of a number of shares equal to:

•	the total number of shares restricted shares granted to the named executive officer effective March 5, 2015 and, in the case of Mr. Harvey, June 4, 2014,

•	the total number of restricted stock units granted to him effective March 5, 2016, March 5, 2017 and, in the case of Mr. Harvey, July 15, 2017,

•
the actual number of shares of common stock received by the named executive officer granted to him effective March 5, 2015 based on the performance level achieved during the applicable performance period as determined by our compensation committee in early 2018, and

•
the number of shares that would have been received by the named executive officer in respect of the performance shares granted to him effective March 5, 2016 and March 5, 2017 based on the performance level achieved during the applicable performance period through the date of the change in control.

Pursuant to the terms of the performance shares granted to the named executive officers effective March 5, 2015, March 5, 2016 and March 5, 2017, if the company declares cash dividends on our common stock and the record and payment dates for dividends occur on or after the date of grant but before common shares are issued or delivered in respect of such performance shares, the named executive officer will also be entitled to also receive a payment equal to the cash dividends that he would have received if the number of common shares so issued or delivered to him had been issued and outstanding  and held of record by him from the date of grant through such issuance or delivery.  The information in the tables reflects an amount equal to the cash dividends the named executive officer would have received if the number of performance shares contemplated by the last two bullets above had been issued and outstanding and held of record by him from March 5, 2015, March 5, 2016 and March 5, 2017, as applicable, through the issuance and delivery of common shares in respect of such performance shares, assuming in each case that the company does not declare any further cash dividends after December 31, 2017.

Under our equity award agreements, if, on December 29, 2017, the employment of any of our named executive officers had been terminated as a result of his death or disability, then (1) the restrictions on all shares of restricted stock granted to him effective March 5, 2015 and, in the case of Mr. Harvey, June 4, 2014 would have lapsed, (2) all restricted stock units granted to him effective March 5, 2016, March 5, 2017 and, in the case of Mr. Harvey, July 15, 2017 would have vested and (3) the target number of performance shares granted to him effective March 5, 2015, March 5, 2016 and March 5, 2017 would have vested. The information in the tables reflect, in such circumstances, the aggregate market value, determined based on a per share price of $106.85, the closing price per share of our common stock as reported on the Nasdaq Global Select Market on December 29, 2017, of a number of shares equal to:

•	the total number of shares restricted shares granted to the named executive officer effective March 5, 2015 and, in the case of Mr. Harvey, June 4, 2014,

•	the total number of restricted stock units granted to him effective March 5, 2016, March 5, 2017 and, in the case of Mr. Harvey, July 15, 2017, and

•	the target number of shares that could be received by the named executive officer in respect of the performance shares granted to him effective March 5, 2015, March 5, 2016 and March 5, 2017.

Pursuant to the terms of the performance shares granted to the named executive officers effective March 5, 2015, March 5, 2016 and March 5, 2017, if the company declares cash dividends on our common stock and the record and payment dates for dividends occur on or after the date of grant but before common shares are issued or delivered in respect of such performance shares, the named executive officer will also be entitled to also receive a payment equal to the cash dividends that he would have received if the number of common shares so issued or delivered to him had been issued and outstanding  and held of record by him from the date of grant through such issuance or delivery.  The information in the tables reflects an amount equal to the cash dividends the named executive officer would have received if the number of performance shares contemplated by the last bullet above had been issued and outstanding and held of record by him from March 5, 2015, March 5, 2016 and March 5, 2017, as applicable, through the issuance and delivery of common shares in respect of such performance shares, assuming in each case that the company does not declare any further cash dividends after December 31, 2017.

Under our equity award agreements with Messrs. Barneson and Hockema as amended, if Messrs. Barneson or Hockema had retired on December 29, 2017, then (1) a prorated portion of the shares of restricted stock granted to him effective March 5, 2015, determined based on the actual days of his employment during the restriction period, would have remained outstanding, with the restrictions on such shares of restricted stock to lapse on March 5, 2018, (2) a prorated portion of the restricted stock units granted to him effective March 5, 2016, determined based on the actual days of his employment during the restriction period, would have vested, (3) a prorated portion of the restricted stock units granted to him effective March 5, 2017, determined based on the actual days of his employment during the restriction period, would have remained outstanding and would vest on March 5, 2020 and (4) the performance shares granted to him effective March 5, 2015, March 5, 2016 and March 5, 2017 would have remained outstanding, with the number of shares of common stock, if any, to be received by him in respect of such performance shares to be determined based on the performance level achieved during the applicable three-year performance period and prorated based on actual days of his employment during the applicable performance period. The information in the tables reflect, in such circumstances, the aggregate market value, determined based on a per share price of $106.85, the closing price per share of our common stock as reported on the Nasdaq Global Select Market on December 29, 2017, of a number of shares equal to:

•	the total number of restricted shares granted to the named executive officer effective March 5, 2015, prorated based on the actual days of his employment during the restriction period,

•
the total number of restricted stock units granted to him effective March 5, 2016 and March 5, 2017, in each case prorated based on the actual days of his employment during the applicable restriction period,

•
the actual number of shares of common stock received by the named executive officer granted to him effective March 5, 2015 based on the performance level achieved during the applicable performance period as determined by our compensation committee in early 2018, prorated based on the actual days of his employment during the performance period, and

•
the target number of shares that could be received by the named executive officer in respect of the performance shares granted to him effective March 5, 2016 and March 5, 2017, in each case prorated based on the actual days of his employment during the applicable performance period.

Pursuant to the terms of the performance shares granted to the named executive officers effective March 5, 2015, March 5, 2016 and March 5, 2017, if the company declares cash dividends on our common stock and the record and payment dates for dividends occur on or after the date of grant but before common shares are issued or delivered in respect of such performance shares, the named executive officer will also be entitled to also receive a payment equal to the cash dividends that he would have received if the number of common shares so issued or delivered to him had been issued and outstanding  and held of record by him from the date of grant through such issuance or delivery.  The information in the tables reflects an amount equal to the cash dividends the named executive officer would have received if the number of performance shares contemplated by the last two bullets above had been issued and outstanding and held of record by him from March 5, 2015, March 5, 2016 and March 5, 2017, as applicable, through the issuance and delivery of common shares in respect of such performance shares, assuming in each case that the company does not declare any further cash dividends after December 31, 2017.

Under our Restoration Plan, each named executive officer is entitled to a distribution of his account balance six months following his termination, except that he will forfeit the entire amount of matching and fixed rate contributions made by us to his account if his employment is terminated for cause.  In addition, under our Savings Plan, upon termination, each named executive officer is eligible to receive a distribution of his vested balance thereunder; such balance is not reflected in the tables.

JACK A. HOCKEMA

	Circumstances of Termination
Payments and Benefits	Termination by us for Cause	Termination by us without Cause or by the Named Executive Officer with Good Reason	Termination by us without Cause or by the Named Executive Officer with Good Reason Following a Change in Control	Retirement	Disability	Death
Payment of earned but unpaid:
Base salary	—	—	—	—	—	—
Short-term incentive (1)	—	$946,087	$946,087	$946,087	$946,087	$946,087
Vacation	$87,981	$87,981	$87,981	$87,981	$87,981	$87,981
Other Benefits:
Lump sum payment (2)	—	$3,083,550	$4,620,750	—	—	—
Healthcare benefits (3)	—	$50,934	$80,282	—	—	—
Disability benefits (4)	—	—	—	—	—	—
Life insurance	—	$1,455	$2,252	—	—	$50,000
Perquisites and other personal benefits	—	—	—	—	—	—
Tax gross-up (5)	—	—	—	—	—	—
Acceleration of Equity Awards:
Market value of stock vesting on
termination	—	$10,678,288	$10,303,549	$6,859,601	$11,073,823	$11,073,823
Distribution of Restoration Plan Balance:
Amount of Distribution	—	$4,408,183	$4,408,183	$4,408,183	$4,408,183	$4,408,183
Total	$87,981	$19,256,478	$20,449,084	$12,301,852	$16,516,074	$16,566,074
____________

(1)
Under our 2017 STI Plan, Mr. Hockema's target award for 2017 was $630,000, but his award could have ranged from a threshold of $315,000 to a maximum of $1,890,000, or could have been zero if the threshold performance was not achieved. Mr. Hockema's award under our 2017 STI Plan was determined in March 2018 to be $951,300. Under Mr. Hockema's employment agreement, if his employment had been terminated during 2017 but prior to December 31, 2017, Mr. Hockema's award for 2017 under our 2017 STI Plan would have been determined based on actual performance and prorated for the actual number of days of Mr. Hockema's employment in 2017, provided that Mr. Hockema would have received no award for 2017 under our 2017 STI Plan if his employment had been terminated by us for cause. Under Mr. Hockema’s employment agreement, if his employment had been terminated on December 31, 2016, the last day of our 2016 fiscal year, Mr. Hockema would have been entitled to full payment of his award under the 2016 STI Plan unless his employment had been terminated by us for cause.

(2)
Under Mr. Hockema's employment agreement, (a) if Mr. Hockema's employment is terminated by us without cause or is voluntarily terminated by him for good reason, we must make a lump-sum payment to Mr. Hockema in an amount equal to 3.37 times his base salary for the fiscal year in which such termination occurs, and (b) if Mr. Hockema's employment is terminated by us without cause or is voluntarily terminated by him for good reason within two years following a change in control, we must make a lump-sum payment to Mr. Hockema in an amount equal to 5.05 times his base salary for the fiscal year in which such termination occurs.

(3)
Under Mr. Hockema's employment agreement, if Mr. Hockema's employment is terminated by us without cause or is voluntarily terminated by him for good reason, we must continue his medical and dental benefits for two years, or, if such termination occurs within two years following a change in control, three years, commencing on the date of such termination.

(4)	Mr. Hockema did not participate in our disability plan at December 29, 2017.

(5)
We do not have an obligation to make excise payments to Mr. Hockema. Mr. Hockema's employment agreement instead provides that, if any payments to him would be subject to a federal excise tax by reason of being considered contingent on a change in control, then such payments will be reduced to the minimum extent necessary so that no portion of such payments, as so reduced, is subject to such tax, except that such a reduction will be made only if and to the extent such reduction would result in an increase in the aggregate payment on an after-tax basis. It is estimated that, if Mr. Hockema's employment had been terminated on December 29, 2017 by us without cause or by him for good reason following a change in control on such date, no payment owing to Mr. Hockema would have been subject to a federal excise tax by reason of being considered contingent on a change in control and, accordingly, such payments would not have been reduced.

KEITH A. HARVEY

	Circumstances of Termination
Payments and Benefits	Voluntary Termination by Named Executive Officer	Termination by us for Cause	Termination by us without Cause or by the Named Executive Officer with Good Reason		Termination by us without Cause or by the Named Executive Officer with Good Reason Following a Change in Control		Disability	Death
Payment of earned but unpaid:
Base salary	—	—	—		—		—	—
Short-term incentive (1)	—	—	—		$432,616		$653,251	$653,251
Vacation	$51,442	$51,442	$51,442		$51,442		$51,442	$51,442
Other Benefits:
Lump sum payment	—	—	$267,500	(2)	$1,940,000	(3)	—	—
Healthcare benefits	—	—	$12,127		$50,934		—	—
Disability benefits	—	—	$4,793		$29,242		$970,936	—
Life insurance	—	—	$1,174		$7,668		—	$800,000
Perquisites and other personal benefits	—	—	—		$26,840	(4)	—	—
Tax gross-up (5)	—	—	—		$4,316,206		—	—
Acceleration of Equity Awards:
Market value of stock vesting on
termination	—	—	$10,851,757		$10,649,883		$10,963,033	$10,963,033
Distribution of Restoration Plan Balance:
Amount of Distribution	$895,287	—	$895,287		$895,287		$895,287	$895,287
Total	$946,729	$51,442	$12,084,080		$18,400,118		$13,533,949	$13,363,013
____________

(1)
Under our 2017 STI Plan, Mr. Harvey's target award for 2017 was $435,000, but his award could have ranged from a threshold of $217,500 to a maximum of $1,305,000, or could have been zero if the threshold performance was not achieved. Mr. Harvey's award under our 2017 STI Plan was determined in March 2018 to be $656,850. Under the 2017 STI Plan, the award is conditioned on employment on the date of payment unless the employment had been terminated as a result of death, disability or retirement at or after age 65. If Mr. Harvey's employment had terminated on December 29, 2017, he would not have been entitled to any payment under the 2017 STI Plan unless his employment was terminated as a result of death, disability or retirement at or after age 65, in which case his award would have been determined based on actual performance and prorated for the actual number of days of his employment in 2017. Under Mr. Harvey's Change in Control Agreement, if his employment had been terminated by us without cause or by him for good reason within the period commencing 90 days prior to a change in control and ending two years following a change in control and such termination had occurred during 2017 other than on December 31, 2017, Mr. Harvey's target award for 2017 under our 2017 STI Plan would have been prorated for the actual number of days of Mr. Harvey's employment in 2017 and Mr. Harvey would have been entitled to payment of such amount.

(2)
Under our Salaried Severance Plan, if Mr. Harvey's employment is terminated by us without cause, Mr. Harvey is entitled to (a) a lump-sum payment equal to his weekly base salary multiplied by 26 weeks, his continuation period, determined based on his number of years of full employment as of December 29, 2017, and (b) continuation of his medical and dental, disability, and life insurance benefits following the termination of employment for a period not to exceed the shorter of his continuation period and the period commencing on the termination of employment and ending on the date he is no longer eligible for coverage under COBRA.

(3)
Under Mr. Harvey's Change in Control Agreement, if Mr. Harvey's employment is terminated by us without cause or is voluntarily terminated by him for good reason within the period beginning 90 days prior to a change in control and ending two years following a change in control, Mr. Harvey is entitled to (a) a lump-sum payment equal to two times the sum of his base salary and most recent short-term incentive target, (b) continuation of his medical and dental, disability, and life insurance benefits for two years commencing on the date of such termination, and (c) continuation of his perquisites for two years commencing on the date of such termination.

(4)
This table reflects the estimated cost to us of continuing Mr. Harvey's perquisites for such two-year period. Such amount has been estimated by multiplying the cost of Mr. Harvey's vehicle allowance and club membership dues for 2017 by two.

(5)
Under Mr. Harvey's Change in Control Agreement, in general, if any payments to Mr. Harvey would be subject to federal excise tax or any similar state or local tax by reason of being considered contingent on a change in control, we must pay to Mr. Harvey an additional amount such that, after satisfaction of all tax obligations imposed on such payments, Mr.

Harvey retains an amount equal to the federal excise tax or similar state or local tax imposed on such payments. However, if no such federal excise tax or similar state or local tax would apply if the aggregate payments were reduced by 5%, then the aggregate payments to Mr. Harvey will be reduced by the amount necessary to avoid application of such federal excise tax or similar state or local tax. This table reflects an estimate of any such additional amount that we would have been obligated to pay Mr. Harvey, or any such reduction to the aggregate payments to Mr. Harvey that would have occurred, if his employment had been terminated on December 29, 2017 by us without cause or by him for good reason following a change in control on such date.

Daniel J. Rinkenberger

	Circumstances of Termination
Payments and Benefits	Voluntary Termination by Named Executive Officer	Termination by us for Cause	Termination by us without Cause or by the Named Executive Officer with Good Reason		Termination by us without Cause or by the Named Executive Officer with Good Reason Following a Change in Control		Disability	Death
Payment of earned but unpaid:
Base salary	—	—	—		—		—	—
Short-term incentive (1)	—	—	—		$298,356		$450,518	$450,518
Vacation	$43,750	$43,750	$43,750		$43,750		$43,750	$43,750
Other Benefits:
Lump sum payment	—	—	$210,000	(2)	$1,510,000	(3)	—	—
Healthcare benefits	—	—	$11,194		$50,934		—	—
Disability benefits (4)	—	—	—		—		—	—
Life insurance	—	—	$79		$513		—	$50,000
Perquisites and other personal benefits	—	—	—		$20,576	(5)	—	—
Tax gross-up (6)	—	—	—		—		—	—
Acceleration of Equity Awards:
Market value of stock vesting on
termination	—	—	$3,282,452		$3,190,050		$3,379,565	$3,379,565
Distribution of Restoration Plan Balance:
Amount of Distribution	$642,978	—	$642,978		$642,978		$642,978	$642,978
Total	$686,728	$43,750	$4,190,453		$5,757,157		$4,516,811	$4,566,811
____________

(1)
Under our 2017 STI Plan, Mr. Rinkenberger's target award for 2017 was $300,000, but his award could have ranged from a threshold of $150,000 to a maximum of $900,000, or could have been zero if the threshold performance was not achieved. Mr. Rinkenberger's award under our 2017 STI Plan was determined in March 2018 to be $453,000. Under the 2017 STI Plan, the award is conditioned on employment on the date of payment unless the employment had been terminated as a result of death, disability or retirement at or after age 65. If Mr. Rinkenberger's employment had terminated on December 29, 2017, he would not have been entitled to any payment under the 2017 STI Plan unless his employment was terminated as a result of death, disability or retirement at or after age 65, in which case his award would have been determined based on actual performance and prorated for the actual number of days of his employment in 2017. Under Mr. Rinkenberger's Change in Control Agreement, if his employment had been terminated by us without cause or by him for good reason within the period commencing 90 days prior to a change in control and ending two years following a change in control and such termination had occurred during 2017 other than on December 31, 2017, Mr. Rinkenberger's target award for 2017 under our 2017 STI Plan would have been prorated for the actual number of days of Mr. Rinkenberger's employment in 2017 and Mr. Rinkenberger would have been entitled to payment of such amount.

(2)
Under our Salaried Severance Plan, if Mr. Rinkenberger's employment is terminated by us without cause, Mr. Rinkenberger is entitled to (a) a lump-sum payment equal to his weekly base salary multiplied by 24 weeks, his continuation period, determined based on his number of years of full employment as of December 29, 2017, and (b) continuation of his medical and dental, disability and life insurance benefits following the termination of employment for a period not to exceed the shorter of his continuation period and the period commencing on the termination of employment and ending on the date he is no longer eligible for coverage under COBRA.

(3)
Under Mr. Rinkenberger's Change in Control Agreement, if Mr. Rinkenberger's employment is terminated by us without cause or is voluntarily terminated by him for good reason within the period beginning 90 days prior to a change in control and ending two years following a change in control, Mr. Rinkenberger is entitled to (a) a lump-sum payment equal to two times the sum of his base salary and most recent short-term incentive target, (b) continuation of his medical and dental, disability, and life insurance benefits for two years commencing on the date of such termination, and (c) continuation of his perquisites for two years commencing on the date of such termination.

(4)	Mr. Rinkenberger did not participated in our disability plan at December 29, 2017.

(5)
This table reflects the estimated cost to us of continuing Mr. Rinkenberger's perquisites for the required two-year period. Such amount has been estimated by multiplying the cost of Mr. Rinkenberger's vehicle allowance for 2017 by two.

(6)
Under Mr. Rinkenberger's Change in Control Agreement, in general, if any payments to Mr. Rinkenberger would be subject to federal excise tax or any similar state or local tax by reason of being considered contingent on a change in control, we must pay to Mr. Rinkenberger an additional amount such that, after satisfaction of all tax obligations imposed on such payments, Mr. Rinkenberger retains an amount equal to the federal excise tax or similar state or local tax imposed on such payments. However, if no such federal excise tax or similar state or local tax would apply if the aggregate payments were reduced by 5%, then the aggregate payments to Mr. Rinkenberger will be reduced by the amount necessary to avoid application of such federal excise tax or similar state or local tax. This table reflects an estimate of any such additional amount that we would have been obligated to pay Mr. Rinkenberger, or any such reduction to the aggregate payments to Mr. Rinkenberger that would have occurred, if his employment had been terminated on December 29, 2017 by us without cause or by him for good reason following a change in control on such date.

JOHN M. DONNAN

	Circumstances of Termination
Payments and Benefits	Voluntary Termination by Named Executive Officer	Termination by us for Cause	Termination by us without Cause or by the Named Executive Officer with Good Reason		Termination by us without Cause or by the Named Executive Officer with Good Reason Following a Change in Control		Disability	Death
Payment of earned but unpaid:
Base salary	—	—	—		—		—	—
Short-term incentive (1)	—	—	—		$283,438		$427,992	$427,992
Vacation	$40,962	$40,962	$40,962		$40,962		$40,962	$40,962
Other Benefits:
Lump sum payment	—	—	$163,846	(2)	$1,422,000	(3)	—	—
Healthcare benefits	—	—	$9,329		$50,934		—	—
Disability benefits	—	—	$4,977		$30,818		$1,092,454	—
Life insurance	—	—	$1,101		$7,179		—	$800,000
Perquisites and other personal benefits (4)	—	—	—		$46,236		—	—
Tax gross-up (5)	—	—	—		—		—	—
Acceleration of Equity Awards:
Market value of stock vesting on
termination	—	—	$2,851,855		$2,771,923		$2,936,267	$2,936,267
Distribution of Restoration Plan Balance:
Amount of Distribution	$759,044	—	$759,044		$759,044		$759,044	$759,044
Total	$800,006	$40,962	$3,831,114		$5,412,534		$5,256,719	$4,964,265
____________

(1)
Under our 2017 STI Plan, Mr. Donnan's target award for 2017 was $285,000, but his award could have ranged from a threshold of $142,500 to a maximum of $855,000, or could have been zero if the threshold performance was not achieved. Mr. Donnan's award under our 2017 STI Plan was determined in March 2018 to be $430,350. Under the 2017 STI Plan, the award is conditioned on employment on the date of payment unless the employment had been terminated as a result of death, disability or retirement at or after age 65. If Mr. Donnan's employment had terminated on December 29, 2017, he would not have been entitled to any payment under the 2017 STI Plan unless his employment was terminated as a result of death, disability or retirement at or after age 65, in which case his award would have been determined based on actual performance and prorated for the actual number of days of his employment in 2017. Under Mr. Donnan's Change in Control Agreement, if his employment had been terminated by us without cause or by him for good reason within the period commencing 90 days prior to a change in control and ending two years following a change in control and such termination had occurred during 2017 other than on December 31, 2017, Mr. Donnan's target award for 2017 under our 2017 STI Plan would have been prorated for the actual number of days of Mr. Donnan's employment in 2017 and Mr. Donnan would have been entitled to payment of such amount.

(2)
Under our Salaried Severance Plan, if Mr. Donnan's employment is terminated by us without cause, Mr. Donnan is entitled to (a) a lump-sum payment equal to his weekly base salary multiplied by 20 weeks, his continuation period, determined based on his number of years of full employment as of December 29, 2017, and (b) continuation of his medical and dental, disability and life insurance benefits following the termination of employment for a period not to exceed the shorter of his continuation period and the period commencing on the termination of employment and ending on the date he is no longer eligible for coverage under COBRA.

(3)
Under Mr. Donnan's Change in Control Agreement, if Mr. Donnan's employment is terminated by us without cause or is voluntarily terminated by him for good reason within the period beginning 90 days prior to a change in control and ending two years following a change in control, Mr. Donnan is entitled to (a) a lump-sum payment equal to two times the sum of his base salary and most recent short-term incentive target, (b) continuation of his medical and dental, disability, and life insurance benefits for two years commencing on the date of such termination, and (c) continuation of his perquisites for two years commencing on the date of such termination.

(4)
This table reflects the estimated cost to us of continuing Mr. Donnan's perquisites for the required two-year period. Such amount has been estimated by multiplying the cost of Mr. Donnan's vehicle allowance and club membership dues for 2017 by two.

(5)
Under Mr. Donnan's Change in Control Agreement, in general, if any payments to Mr. Donnan would be subject to federal excise tax or any similar state or local tax by reason of being considered contingent on a change in control, we must pay to Mr. Donnan an additional amount such that, after satisfaction of all tax obligations imposed on such payments, Mr. Donnan retains an amount equal to the federal excise tax or similar state or local tax imposed on such payments. However, if no such federal excise tax or similar state or local tax would apply if the aggregate payments were reduced by 5%, then the aggregate payments to Mr. Donnan will be reduced by the amount necessary to avoid application of such federal excise tax or similar state or local tax. This table reflects an estimate of any such additional amount that we would have been obligated to pay Mr. Donnan, or any such reduction to the aggregate payments to Mr. Donnan that would have occurred, if his employment had been terminated on December 29, 2017 by us without cause or by him for good reason following a change in control on such date.

JOHN BARNESON

	Circumstances of Termination
Payments and Benefits	Termination by us for Cause	Termination by us without Cause or by the Named Executive Officer with Good Reason		Termination by us without Cause or by the Named Executive Officer with Good Reason Following a Change in Control		Retirement	Disability	Death
Payment of earned but unpaid:
Base salary	—	—		—		—	—	—
Short-term incentive (1)	—	—		$169,068		$255,293	$255,293	$255,293
Vacation	$36,058	$36,058		$36,058		$36,058	$36,058	$36,058
Other Benefits:
Lump sum payment	—	$187,500	(2)	$1,635,000	(3)	—	—	—
Healthcare benefits	—	$12,127		$80,282		—	—	—
Disability benefits (4)	—	—		—		—	—	—
Life insurance	—	$238		$1,497		—	—	$50,000
Perquisites and other personal benefits	—	—		$31,377	(5)	—	—	—
Tax gross-up (6)	—	—		—		—	—	—
Acceleration of Equity Awards:
Market value of stock vesting on
termination	—	$2,340,549		$2,274,687		$1,487,822	$2,409,787	$2,409,787
Distribution of Restoration Plan Balance:
Amount of Distribution	—	$3,110,047		$3,110,047		$3,110,047	$3,110,047	$3,110,047
Total	$36,058	$5,686,519		$7,338,016		$4,889,220	$5,811,185	$5,861,185
____________

(1)
Under our 2017 STI Plan, Mr. Barneson's target award for 2017 was $170,000, but his award could have ranged from a threshold of $85,000 to a maximum of $510,000, or could have been zero if the threshold performance was not achieved. Mr. Barneson's award under our 2017 STI Plan was determined in March 2018 to be $256,700. Under the 2017 STI Plan, the award is conditioned on employment on the date of payment unless the employment had been terminated as a result of death, disability or retirement at or after age 65. If Mr. Barneson's employment had terminated on December 29, 2017, he would not have been entitled to any payment under the 2017 STI Plan unless his employment was terminated as a result of death, disability or retirement at or after age 65, in which case his award would have been determined based on actual performance and prorated for the actual number of days of his employment in 2017. Under Mr. Barneson's Change in Control Agreement, if his employment had been terminated by us without cause or by him for good reason within the period commencing 90 days prior to a change in control and ending two years following a change in control and such termination had occurred during 2017 other than on December 31, 2017, Mr. Barneson's target award for 2017 under our 2017 STI Plan would have been prorated for the actual number of days of Mr. Barneson's employment in 2017 and Mr. Barneson would have been entitled to payment of such amount.

(2)
Under our Salaried Severance Plan, if Mr. Barneson's employment is terminated by us without cause, Mr. Barneson is entitled to (a) a lump-sum payment equal to his weekly base salary multiplied by 26 weeks (the maximum under the Salaried Severance Plan), his continuation period, determined based on his number of years of full employment as of December 29, 2017, and (b) continuation of his medical and dental, disability and life insurance benefits following the termination of employment for a period not to exceed the shorter of his continuation period and the period commencing on the termination of employment and ending on the date he is no longer eligible for coverage under COBRA.

(3)
Under Mr. Barneson's Change in Control Agreement, if Mr. Barneson's employment is terminated by us without cause or is voluntarily terminated by him for good reason within the period beginning 90 days prior to a change in control and ending two years following a change in control, Mr. Barneson is entitled to (a) a lump-sum payment equal to three times the sum of his base salary and most recent short-term incentive target, (b) continuation of his medical and dental, disability and life insurance benefits for three years commencing on the date of such termination, and (c) continuation of his perquisites for two years commencing on the date of such termination.

(4)	Mr. Barneson did not participate in our disability plan at December 29, 2017.

(5)
This table reflects the estimated cost to us of continuing Mr. Barneson's perquisites for the required thee-year period. Such amount has been estimated by multiplying the cost of Mr. Barneson's vehicle allowance for 2017 by three.

(6)
Under Mr. Barneson's Change in Control Agreement, in general, if any payments to Mr. Barneson would be subject to federal excise tax or any similar state or local tax by reason of being considered contingent on a change in control, we must pay to Mr. Barneson an additional amount such that, after satisfaction of all tax obligations imposed on such payments, Mr. Barneson retains an amount equal to the federal excise tax or similar state or local tax imposed on such payments. However, if no such federal excise tax or similar state or local tax would apply if the aggregate payments were reduced by 5%, then the aggregate payments to Mr. Barneson will be reduced by the amount necessary to avoid application of such federal excise tax or similar state or local tax. This table reflects an estimate of any such additional amount that we would have been obligated to pay Mr. Barneson, or any such reduction to the aggregate payments to Mr. Barneson that would have occurred, if his employment had been terminated on December 29, 2017 by us without cause or by him for good reason following a change in control on such date.

DIRECTOR COMPENSATION

The table below sets forth certain information concerning compensation of our non-employee directors who served in 2017.

Director Compensation for 2017

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total
Carolyn Bartholomew	$79,500	$110,000	$2,391	$191,891
David Foster	$78,250	$110,000	$2,391	$190,641
L. Patrick Hassey	$79,000	$110,000	$2,391	$191,391
Teresa A. Hopp	$91,500	$110,000	$2,391	$203,891
Lauralee E. Martin	$90,750	$110,000	$2,391	$203,141
Alfred E. Osborne, Jr., Ph.D.	$105,750	$110,000	$2,391	$218,141
Jack Quinn	$80,500	$110,000	$2,391	$192,891
Thomas M. Van Leeuwen	$98,500	$110,000	$2,391	$210,891
Brett E. Wilcox	$94,500	$110,000	$2,391	$206,891
____________

(1)
Reflects (a) annual retainer of $55,000, (b) any additional annual retainer for serving as Lead Independent Director or chair of a committee of the board of directors, and (c) fees for attendance of board or board committee meetings. Each non-employee director had the right to elect to receive shares of our common stock in lieu of any or all of his or her annual cash retainer, including retainers for serving as Lead Independent Director or a committee chair. In 2017: Mr. Hassey elected to receive 656 shares of common stock in lieu of $54,953 of his annual retainer; Ms. Martin elected to receive 328 shares of common stock in lieu of $27,477 of her annual retainer; Dr. Osborne elected to receive 925 shares of common stock in lieu of $77,487 of his annual retainer; and Mr. Wilcox elected to receive 373 shares of common stock in lieu of $31,246 of his annual retainer. In each case, the number of shares received was determined based on a per share price of $83.77, the average of the closing prices per share of our common stock as reported on the Nasdaq Global Select Market for the 20 trading days prior to the award date of the annual retainers.

(2)
Reflects the aggregate grant date fair value of restricted stock awards to non-employee directors determined in accordance with ASC Topic 718, without regard to potential forfeiture. On June 14, 2017, in accordance with our director compensation policy described below, each non-employee director received a grant of restricted stock having a value of $110,000; the average of the closing prices per share of our common stock as reported on the Nasdaq Global Select Market for the 20 trading days prior to the award date was $83.77, resulting in the issuance of 1,313 shares of restricted stock to each non-employee director. For additional information regarding the assumptions made in the valuation of restricted stock awards with respect to our 2017 fiscal year, see Note 8 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. As of December 31, 2017, each non-employee director held 1,313 shares of restricted stock. The restrictions on 100% of the shares of restricted stock granted to non-employee directors will lapse on June 14, 2018 or earlier if the director's services to our company terminate as a result of death or disability, or in the event of a change in control. The non-employee director will receive all dividends and other distributions paid with respect to the shares of restricted stock he or she holds, but if any of such dividends or distributions are paid in shares of our capital stock, such shares will be subject to the same restrictions on transferability as are the shares of restricted stock with respect to which they were paid.

(3)	Reflects dividends received on restricted stock.

Director Compensation Arrangements

We periodically review director compensation in relation to other comparable companies and in light of other factors that the compensation committee deems appropriate and discuss director compensation with the full board of directors. Pursuant to our director compensation policy, each of our non-employee directors receives the following compensation:

•	an annual retainer of $55,000 per year;

•	an annual grant of restricted stock having a value equal to $110,000;

•	a fee of $1,500 per day for each meeting of our board of directors attended in person and $750 per day for each such meeting attended by phone; and

•
a fee of $1,500 per meeting for each in-person board committee meeting attended ($2,000 per meeting for each such audit committee meeting) and $750 per meeting for each telephonic board committee meeting attended ($1,000 per meeting for each such audit committee meeting).

In addition, pursuant to our director compensation policy, our Lead Independent Director receives an additional annual retainer of $15,000, the chair of the audit committee receives an additional annual retainer of $15,000, the chair of the compensation committee receives an additional annual retainer of $10,000, the chair of the nominating and corporate governance committee receives an additional annual retainer of $7,500 and the chair of the talent development committee receives an additional annual retainer of $7,500, with all such amounts payable at the same time as the annual retainer. Each non-employee director may elect to receive shares of common stock in lieu of any or all of his or her annual retainer, including any additional annual retainer for service as the Lead Independent Director or the chair of a committee of the board of directors. Our stock ownership guidelines require our non-employee directors to own company stock equal in value to six times their annual base retainer.

The payment of annual retainers, including any additional annual retainer for service as Lead Independent Director or the chair of a committee of our board of directors, and the annual grant of restricted stock is made each year on the date on which we hold our annual meeting of stockholders, unless our board of directors determines such payment and grant should occur on another date. The number of shares of common stock to be received in the grant of restricted stock, as well as the number of shares of common stock to be received by any non-employee director electing to receive our common stock in lieu of any or all of his or her annual retainer, including any additional annual retainer, is based on the average of the closing prices per share of our common stock for the 20 trading days prior to the date such grant and payments are made.

We reimburse all of our directors for reasonable and customary travel and other disbursements relating to meetings of our board of directors and committees thereof, and non-employee directors are provided accident insurance with respect to company-related business travel.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2017 with respect to shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Number of Shares of Common Stock Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Shares of Common Stock Reflected in Column (a))
	(a)		(c)
Equity compensation plans approved by stockholders (1)	597,287	(2)	737,954	(3)
Equity compensation plans not approved by stockholders	N/A		N/A
Total	597,287	(2)	737,954	(3)
____________

(1)
Includes awards made under the Kaiser Aluminum Corporation Amended and Restated 2006 Equity and Performance Incentive Plan (the "2006 Plan") and the 2016 Plan. Our 2006 Plan initially became effective on July 6, 2006. Thereafter, our board of directors amended and restated the 2006 Plan effective as of February 6, 2008, again effective as of June 2, 2009 and again effective as of March 1, 2010; these amendments were not material and did not affect the number of shares available for issuance under the 2006 Plan. Subsequently, the 2006 Plan was amended and restated by our board of directors and approved by our stockholders effective as of June 8, 2010; in this instance, the amendments increased the number of shares available for issuance under the 2006 Plan. Following June 8, 2010, our board of directors amended and restated the 2006 Plan effective as of February 8, 2012 and again effective as of April 10, 2013; these amendments were not material and did not affect the number of shares available for issuance under the 2006 Plan. With respect to new awards, the 2006 Plan was succeeded in its entirety by the 2016 Plan on May 26, 2017, the date the 2016 Plan was approved by our stockholders and became effective. Copies of the 2006 Plan and 2016 Plan are attached as Exhibit 10.7 to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 24, 2013 and as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 26, 2016, respectively.

(2)
Reflects restricted stock units covering 137,618 shares of our common stock and performance shares covering 459,669 shares of our common stock, in each case outstanding as of December 31, 2017, and does not include 79,335 shares of restricted stock that remained subject to forfeiture as of December 31, 2017 because such shares are already outstanding.

(3)
Subject to certain adjustments that may be required from time to time to prevent dilution or enlargement of the rights of participants, a maximum of 1,045,000 shares of our common stock, less any common shares subject to awards granted under the 2006 Plan between December 31, 2015 and May 26, 2016, plus any common shares that become available under the 2016 Plan as a result of forfeiture, cancellation, expiration or cash settlement of awards under the 2006 Plan after December 31, 2015, may be issued under the 2016 Plan, taking into account all shares issued under the 2016 Plan.

PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

The following table presents information regarding the number of shares of the company's common stock beneficially owned as of March 31, 2018 by:

•	each named executive officer;

•	each of our current directors;

•	all our current directors and executive officers as a group; and

•	each person or entity known to us to beneficially own 5% or more of our common stock as determined in accordance with Rule 13d-3 under the Exchange Act.

Unless otherwise indicated by footnote, the beneficial owner exercises sole voting and investment power over the shares noted below. The percentage of beneficial ownership for our directors and executive officers, both individually and as a group, is calculated based on 16,782,500 shares of our common stock outstanding as of March 31, 2018.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Directors and Named Executive Officers
Jack A. Hockema	109,365	(1)	*
Keith A. Harvey	78,824		*
Daniel J. Rinkenberger	85,907		*
John M. Donnan	19,078		*
John Barneson	72,208	(2)	*
Carolyn Bartholomew	13,344	(3)	*
David Foster	11,918	(3)	*
L. Patrick Hassey	6,327	(3)	*
Teresa A. Hopp	15,771	(3)	*
Lauralee E. Martin	15,614	(3)	*
Alfred E. Osborne, Jr., PhD	19,822	(3)(4)	*
Jack Quinn	9,101	(3)	*
Thomas M. Van Leeuwen	11,702	(3)	*
Brett E. Wilcox	13,991	(3)	*
All current directors and executive officers as a group (20 persons)	539,756	(1)(2)(3)(4)	3.2%
5% Stockholders
BlackRock, Inc.	2,159,759	(5)	12.9%
Vanguard Group, Inc.	1,692,926	(6)	10.1%
Dimensional Fund Advisors LP	893,824	(7)	5.3%
_____________
*    Less than one percent.

(1)	Includes 52,613 shares of our common stock held by the Hockema Family Trust.
(2) Includes 55,222 shares of our common stock held by the Barneson Family Trust.

(3)
Includes shares of restricted stock that remained subject to forfeiture as of March 31, 2018, as follows: Bartholomew (1,313 shares); Foster (1,313 shares); Hassey (1,313 shares); Hopp (1,313 shares); Martin (1,313 shares); Osborne (1,313 shares); Quinn (1,313 shares); Van Leeuwen (1,313 shares); Wilcox (1,313 shares).

(4)
Includes 3,500 shares of our common stock held by a Keough plan of which Dr. Osborne is the beneficiary and 500 shares held by the Rahnasto/Osborne Revocable Trust U/A DTD 11/07/1999 of which Dr. Osborne is a co-beneficiary and a co-trustee.

(5)
Shares beneficially owned by BlackRock, Inc. are as reported on Amendment No. 9 to Schedule 13G filed by BlackRock, Inc. on January 19, 2018. BlackRock, Inc. has sole voting power with respect to 2,116,667 shares and sole dispositive power with respect to 2,159,759 shares. The principal address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(6)
Shares beneficially owned by Vanguard Group, Inc. are as reported on Amendment No. 6 to Schedule 13G filed by Vanguard Group, Inc. on February 9, 2018. Vanguard Group, Inc. has sole voting power with respect to 19,993 shares and shared voting power with respect to 2,319 shares. Vanguard Group, Inc. has sole dispositive power with respect to 1,673,534 shares and shared dispositive power with respect to 19,392 shares. The principal address of Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(7)
Shares beneficially owned by Dimensional Fund Advisors LP are as reported on Amendment No. 7 to Schedule 13G filed by Dimensional Fund Advisors LP on February 9, 2018. Dimensional Fund Advisors LP has sole voting power with respect to 858,133 shares and sole dispositive power with respect to 893,824 shares. The principal address of Dimensional Fund Advisors LP is Building One, 6300 Bee Caves Road, Austin, Texas, 78746.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our corporate governance guidelines require that our board of directors conduct an appropriate review of all related-party transactions. The charter for the audit committee of our board of directors requires that any related-party transaction required to be disclosed under Item 404 of Regulation S-K must be approved by the audit committee. Neither our board of directors nor the audit committee has adopted specific policies or procedures for review or approval of related-party transactions.

AUDIT COMMITTEE REPORT

The audit committee charter requires the audit committee to undertake a variety of activities designed to assist our board of directors in fulfilling its oversight role regarding our independent registered public accounting firm's independence, our financial reporting process, our internal control over financial reporting and our compliance with applicable laws, rules and regulations. These requirements are briefly summarized under "Corporate Governance - Board Committees - Audit Committee" above. The audit committee charter also provides that the independent registered public accounting firm is ultimately accountable to our board of directors and the audit committee, not our management.

Our internal accountants prepare our consolidated financial statements and our independent registered public accounting firm is responsible for auditing those financial statements. The audit committee oversees the financial reporting processes implemented by our management but does not conduct any auditing or accounting reviews. The members of the audit committee are not company employees. Instead, the audit committee relies, without independent verification, on our management's representation that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and on the report of our independent registered public accounting firm on our financial statements. The audit committee's oversight does not provide it with an independent basis for determining whether our management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee's discussions with our management and its accountants do not ensure that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that the audit of our financial statements has been carried out in accordance with auditing standards of the Public Company Accounting Oversight Board or that our independent registered public accounting firm is in fact "independent."

We have engaged Deloitte & Touche LLP as our independent registered public accounting firm to audit and report to our stockholders on our financial statements for 2018 and the effectiveness of our internal control over financial reporting as of December 31, 2018. The audit committee reviews annually the independence and performance of Deloitte & Touche LLP in connection with the audit committee's determination of whether to retain Deloitte & Touche LLP or engage another firm as our independent registered public accounting firm. In the course of these reviews, the audit committee considers, among other things:

•the historical and recent performance of Deloitte & Touche LLP on our company's integrated audit;

•an analysis of known risks and significant proceedings involving Deloitte & Touche LLP, if any;

•	external data relating to the audit quality and performance, including recent Public Company Accounting Oversight Board reports on Deloitte & Touche LLP and its member firms;

•	the appropriateness of Deloitte & Touche LLP's fee;

•
Deloitte & Touche LLP's tenure as our independent registered public accounting firm and its familiarity with our operations and businesses, accounting policies and practices and internal control over financial reporting;

•	Deloitte & Touche LLP's capability and expertise in relation to the breadth and complexity of our operations; and

•	Deloitte & Touche LLP's independence.

Based on its review the audit committee believes that Deloitte & Touche LLP is independent and that it is in the best interest of our company and our stockholders to retain Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2018.

In accordance with rules of the Securities and Exchange Commission and Deloitte & Touche LLP's policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to our company. For lead audit and engagement quality control review partners, the maximum number of consecutive years of service in that capacity is five years. The process for approval of the lead audit partner for our company pursuant to this rotation policy involves a meeting between the chair of the audit committee and the candidate for the role, as well as discussion by the full committee and with management.

The audit committee has discussed with management and Deloitte & Touche LLP significant accounting policies applied by us in our financial statements as well as alternative treatments and significant judgments and estimates, including (1) revenue recognition, including the impact of the new revenue recognition standard, (2) goodwill impairment analysis, (3) our income taxes, including the impact of the Tax Cuts and Jobs Act, (4) estimates in regard to environmental commitments and contingencies, and (5) derivatives and hedging. For a more detailed discussion of these accounting items, see Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2017. During the year ended December 31, 2017, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused them to make a reference to the subject matter of the disagreement in connection with its reports.

The audit committee has read and discussed the company's audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2017 with our management. The audit committee has also discussed with our independent registered public accounting firm the matters required to be discussed pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee.

The audit committee has also received and read the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

The audit committee discussed with our internal accountants and Deloitte & Touche LLP the overall scope and plans for their respective audits. The audit committee meets with management, our internal accountants and our independent accountants periodically in separate private sessions to discuss any matter that the audit committee, our management, our internal accountants, the independent accountants or such other persons believe should be discussed privately.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission.

The audit committee considered whether, and concluded that, the provision by Deloitte & Touche LLP of the services for which we paid the amounts set forth under "Independent Public Accountants - Tax Fees" and "Independent Public Accountants - All Other Fees" below is compatible with maintaining the independence of Deloitte & Touche LLP.

This report is submitted by the members of the audit committee of the board of directors:

Audit Committee
Teresa A. Hopp (Chair)
Carolyn Bartholomew
Lauralee E. Martin
Alfred E. Osborne, Jr., Ph.D.
Thomas M. Van Leeuwen
Brett E. Wilcox

This Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this Audit Committee Report by reference therein.

INDEPENDENT PUBLIC ACCOUNTANTS

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of our annual financial statements for each of 2016 and 2017, and fees billed for other services rendered by Deloitte & Touche LLP.

	2016	2017
Audit Fees(1)	$1,647,108	$1,781,640
Audit-Related Fees (2)	$20,800	$20,800
Tax Fees (3)	$36,729	$16,851
All Other Fees (4)	$145,352	$4,395
____________

(1)
Audit fees consist principally of fees for the audit of our annual financial statements included in our Annual Report on Form 10-K for those years and review of our financial statements included in our Quarterly Reports on Form 10-Q for those years, and for audit services provided in connection with compliance with the requirements of the Sarbanes-Oxley Act.

(2)	Audit-related fees consist principally of fees for statutory audits.

(3)
Tax fees consist principally of fees for tax advisory services related to compliance and payroll and income taxes related to equity grants to French employees and the preparation of tax returns for certain of our subsidiaries.

(4)
All other fees for 2016 consist of the subscription fee to the Deloitte & Touche LLP Research Tool Library, fees relating to the review of agreed-upon procedures relating to certain environmental matters, and fees relating to the review of our financial statements included in our offering memorandum for the 5.875% senior notes due 2024 and our registration statements on Forms S-4 and S-8. All other fees for 2017 consist of the subscription fee to the Deloitte & Touche LLP Research Tool Library and fees relating to the review of agreed-upon procedures relating to certain environmental matters.

The audit committee charter requires that the audit committee pre-approve all audit and non-audit engagements, fees, terms and services in a manner consistent with Sarbanes-Oxley Act and all rules and applicable listing standards promulgated by the Securities and Exchange Commission and the Nasdaq Stock Market. The audit committee may delegate the authority to grant any pre-approvals of non-audit engagements to one or more members of the audit committee, provided that such member (or members) reports any pre-approvals to the audit committee at its next scheduled meeting. The audit committee has delegated pre-approval authority to its chair. All of the audit-related fees, tax fees and other fees for 2017 were pre-approved by the audit committee.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by regulation of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms or written representations from certain reporting persons received by us with respect to 2017, we believe that our officers and directors and persons who own more than 10% of a registered class of our equity securities have complied with all applicable filing requirements, except that a Form 4 for each of Messrs. Harvey and Hockema was filed late with respect to one transaction.

OTHER MATTERS

We do not know of any other matters to be presented or acted upon at the Annual Meeting. If any other matter is presented at the Annual Meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the proxy holders.

FORM 10-K

Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (excluding exhibits) filed with the Securities and Exchange Commission are available, without charge, upon written request to Kaiser Aluminum Corporation, 27422 Portola Parkway, Suite 200, Foothill Ranch, California 92610-2831, Attention: Investor Relations Department. Exhibits to the Annual Report on Form 10-K will be furnished upon payment of a fee of $0.25 per page to cover our expenses in furnishing the exhibits.

STOCKHOLDER PROPOSALS

To be considered for inclusion in our proxy statement for our 2019 annual meeting of stockholders, proposals of stockholders must be in writing and received by us no later than January 4, 2019. To be presented at the 2019 annual meeting of stockholders without inclusion in our proxy statement for such meeting, proposals of stockholders must be in writing and received by us no later than March 5, 2019 and no earlier than February 3, 2019, in accordance with procedures set forth in our bylaws. Such proposals should be mailed to Kaiser Aluminum Corporation, 27422 Portola Parkway, Suite 200, Foothill Ranch, California 92610-2831 and directed to the corporate secretary.

By Order of the Board of Directors

John M. Donnan
Executive Vice President - Legal,
Compliance and Human Resources
Foothill Ranch, California
April 26, 2018

Kaiser Aluminum Corporation

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 13, 2018.

Vote by Internet

- Go to **www.envisionreports.com/KALU**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends you vote "FOR ALL" the nominees listed in the following proposal.

1. Election of Directors: 01 - David Foster 02 - L. Patrick Hassey 03 - Emily Liggett

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☐ Mark here to vote **FOR** all nominees ☐ Mark here to **WITHHOLD** vote from all nominees ☐ For All **EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

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The Board of Directors recommends you vote "FOR" the following proposals:

	For	Against	Abstain
2. ADVISORY VOTE TO APPROVE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT	☐	☐	☐
3. RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

1 U P X

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02TYJA

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2017 Annual Report to Stockholders are available at: **www.envisionreports.com/KALU**

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — KAISER ALUMINUM CORPORATION

27422 Portola Parkway, Suite 200
Foothill Ranch, California 92610

This proxy is solicited by the Board of Directors of Kaiser Aluminum Corporation for the annual meeting of stockholders to be held on June 14, 2018.

The undersigned hereby appoints Jack A. Hockema, Keith A. Harvey, Daniel J. Rinkenberger and John M. Donnan, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Kaiser Aluminum Corporation common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the annual meeting of stockholders to be held 9:00 a.m. Pacific Time on Thursday, June 14, 2018, at the corporate office of Kaiser Aluminum Corporation, located at 27422 Portola Parkway, Suite 200, Foothill Ranch, California 92610, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR ALL" THE NOMINEES LISTED IN PROPOSAL 1 ON THE REVERSE SIDE, "FOR" PROPOSALS 2 AND 3, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.

You may revoke this proxy prior to the time this proxy is voted by (i) voting again over the Internet or by telephone no later than 11:59 p.m. Eastern Time, on Wednesday, June 13, 2018, (ii) submitting a properly signed proxy card with a later date, (iii) delivery, no later than 5:00 p.m., Eastern Time, on Wednesday, June 13, 2018, written notice of revocation to the Secretary of Kaiser Aluminum Corporation c/o Computershare, P.O. Box 43126, Providence, Rhode Island 02940-5138 or (iv) attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting alone will not revoke your proxy. To change your vote, you must also vote in person at the Annual Meeting.

(Continued and to be marked, dated and signed, on the other side)

C Non-Voting Items

Change of Address — Please print your new address below.	**Comments** — Please print your comments below.	**Meeting Attendance** Mark the box to the right if you plan to attend the Annual Meeting. ☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.